Exhibit b(3)

EXECUTION VERSION

INCREMENTAL ASSUMPTION AGREEMENT NO. 4

INCREMENTAL ASSUMPTION AGREEMENT NO. 4, dated as of February 13, 2018 (this “Amendment”), to the Credit Agreement, dated March 19, 2014 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; the Credit Agreement as amended hereby, the “Amended Credit Agreement”), among MALLINCKRODT PLC, a public limited company incorporated in Ireland with registered number 522227 (the “Parent”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 172.865 (the “Lux Borrower”), MALLINCKRODT CB LLC, a Delaware limited liability company (the “Co-Borrower” and, together with the Lux Borrower, the “Borrowers”), the LENDERS party thereto from time to time, and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, pursuant to Section 2.21 of the Credit Agreement, the Borrowers have provided written notice to the Administrative Agent (the “Incremental Notice”) requesting to establish Incremental Term Loan Commitments in an aggregate principal amount of $600,000,000.00;

WHEREAS, pursuant to Section 2.21 of the Credit Agreement, this Amendment shall establish the 2018 Incremental Term Loan Commitments on the Fourth Amendment Effective Date (each as defined below);

WHEREAS, this Amendment is an Incremental Assumption Agreement for purposes of the Amended Credit Agreement;

WHEREAS, Deutsche Bank Securities Inc., Barclays Bank PLC and Citigroup Global Markets Inc. will act as joint lead arrangers and joint bookrunners (collectively, the “2018 Facility Lead Arrangers”) and Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., WF Securities, LLC, Mizuho Bank, Ltd. and PNC Capital Markets LLC will act as co-managers (together with the 2018 Facility Lead Arrangers, the “2018 Facility Arrangers”), in each case with respect to the 2018 Incremental Term Loans (as defined below); and

WHEREAS, each person that executes a counterpart to this Amendment as a 2018 Incremental Term Lender (the “2018 Incremental Term Lenders”) will make 2018 Incremental Term Loans to the Lux Borrower in the amount set forth opposite such person’s name on Schedule A hereto on the Fourth Amendment Effective Date;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

Defined Terms

Terms defined in the Amended Credit Agreement and used herein shall have the meanings given to them in the Amended Credit Agreement unless otherwise defined herein. Additionally, as used herein, the following terms shall have the meanings indicated below:

“2015 Lux Master Security Confirmation Agreement” shall mean the master security confirmation and amendment agreement, dated August 28, 2015, made between the Lux Borrower, Mallinckrodt UK LTD, Mallinckrodt Quincy S.à r.l., Mallinckrodt Buckingham Unlimited Company, Mallinckrodt Windsor S.à r.l. and Mallinckrodt Lux IP S.à r.l., as pledgors, the Collateral Agent and the Lux Borrower, Mallinckrodt Quincy S.à r.l., Mallinckrodt Windsor S.à r.l., Mallinckrodt Lux IP S.à r.l. and Mallinckrodt Group S.à r.l., as companies.

“2017 Lux Master Security Confirmation Agreement” shall mean the master security confirmation and amendment agreement, dated February 28, 2017, made between the Lux Borrower, Mallinckrodt UK LTD, Mallinckrodt Quincy S.à r.l., Mallinckrodt Buckingham Unlimited Company, Mallinckrodt Windsor S.à r.l., Mallinckrodt Lux IP S.à r.l. and Mallinckrodt International Holdings S.à r.l., as pledgors, the Collateral Agent and the Lux Borrower, Mallinckrodt Quincy S.à r.l., Mallinckrodt Windsor S.à r.l., Mallinckrodt Lux IP S.à r.l., Mallinckrodt Group S.à r.l. and Mallinckrodt International Holdings S.à r.l., as companies.

“Effective Time” shall mean the first time at which the conditions set forth in Article IV are satisfied (or waived by the parties hereto).

“Lux Master Security Confirmation Agreement” shall mean a Luxembourg law governed master security confirmation agreement, dated as of the Fourth Amendment Effective Date, between each Lux Party, the Collateral Agent, Mallinckrodt Group S.à r.l., Mallinckrodt UK LTD and Mallinckrodt Buckingham Unlimited Company, in respect of the Lux Security Documents.

“Lux Party” shall mean each of (a) the Lux Borrower, (b) Mallinckrodt Quincy S.à r.l., a private limited liability company (société a responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 189.141, (c) Mallinckrodt Lux IP S.à r.l., a private limited liability company (société a responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 189.108, (d) Mallinckrodt Windsor S.à r.l., a private limited liability company (société a responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B

196.469 and (e) Mallinckrodt International Holdings S.à r.l., a private limited liability company (société a responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 200.180.

“Lux Security Documents” shall mean each of the Luxembourg Share Pledge Agreements and the Luxembourg Receivables Pledge Agreements.

“Luxembourg Receivables Pledge Agreements” shall mean the following documents:

(a)	the receivables pledge agreement, dated March 19, 2014, made between the Lux Borrower, as pledgor, and the Collateral Agent over certain present and future receivables owed to the Lux Borrower, as confirmed by the master security confirmation agreement, dated August 14, 2014, made between the Lux Borrower, as pledgor, the Collateral Agent and Mallinckrodt Group S.à r.l., as company, as further confirmed and amended by the 2015 Lux Master Security Confirmation Agreement, and as further confirmed and amended by the 2017 Lux Master Security Confirmation Agreement;

(b)	the receivables pledge agreement, dated August 12, 2014, made between Mallinckrodt Quincy S.à r.l., as pledgor, and the Collateral Agent over certain present and future receivables owed to Mallinckrodt Quincy S.à r.l., confirmed and amended by the 2015 Lux Master Security Confirmation Agreement, and as further confirmed and amended by the 2017 Lux Master Security Confirmation Agreement;

(c)	the receivables pledge agreement, dated September 26, 2014, made between Mallinckrodt Lux IP S.à r.l., as pledgor, and the Collateral Agent over certain present and future receivables owed to Mallinckrodt Lux IP S.à r.l., confirmed and amended by the 2015 Lux Master Security Confirmation Agreement, and as further confirmed and amended by the 2017 Lux Master Security Confirmation Agreement;

(d)	the receivables pledge agreement, dated May 21, 2015, made between Mallinckrodt Windsor S.à r.l., as pledgor, and the Collateral Agent over certain present and future receivables owed to Mallinckrodt Windsor S.à r.l., confirmed and amended by the 2015 Lux Master Security Confirmation Agreement, and as further confirmed and amended by the 2017 Lux Master Security Confirmation Agreement; and

(e)	the receivables pledge agreement, dated September 24, 2015, made between Mallinckrodt International Holdings S.à r.l., as pledgor, and the Collateral Agent over certain present and future receivables owed to Mallinckrodt International Holdings S.à r.l., as confirmed and amended by the 2017 Lux Master Security Confirmation Agreement.

“Luxembourg Share Pledge Agreements” shall mean each of the following documents:

(a)	the share pledge agreement, dated March 19, 2014, made between the Parent, as pledgor, the Collateral Agent and the Lux Borrower, as company, over 100% of the Equity Interests of the Lux Borrower, as confirmed and supplemented by the confirmation and supplemental agreement, dated August 12, 2014, made between, amongst others, the Parent, as original pledgor, Mallinckrodt Quincy S.à r.l., as new pledgor, the Collateral Agent and the Lux Borrower, as company, as further amended, restated and confirmed by the amendment, restatement and confirmation agreement, dated May 21, 2015, made between Mallinckrodt UK LTD, as new pledgor, Mallinckrodt Quincy S.à r.l., as existing pledgor, the Collateral Agent and the Lux Borrower, as company, as further confirmed and amended by the 2015 Lux Master Security Confirmation Agreement, as further confirmed and amended by an amendment, restatement and confirmation agreement dated September 24, 2015, made between Mallinckrodt UK LTD as new sole pledgor, Mallinckrodt Quincy S.à r.l. as original pledgor, the Collateral Agent and the Lux Borrower as Lux Borrower, and as further confirmed and amended by the 2017 Lux Master Security Confirmation Agreement;

(b)	the share pledge agreement, dated March 19, 2014, made between the Lux Borrower, as pledgor, the Collateral Agent and Mallinckrodt Group S.à r.l., as company, over 100% of the Equity Interests of Mallinckrodt Group S.à r.l., as confirmed by the master security confirmation agreement, dated August 14, 2014, made between the Lux Borrower, as pledgor, the Collateral Agent and Mallinckrodt Group S.à r.l., as company, as further confirmed and amended by the 2015 Lux Master Security Confirmation Agreement, and as further confirmed and amended by the 2017 Lux Master Security Confirmation Agreement;

(c)	the share pledge agreement, dated August 12, 2014, made between the Parent, as pledgor, the Collateral Agent and Mallinckrodt Quincy S.à r.l., as company, over 100% of the Equity Interests of Mallinckrodt Quincy S.à r.l., as confirmed by the confirmation and supplemental agreement, dated May 21, 2015, made between the Parent, as original pledgor, Mallinckrodt Buckingham Unlimited Company, as new pledgor, the Collateral Agent and Mallinckrodt Quincy S.à r.l., as company, as further confirmed and amended by the 2015 Lux Master Security Confirmation Agreement, and as further confirmed and amended by the 2017 Lux Master Security Confirmation Agreement;

(d)	the share pledge agreement, dated September 26, 2014, made between the Lux Borrower, as pledgor, the Collateral Agent and Mallinckrodt Lux IP S.à r.l., as company, over 100% of the Equity Interests of Mallinckrodt Lux IP S.à r.l., as confirmed and amended by the 2015 Lux Master Security Confirmation Agreement, and as further confirmed and amended by the 2017 Lux Master Security Confirmation Agreement;

(e)	the share pledge agreement, dated May 21, 2015, made between Mallinckrodt Quincy S.à r.l., as pledgor, the Collateral Agent and Mallinckrodt Windsor S.à r.l., as company, over 100% of the Equity Interests of Mallinckrodt Windsor S.à r.l., as confirmed and amended by the 2015 Lux Master Security Confirmation Agreement, and as further confirmed and amended by the 2017 Lux Master Security Confirmation Agreement; and

(f)	the share pledge agreement, dated September 24, 2015, made between Mallinckrodt International Finance S.A., as pledgor, the Collateral Agent and Mallinckrodt International Holdings S.à r.l., as company, over 100% of the Equity Interests of Mallinckrodt International Holdings S.à r.l., as confirmed and amended by the 2017 Lux Master Security Confirmation Agreement.

“Sucampo” shall mean Sucampo Pharmaceuticals, Inc., a Delaware corporation.

“Sucampo Acquisition” shall mean the acquisition by the Parent, through a direct or indirect wholly-owned subsidiary (such subsidiary, “Purchaser”), of all of the equity interests of Sucampo by way of (x) a cash tender offer for any (subject to the Minimum Condition (as defined in the Sucampo Acquisition Agreement (as defined below) as in effect on the Sucampo Acquisition Signing Date)) and all shares of Class A Common Stock of Sucampo and (y) on the Fourth Amendment Effective Date, a merger of Purchaser with and into Sucampo, with Sucampo surviving such merger.

“Sucampo Acquisition Signing Date” shall mean December 23, 2017.

“Swiss Incremental Security Document” shall mean a Swiss law security confirmation agreement, dated as of the Fourth Amendment Effective Date, between Swiss Holdco, as pledgor 1 and assignor 1, Swiss Finco, as assignor 2, the Lux Borrower, as pledgor 2 and the Collateral Agent, as collateral agent, assignee and pledgee and on behalf of the other Secured Parties, as pledgees.

ARTICLE II

2018 Incremental Term Loans

Section 2.1. 2018 Incremental Term Loans. The Borrowers confirm and agree that (i) they have requested to establish a new Class of Incremental Term Loan Commitments (the “2018 Incremental Term Loan Commitments”) in the aggregate principal amount of $600,000,000.00 from the 2018 Incremental Term Lenders in accordance with Section 2.21 of the Credit Agreement and herein, effective on the Fourth Amendment Effective Date, and (ii) on the Fourth Amendment Effective Date, the Lux Borrower will borrow the full amount of the Term Loans under the 2018 Incremental Term Loan Commitments (the “2018 Incremental Term Loans”) from the 2018 Incremental Term Lenders. Effective on and at all times after the Fourth Amendment Effective Date, the 2018 Incremental Term Loans will constitute a separate Class of Other Incremental Term Loans and shall have terms as set forth in the Amended Credit Agreement.

Section 2.2. Agreements of 2018 Incremental Term Lenders and Administrative Agent.

(a) Each 2018 Incremental Term Lender agrees that (i) effective on and at all times after the Fourth Amendment Effective Date, in addition to all Term Loans of such Lender (if any) outstanding prior to the Fourth Amendment Effective Date, such 2018 Incremental Term Lender will be bound by all obligations of a Lender under the Amended Credit Agreement in respect of its 2018 Incremental Term Loan Commitments in the amount set forth opposite its name on Schedule A attached hereto (if and for so long as such 2018 Incremental Term Loan Commitments remain in existence) and in respect of any 2018 Incremental Term Loans made in respect thereof (if and for so long as such 2018 Incremental Term Loans remain outstanding) and (ii) on the Fourth Amendment Effective Date, subject to the satisfaction (or the waiver by the parties hereto) of the conditions set forth in Article IV of this Amendment, each 2018 Incremental Term Lender hereby severally agrees to provide 2018 Incremental Term Loan Commitments in the amount set forth opposite such 2018 Incremental Term Lender’s name on Schedule A attached hereto and fund 2018 Incremental Term Loans in the amount of such 2018 Incremental Term Lender’s 2018 Incremental Term Loan Commitment, in each case, in accordance with the terms and subject to the conditions set forth herein. On the Fourth Amendment Effective Date, each 2018 Incremental Term Lender which was not a Lender prior to the Fourth Amendment Effective Date will become a Term Lender for all purposes of the Amended Credit Agreement.

(b) As of the Effective Time, each 2018 Incremental Term Lender hereby (i) confirms that it has received a copy of the Credit Agreement, this Amendment, and all of the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the 2018 Facility Arrangers or any other 2018 Incremental Term Lender or any other Lender, Agent or Arranger and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Amended Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with its terms all of the obligations which by the terms of the Amended Credit Agreement are required to be performed by it as a Term Lender; and (v) confirms that it meets all the requirements to be an assignee of a Term Lender under Section 9.04 of the Credit Agreement.

(c) As of the Effective Time, the Administrative Agent hereby (i) confirms that it has received the Incremental Notice, (ii) confirms that this Amendment is in form and substance satisfactory to it, (iii) confirms that the terms of the 2018 Incremental Term Loans (except as to pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security) are acceptable to it, (iv) confirms that, except as expressly set forth herein, it requires no additional documentation to evidence the 2018 Incremental Term Loan Commitments and 2018 Incremental Term Loans and (v) approves each 2018 Incremental Term Lender as a Term Lender under the Credit Agreement, in each case with respect to this clause (v), to the extent such approval is required pursuant to Section 9.04(b)(i)(B) of the Amended Credit Agreement.

ARTICLE III

Amendments

Subject to the occurrence of the Fourth Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Credit Agreement attached as Annex A hereto.

ARTICLE IV

Conditions to Effectiveness

This Amendment shall become effective on the date (the “Fourth Amendment Effective Date”) on which all of the following conditions have been satisfied (or waived by the parties hereto):

(a) The Administrative Agent (or its counsel) shall have received from the Parent, each Borrower, each other Loan Party and each of the 2018 Incremental Term Lenders (x) a counterpart of this Amendment signed on behalf of such party or (y) written evidence reasonably satisfactory to the Administrative Agent and the 2018 Facility Lead Arrangers (which may include delivery of a signed signature page of this Amendment by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Amendment.

(b) Substantially concurrently with the initial funding of the 2018 Incremental Term Loans, the Sucampo Acquisition shall be consummated in all material respects in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of December 23, 2017, by and among the Parent, Purchaser and Sucampo (including, but not limited to, all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver permitted below, the “Sucampo Acquisition Agreement”), and the Sucampo Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, nor any consent granted, by the Parent or Purchaser, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the 2018 Incremental Term Lenders (in their capacities as such) in any material respect, without the prior written consent of the 2018 Facility Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (i) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the Sucampo Acquisition shall be deemed not to be adverse to the interests of the 2018 Incremental Term Lenders in any material respect, so long as such decrease is allocated to reduce the 2018 Incremental Term Loans and (ii) any amendment, waiver, consent or other modification that increases the purchase price in respect of the Sucampo Acquisition shall be deemed not to be adverse to the interests of the 2018 Incremental Term Lenders in any material respect, so long as such increase is funded solely by the issuance of the Parent of common equity, available cash on hand of the Parent and its subsidiaries or a borrowing by the Borrowers under the Revolving Facility (as defined in the Credit Agreement)).

(c) The Collateral Agent shall have received (i) from each Lux Party, Mallinckrodt Group S.à r.l., Mallinckrodt UK LTD and Mallinckrodt Buckingham Unlimited Company, a counterpart of the Lux Master Security Confirmation Agreement, (ii) from the Lux Borrower, Swiss Holdco and Swiss Finco, a counterpart of the Swiss Incremental Security Document, (iii) from Sucampo and each of its subsidiaries that qualifies as a Subsidiary Loan Party under clause (b) or (c) of such term, a counterpart of a joinder to the Subsidiary Guarantee Agreement and (iv) subject to the final paragraph of this Article IV, from Sucampo and each of its subsidiaries that (A) qualifies as a Subsidiary Loan Party under clause (c) of such term or (B) qualifies as a Subsidiary Loan Party under clause (b) of such term and is a direct parent of any subsidiary described in clause (A), a counterpart of a joinder to the U.S. Collateral Agreement, in each case duly executed and delivered on behalf of such person and in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received, on behalf of itself and the 2018 Incremental Term Lenders, a written opinion of (i) Wachtell, Lipton, Rosen & Katz, as New York counsel for the Loan Parties, (ii) Morris Nichols Arsht & Tunnell LLP, as Delaware counsel for the Loan Parties, (iii) Arthur Cox, as Irish counsel for the Loan Parties, (iv) Allen & Overy, société en commandite simple, (Luxembourg), as Luxembourg counsel for the Loan Parties, and (v) Vischer AG, as Swiss counsel for the Loan Parties, in each case (A) dated the Fourth Amendment Effective Date, (B) addressed to the Administrative Agent, the Collateral Agent, the 2018 Incremental Term Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and the 2018 Facility Lead Arrangers covering such matters relating to this Amendment as the Administrative Agent or the 2018 Facility Lead Arrangers shall reasonably request.

(e) The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or Director or similar officer of the Co-Borrower, Mallinckrodt UK LTD and Mallinckrodt Buckingham Unlimited Company, each dated the Fourth Amendment Effective Date and certifying:

1. a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (A) certified (to the extent available in any non-U.S. jurisdiction) as of a recent date by the Secretary of State (or other similar official or Governmental Authority in the case of any Loan Party organized outside the United States of America) of the jurisdiction of its organization, or (B) otherwise certified by the Secretary or Assistant Secretary or Director or similar officer of such Loan Party or other person duly authorized by the constituent documents of such Loan Party;

2. a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official or Governmental Authority in the case of any Loan Party organized outside the United States of America);

3. that attached thereto is a true and complete copy of the by-laws (or articles of association, partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) (to the extent such concept or a similar concept exists under the laws of such Loan Party’s jurisdiction of organization) of such Loan Party as in effect on the Fourth Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (4) below;

4. that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member), and, if applicable, by the shareholders’ meeting of such Loan Party, authorizing the execution, delivery and performance of the applicable agreements or documents referenced in clause (a) or (c) above dated as of the Fourth Amendment Effective Date to which such person is a party and, in the case of the Co-Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Fourth Amendment Effective Date;

5. as to the incumbency and specimen signature of each officer or authorized signatory executing any agreement or document referenced in clause (a) or (c) above or any other document delivered in connection herewith on behalf of such Loan Party; and

6. as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.

(f) The Administrative Agent shall have received, in respect of each Lux Party and Mallinckrodt Group S.à r.l., a director’s certificate dated as of the Fourth Amendment Effective Date and signed by a director of each such Lux Party or Mallinckrodt Group S.à r.l., as applicable, certifying the following items: (i) an up-to-date copy of the articles of association of each such Lux Party or Mallinckrodt Group S.à r.l., as applicable, (ii) an electronic copy of an excerpt of the Luxembourg Trade and

Companies Register (R.C.S. Luxembourg) dated on the Fourth Amendment Effective Date, (iii) an up-to-date true certificate of non-registration of judgments (certificat de non-inscription d’une décision judiciaire) pertaining to such Lux Party or Mallinckrodt Group S.à r.l., as applicable, of a recent date, issued by the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) dated as of the Fourth Amendment Effective Date and reflecting the situation of each such Loan Party one day before, (iv) true, complete and up-to-date board resolutions approving the entry by such Lux Party or Mallinckrodt Group S.à r.l., as applicable, into, among others, this Amendment, the Lux Master Security Confirmation Agreement and the Swiss Incremental Security Document as the case may be, (v) a true and complete specimen of signatures for each of the directors or authorized signatories having executed for and on behalf of such Lux Party or Mallinckrodt Group S.à r.l., as applicable, this Amendment, the Lux Master Security Confirmation Agreement and the Swiss Incremental Security Document as the case may be, and (vi) a true, complete and up-to-date copy of the share register of each Lux Party and Mallinckrodt Group S.à r.l. reflecting the registration of the confirmation of the pledges created under the Lux Security Documents in accordance with the Lux Master Security Confirmation Agreement.

(g) The Administrative Agent shall have received, in respect of Swiss Finco and Swiss Holdco, a manager’s certificate dated as of the Fourth Amendment Effective Date and signed by one or several authorized manager(s) of each such Loan Party, respectively, certifying the following items: (i) a true and complete copy of the excerpt from the commercial register and the articles of association, each certified by the competent commercial register authority as of a recent date, (ii) a true and complete copy of resolutions of its managers and quotaholder duly adopted by its managers and quotaholder authorizing the execution, delivery and performance of this Amendment and the Swiss Incremental Security Document and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Fourth Amendment Effective Date and (iii) specimen signatures of the authorized signatories appointed by the manager resolutions to execute this Amendment and the Swiss Incremental Security Document.

(h) The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit C to the Credit Agreement and signed by a director or authorized signatory of the Lux Borrower confirming the solvency of the Lux Borrower and its subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Amendment on the Fourth Amendment Effective Date.

(i) The 2018 Facility Lead Arrangers shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of each of the Parent and Sucampo for the most recent three fiscal years ended at least 90 days prior to the Fourth Amendment Effective Date and (2) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Parent and Sucampo for each fiscal quarter ended after the close of its most recent fiscal year and at least 45 days prior to the Fourth Amendment Effective Date (but excluding the fourth quarter of any fiscal year); provided that the 2018 Facility Lead Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (1) for the fiscal years ended in 2014,

2015 and 2016, and in the foregoing clause (2) for the fiscal quarters ended on September 29, 2017, June 30, 2017 and March 31, 2017 (in the case of the Parent) and September 30, 2017, June 30, 2017 and March 31, 2017 (in the case of Sucampo); provided, further, that the Parent’s and Sucampo’s public filing with the SEC of any audited financial statements required pursuant to the foregoing clause (1) in an Annual Report on Form 10-K or unaudited financial statements required pursuant to the foregoing clause (2) in a Quarterly Report on Form 10-Q, in each case, will be deemed to satisfy the requirements under clauses (1) and (2), as applicable, of this clause (i).

(j) (i) The Borrowers shall have paid to the Administrative Agent, for the ratable account of each 2018 Incremental Term Lender, an upfront fee equal to 0.25% of the aggregate amount of the 2018 Incremental Term Loan Commitments of such 2018 Incremental Term Lender, with each such fee to be earned by, and payable to, each such 2018 Incremental Term Lender on the Fourth Amendment Effective Date, which fees shall be payable in immediately available funds and, once paid, be non-refundable; (ii) the Administrative Agent shall have received, to the extent invoiced at least two (2) Business Days prior to the Fourth Amendment Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of White & Case LLP, NautaDutilh Avocats Luxembourg S.à r.l. and Niederer Kraft & Frey AG) required to be reimbursed or paid by the Loan Parties under this Agreement or under any Loan Document on or prior to the Fourth Amendment Effective Date; and (iii) the 2018 Facility Arrangers shall have received the payment of all fees (if any) required to be paid by the Parent in connection with this Amendment pursuant to any separate agreement between the Lux Borrower and any 2018 Facility Arranger.

(k) The conditions set forth in Sections 2.21(a) and (c) of the Credit Agreement shall have been satisfied so as to permit the incurrence of the 2018 Incremental Term Loans (with satisfaction of the condition set forth in Section 2.21(c)(i) of the Credit Agreement being tested as of the Sucampo Acquisition Signing Date); provided that (i) satisfaction of the condition precedent set forth in clause (o) of this Article IV shall be deemed to constitute satisfaction of the condition precedent set forth in Section 2.21(c)(ii) of the Credit Agreement and (ii) satisfaction of all conditions precedent in this Article IV other than this clause (k) shall be deemed to constitute satisfaction of the condition precedent set forth in Section 2.21(c)(iv) of the Credit Agreement. The Lux Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent, which certificate shall (i) certify compliance with the conditions set forth in clauses (i), (ii) and (iii) of Sections 2.21(c) of the Credit Agreement and (ii) certify that the amount of the 2018 Incremental Term Loan Commitments does not exceed the Incremental Amount (calculated in accordance with the definition thereof, including, without limitation, giving effect to the expected use of proceeds of the 2018 Incremental Term Loans (but without netting such proceeds in calculating the First Lien Secured Net Leverage Ratio for purposes of determining the Incremental Amount)).

(l) The Administrative Agent shall have received a completed supplement to the Perfection Certificate, dated the Fourth Amendment Effective Date and signed by a Responsible Officer of each Borrower, solely with respect to Sucampo and its subsidiaries that will be Subsidiary Loan Parties, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to such Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Amendment, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(m) Substantially concurrently with the consummation of the Sucampo Acquisition, all indebtedness outstanding under the Credit Agreement, dated as of October 31, 2017, by and among Sucampo, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Silicon Valley Bank, as syndication agent, and Wells Fargo Bank, National Association, as documentation agent shall have been repaid in full.

(n) The 2018 Facility Arrangers shall have received, at least three Business Days prior to the Fourth Amendment Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, to the extent requested in writing at least 10 days prior to the Fourth Amendment Effective Date.

(o) The representations and warranties made by Sucampo in the Sucampo Acquisition Agreement as are material to the interests of the 2018 Incremental Term Lenders (in their capacities as such) shall be true and accurate (but only to the extent that the Parent or Purchaser, as applicable, has the right to terminate the Parent’s and Purchaser’s obligations (or to refuse to consummate the Sucampo Acquisition) under the Sucampo Acquisition Agreement as a result of a breach of such representations), and the representations and warranties made by the Borrowers and the Guarantors in Sections 3.01(a) and (d), 3.02(a), (b)(i)(B), and (b)(i)(D) (solely to the extent related to the Existing Senior Notes Indenture, the Indenture dated August 13, 2014 with respect to the Borrowers’ 5.75% Senior Notes due 2022, the Indenture dated April 15, 2015 with respect to the Borrowers’ 4.875% Senior Notes due 2020 and 5.500% Senior Notes due 2025 and the Indenture dated September 24, 2015 with respect to the Borrowers’ 5.625% Senior Notes due 2023), 3.03, 3.10, 3.11, 3.17 (limited to creation, validity and perfection with respect to Collateral of Sucampo and its subsidiaries except as provided in the last paragraph of this Article IV), 3.18 (with respect to the Lux Borrower and its subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Amendment on the Fourth Amendment Effective Date), 3.22, 3.23 and 3.24 of the Amended Credit Agreement shall be true and accurate in all material respects; provided that the representations and warranties set forth in Sections 3.22, 3.23 and 3.24 shall not include any representations with respect to Sucampo and its subsidiaries (with the 2018 Incremental Term Lenders relying on the representations and warranties set forth in the Sucampo Acquisition Agreement as described above for any such representations and warranties, to the extent contained in the Sucampo Acquisition Agreement).

(p) Since the Sucampo Acquisition Signing Date, there shall have been no event, occurrence, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Sucampo Acquisition Agreement as in effect on the Sucampo Acquisition Signing Date, without giving effect to clause (b) of the definition thereof); and

(q) The Administrative Agent shall have received a Borrowing Request with respect to the 2018 Incremental Term Loans in accordance with Section 2.03 of the Credit Agreement.

For purposes of determining compliance with the conditions precedent specified herein, each 2018 Incremental Term Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the 2018 Incremental Term Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Amendment shall have received notice from such 2018 Incremental Term Lender prior to the Fourth Amendment Effective Date specifying its objection thereto. The Administrative Agent shall promptly notify the Lux Borrower, the 2018 Incremental Term Lenders and each other party to this Amendment of the Fourth Amendment Effective Date, and such notice shall be conclusive and binding upon the 2018 Incremental Term Lenders.

Notwithstanding anything to the contrary, it is understood that to the extent any Collateral of Sucampo or its subsidiaries may not be perfected by (A) the filing of a Uniform Commercial Code financing statement, (B) taking delivery and possession of stock certificates of Sucampo and its subsidiaries to the extent required to be pledged pursuant to the Credit Agreement and to the extent such stock certificates are received from Sucampo on or prior to the Fourth Amendment Effective Date; provided that the Parent shall have used commercially reasonable efforts to receive such stock certificates prior to the Fourth Amendment Effective Date without undue burden or expense or (C) the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, if the perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished prior to the Fourth Amendment Effective Date after the use of commercially reasonable efforts by the Parent to do so without undue burden and expense, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the 2018 Incremental Term Loans on the Fourth Amendment Effective Date but, instead, shall be delivered after the Fourth Amendment Effective Date in accordance with the terms of the Loan Documents.

ARTICLE V

Representations and Warranties

After giving effect to the amendments contained herein, on the Fourth Amendment Effective Date each of the Borrowers hereby represents and warrants that: (a) the execution, delivery and performance by such Borrower of this Amendment has been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by such Borrower, (b) this Amendment has been executed and delivered by such Borrower and constitutes the legal, valid and binding obligations of such Borrower enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing, (iv) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by such Borrower in favor of the Collateral Agent, and (v) the effect of any Requirements of Law as they relate to pledges of Equity Interests in subsidiaries organized outside of the United States (other than pledges made under the laws of the jurisdiction of formation of the issuer of such Equity Interests), (c) the condition set forth in clause (o) of Article IV hereof has been satisfied, (d) the amount of the 2018 Incremental Term Loan Commitments does not exceed the Incremental Amount (calculated in accordance with the definition thereof, including, without limitation, giving effect to the expected use of proceeds of the 2018 Incremental Term Loans (but without netting such proceeds in calculating the First Lien Secured Net Leverage Ratio for purposes of determining the Incremental Amount)) and (e) the Sucampo Acquisition shall not violate the terms of the Credit Agreement.

ARTICLE VI

Miscellaneous

Section 6.1. Continuing Effect; No Other Amendments or Waivers. This Amendment shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement and the other Loan Documents except as expressly stated herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Loan Parties that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly waived hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with their terms. This Amendment shall constitute a Loan Document for all purposes of the Amended Credit Agreement and the other Loan Documents.

Section 6.2. Counterparts. This Amendment may be executed in any number of separate counterparts by the parties hereto (including by telecopy or via electronic mail), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

Section 6.3. GOVERNING LAW. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Material Adverse Effect (as defined in the Sucampo Acquisition Agreement as in effect on the Sucampo Acquisition Signing Date) and whether there shall have occurred a Material Adverse Effect (as defined in the Sucampo Acquisition Agreement as in effect on the Sucampo Acquisition Signing Date), (b) whether the Sucampo Acquisition has been consummated as contemplated by the Sucampo Acquisition Agreement and (c) the determination of whether the representations and warranties made by Sucampo or any of its affiliates are accurate and whether as a result of any inaccuracy of any such representations and warranties the Parent or Purchaser, as applicable, has the right to terminate the Parent’s and Purchaser’s obligations, or has the right not to consummate the Sucampo Acquisition, under the Sucampo Acquisition Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 6.4. Reaffirmation; Acknowledgment. Each Loan Party hereby expressly confirms and acknowledges the terms of this Amendment and affirms and reaffirms (as the case may be), as of the date hereof, that (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby; (ii) in the case of each Borrower, its 2018 Incremental Term Loans arising under this Amendment and the Amended Credit Agreement constitute Obligations for all purposes of the Loan Documents (as modified hereby); and (iii) its Guarantee of the Obligations (including, without limitation, the Obligations with respect to the 2018 Incremental Term Loans thereunder) pursuant to the Amended Credit Agreement and/or the Subsidiary Guarantee Agreement and its grant of Liens on the Collateral to secure the Obligations (including, without limitation, the Obligations with respect to the 2018 Incremental Term Loans thereunder) pursuant to the Security Documents, subject, in each case, to the limitations set forth in the Loan Documents, shall continue in full force and effect, notwithstanding any amendment, supplement or modification effected by this Amendment.

Section 6.5. Effect of Amendment. On and after the Fourth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

MALLINCKRODT PLC

By:	/s/ John Einwalter
Name:	John Einwalter
Title:	Vice President & Treasurer

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:	/s/ John Einwalter
Name:	John Einwalter
Title:	Director

MALLINCKRODT CB LLC

By:	/s/ John Einwalter
Name:	John Einwalter
Title:	Vice President & Treasurer

[Signature Page to Incremental Assumption Agreement No. 4]

MALLINCKRODT ARD HOLDINGS INC.
MALLINCKRODT US HOLDINGS INC.
MALLINCKRODT HOSPITAL PRODUCTS INC.
MEH, INC.
MALLINCKRODT ENTERPRISES LLC
MALLINCKRODT US POOL LLC
MALLINCKRODT INC.
LUDLOW CORPORATION
MALLINCKRODT BRAND PHARMACEUTICALS INC.
MALLINCKRODT VETERINARY INC.
MALLINCKRODT US HOLDINGS LLC
IMC EXPLORATION COMPANY
MALLINCKRODT ENTERPRISES HOLDINGS, INC.
MALLINCKRODT LLC
MALLINCKRODT ARD FINANCE LLC
MALLINCKRODT ARD INC.
MALLINCKRODT APAP LLC
MHP FINANCE INC.
MALLINCKRODT CRITICAL CARE FINANCE INC.
MALLINCKRODT MANUFACTURING LLC
INO THERAPEUTICS LLC
THERAKOS, INC.
STRATATECH CORPORATION
SPECGX LLC
INFACARE PHARMACEUTICAL CORPORATION
MCCH INC.
MAK LLC
OCERA THERAPEUTICS, INC.
OCERA SUBSIDIARY, INC.

By:	/s/ John Einwalter
Name: John Einwalter
Title: Vice President & Treasurer

[Signature Page to Incremental Assumption Agreement No. 4]

SUCAMPO PHARMACEUTICALS, INC. SUCAMPO PHARMA AMERICAS LLC VTESSE INC.

By:	/s/ John Einwalter
Name: John Einwalter
Title: Vice President & Treasurer

[Signature Page to Incremental Assumption Agreement No. 4]

MALLINCKRODT UK LTD
MKG MEDICAL UK LTD
MUSHI UK HOLDINGS LIMITED
MALLINCKRODT ENTERPRISES UK LIMITED
MALLINCKRODT ARD HOLDINGS LIMITED
MALLINCKRODT PHARMACEUTICALS LIMITED

By:	/s/ Stephanie Miller
Name:	Stephanie Miller
Title:	Director

MALLINCKRODT PHARMACEUTICALS LIMITED, in its capacity as a member of MALLINCKRODT UK FINANCE LLP

By:	/s/ Stephanie Miller
Name:	Stephanie Miller
Title:	Company Secretary

[Signature Page to Incremental Assumption Agreement No. 4]

MALLINCKRODT HOLDINGS GMBH
MALLINCKRODT FINANCE GMBH

By:	/s/ Alan Catterson
Name:	Alan Catterson
Title:	Authorized Signatory

[Signature Page to Incremental Assumption Agreement No. 4]

MALLINCKRODT ARD IP LIMITED
MALLINCKRODT HOSPITAL PRODUCTS IP LIMITED
MALLINCKRODT PHARMA IP TRADING
DESIGNATED ACTIVITY COMPANY
MALLINCKRODT WINDSOR IRELAND
FINANCE UNLIMITED COMPANY
ACTHAR IP UNLIMITED COMPANY
MALLINCKRODT IP UNLIMITED COMPANY

By:	/s/ Alasdair Fenlon
Name:	Alasdair Fenlon
Title:	Director

MALLINCKRODT BUCKINGHAM UNLIMITED COMPANY

By:	/s/ Robert Barlow
Name:	Robert Barlow
Title:	Director

[Signature Page to Incremental Assumption Agreement No. 4]

MALLINCKRODT QUINCY S.À R.L.
MALLINCKRODT LUX IP S.À R.L.
MALLINCKRODT WINDSOR S.À R.L.
MALLINCKRODT INTERNATIONAL HOLDINGS S.À R.L.

By:	/s/ John Einwalter
Name:	John Einwalter
Title:	Manager

[Signature Page to Incremental Assumption Agreement No. 4]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent and 2018 Incremental Term Lender

By:	/s/ Maria Guinchard
Name: Maria Guinchard
Title: Vice President

By:	/s/ Alicia Schug
Name: Alicia Schug
Title: Vice President

[Signature Page to Incremental Assumption Agreement No. 4]

Schedule A

Commitment Schedule

2018 Incremental Term Lender	2018 Incremental Term Loan Commitment
Deutsche Bank AG New York Branch	$600,000,000.00

Annex A

CREDIT AGREEMENT

Dated as of March 19, 2014

Among

MALLINCKRODT PLC,

as the Parent,

MALLINCKRODT INTERNATIONAL FINANCE S.A.,

as Lux Borrower,

MALLINCKRODT CB LLC,

as Co-Borrower,

THE LENDERS PARTY HERETO,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent,

DEUTSCHE BANK SECURITIES INC.,

BARCLAYS BANK PLC,

CITIGROUP GLOBAL MARKETS INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page
ARTICLE I Definitions		1

Section 1.01	Defined Terms	1
Section 1.02	Terms Generally; Applicable Accounting Principles	~~77~~79
Section 1.03	Effectuation of Transactions	~~79~~80
Section 1.04	Exchange Rates; Currency Equivalents	~~79~~80
Section 1.05	Change of Currency	~~79~~80
Section 1.06	Timing of Payment or Performance	~~80~~81
Section 1.07	Times of Day	~~80~~81
Section 1.08	Classification of Loans and Borrowings	~~80~~81
Section 1.09	Special Luxembourg Provisions	~~80~~81

ARTICLE II The Credits		~~81~~82

Section 2.01	Commitments	~~81~~82
Section 2.02	Loans and Borrowings	~~81~~82
Section 2.03	Requests for Borrowings	~~82~~84
Section 2.04	Swingline Loans	~~84~~85
Section 2.05	Letters of Credit	~~85~~86
Section 2.06	Funding of Borrowings	~~92~~93
Section 2.07	Interest Elections	~~93~~94
Section 2.08	Termination and Reduction of Commitments	~~95~~96
Section 2.09	Repayment of Loans; Evidence of Debt	~~96~~97
Section 2.10	Repayment of Term Loans and Revolving Facility Loans	~~97~~98
Section 2.11	Prepayment of Loans	~~100~~101
Section 2.12	Fees	~~101~~103
Section 2.13	Interest	~~103~~104
Section 2.14	Alternate Rate of Interest	~~104~~106
Section 2.15	Increased Costs	~~105~~106
Section 2.16	Break Funding Payments	~~106~~108
Section 2.17	Taxes	~~107~~108
Section 2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~110~~111
Section 2.19	Mitigation Obligations; Replacement of Lenders	~~112~~113
Section 2.20	Illegality	~~114~~115
Section 2.21	Incremental Commitments	~~114~~116
Section 2.22	Extensions of Loans and Commitments	~~117~~119
Section 2.23	Refinancing Amendments	~~120~~121
Section 2.24	Defaulting Lender	~~123~~125
Section 2.25	Loan Repurchases	~~126~~127

ARTICLE III Representations and Warranties		~~128~~129

Section 3.01	Organization; Powers	~~128~~129
Section 3.02	Authorization	~~128~~129
Section 3.03	Enforceability	~~129~~130

i

Page
Section 3.04	Governmental Approvals	~~129~~130
Section 3.05	Financial Statements	~~129~~131
Section 3.06	No Material Adverse Effect	~~130~~131
Section 3.07	Title to Properties; Possession Under Leases	~~130~~131
Section 3.08	Subsidiaries	~~130~~131
Section 3.09	Litigation; Compliance with Laws	~~130~~131
Section 3.10	Federal Reserve Regulations	~~131~~132
Section 3.11	Investment Company Act	~~131~~132
Section 3.12	Use of Proceeds	~~131~~132
Section 3.13	Tax Returns	~~131~~133
Section 3.14	No Material Misstatements	~~132~~133
Section 3.15	Employee Benefit Plans	~~132~~134
Section 3.16	Environmental Matters	~~132~~134
Section 3.17	Security Documents	~~133~~134
Section 3.18	Solvency	~~134~~135
Section 3.19	Labor Matters	~~134~~135
Section 3.20	Insurance	~~134~~136
Section 3.21	Intellectual Property; Licenses, Etc.	~~135~~136
Section 3.22	USA PATRIOT Act	~~135~~136
Section 3.23	OFAC/Sanctions, etc	~~135~~136
Section 3.24	Foreign Corrupt Practices Act	~~135~~137
Section 3.25	Luxembourg Regulatory Matters	~~135~~137
Section 3.26	Existing Indebtedness	~~136~~137

ARTICLE IV Conditions of Lending		~~137~~138

Section 4.01	All Credit Events	~~137~~138
Section 4.02	First Credit Event	~~138~~139

ARTICLE V Affirmative Covenants		~~143~~144

Section 5.01	Existence; Business and Properties	~~143~~144
Section 5.02	Insurance	~~144~~144
Section 5.03	Taxes	~~144~~145
Section 5.04	Financial Statements, Reports, etc.	~~145~~145
Section 5.05	Litigation and Other Notices	~~147~~147
Section 5.06	Compliance with Laws	~~147~~148
Section 5.07	Maintaining Records; Access to Properties and Inspections	~~147~~148
Section 5.08	Use of Proceeds	~~148~~148
Section 5.09	Compliance with Environmental Laws	~~148~~149
Section 5.10	Further Assurances; Additional Security	~~148~~149
Section 5.11	Rating	~~150~~151
Section 5.12	Post Closing	~~151~~151
Section 5.13	Cadence IP Licensee	~~151~~151

Page
ARTICLE VI Negative Covenants		~~152~~152

Section 6.01	Indebtedness	~~152~~152
Section 6.02	Liens	~~157~~158
Section 6.03	Sale and Lease-Back Transactions	~~162~~162
Section 6.04	Investments, Loans and Advances	~~162~~163
Section 6.05	Mergers, Consolidations, Sales of Assets and Acquisitions	~~167~~167
Section 6.06	Dividends and Distributions	~~169~~170
Section 6.07	Transactions with Affiliates	~~171~~171
Section 6.08	Business of the Parent and the Subsidiaries	~~173~~173
Section 6.09	Restrictions on Subsidiary Distributions and Negative Pledge Clauses	~~173~~174
Section 6.10	Amendments to Intercompany Note Agreement	~~175~~175
Section 6.11	Fiscal Year	~~175~~176
Section 6.12	Financial Covenant	~~175~~176

ARTICLE VII Events of Default		~~176~~176

Section 7.01	Events of Default	~~176~~176

ARTICLE VIII The Agents		~~179~~180

Section 8.01	Appointment	~~179~~180
Section 8.02	Delegation of Duties	~~180~~181
Section 8.03	Exculpatory Provisions	~~181~~181
Section 8.04	Reliance by Agents	~~182~~182
Section 8.05	Notice of Default	~~182~~183
Section 8.06	Non-Reliance on Agents and Other Lenders	~~183~~183
Section 8.07	Indemnification	~~183~~183
Section 8.08	Agent in Its Individual Capacity	~~184~~184
Section 8.09	Successor Administrative Agent	~~184~~184
Section 8.10	Arrangers	~~185~~185
Section 8.11	Security Documents and Collateral Agent	~~185~~185
Section 8.12	Right to Realize on Collateral and Enforce Guarantees	~~186~~186
Section 8.13	Withholding Tax	~~187~~187
Section 8.14	Swiss Collateral	~~187~~187

ARTICLE IX Miscellaneous		~~188~~188

Section 9.01	Notices; Communications	~~188~~188
Section 9.02	Survival of Agreement	~~189~~189
Section 9.03	Binding Effect	~~190~~190
Section 9.04	Successors and Assigns	~~190~~190
Section 9.05	Expenses; Indemnity	~~195~~195
Section 9.06	Right of Set-off	~~197~~197
Section 9.07	Applicable Law	~~198~~198
Section 9.08	Waivers; Amendment	~~198~~198

Page
Section 9.09	Interest Rate Limitation	~~202~~201
Section 9.10	Entire Agreement	~~202~~202
Section 9.11	WAIVER OF JURY TRIAL	~~202~~202
Section 9.12	Severability	~~203~~202
Section 9.13	Counterparts	~~203~~203
Section 9.14	Headings	~~203~~203
Section 9.15	Jurisdiction; Consent to Service of Process	~~203~~203
Section 9.16	Confidentiality	~~204~~204
Section 9.17	Platform; Borrower Materials	~~205~~205
Section 9.18	Release of Liens and Guarantees	~~206~~205
Section 9.19	Judgment Currency	~~208~~208
Section 9.20	USA PATRIOT Act Notice	~~209~~208
Section 9.21	Agency of the Borrower for the Loan Parties	~~209~~209
Section 9.22	No Liability of the Issuing Banks	~~209~~209
Section 9.23	Joint Borrowers	~~210~~209
Section 9.24	Parallel Debt	~~211~~211
Section 9.25	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~213~~213

ARTICLE X Parent Guaranty		~~213~~213

Section 10.01	Parent Guaranty	~~213~~213
Section 10.02	Obligations Unconditional	~~213~~213
Section 10.03	Reinstatement	~~215~~215
Section 10.04	Certain Additional Waivers	~~215~~215
Section 10.05	Remedies	~~215~~215
Section 10.06	Rights of Contribution	~~215~~215
Section 10.07	Guarantee of Payment; Continuing Guarantee	~~215~~215
Section 10.08	New Parent	~~215~~215

Exhibits, Schedules and Annex

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Solvency Certificate
Exhibit D-1	Form of Borrowing Request
Exhibit D-2	Form of Swingline Borrowing Request
Exhibit D-3	Form of Letter of Credit Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Intercompany Subordination Terms
Exhibit G	Auction Procedures

Schedule 1.01(A)	Agreed Guarantee and Security Principles
Schedule 1.01(B)	Certain Excluded Equity Interests
Schedule 2.01	Commitments
Schedule 2.13(g)	Provisions Relating to Bankers’ Acceptances, Drafts and B/A Equivalent Notes
Schedule 3.04	Governmental Approvals
Schedule 3.05	Financial Statements
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.16	Environmental Matters
Schedule 3.20	Insurance
Schedule 3.21	Intellectual Property
Schedule 5.12	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

v

CREDIT AGREEMENT dated as of March 19, 2014 (this “Agreement”), among MALLINCKRODT PLC, a public limited company incorporated in Ireland with registered number 522227 (the “Parent”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 42-44, Avenue de la Gare, L-1610 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S Luxembourg) under number B 172.865 (the “Lux Borrower”), Mallinckrodt CB LLC, a Delaware limited liability company (the “Co-Borrower”), the LENDERS party hereto from time to time, and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders.

WHEREAS, the Parent, Merger Sub (as defined below) and Cadence Pharmaceuticals, Inc., a Delaware corporation (“Cadence”), have entered into the Merger Agreement (as defined below) pursuant to which Merger Sub will (x) make the Tender Offer (as defined below) and (y) subject to the terms and conditions set forth therein, merge with and into Cadence (the “Merger”), with Cadence surviving as a wholly-owned indirect subsidiary of the Lux Borrower; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Tender Offer and the Merger Agreement, the Borrowers (as defined below) have requested the Lenders to extend credit as set forth herein;

NOW, THEREFORE, the Lenders and the Issuing Banks (each as defined below) are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2015 Revolving Facility Commitments” shall mean the Revolving Facility Commitments established pursuant to the Second Amendment (consisting of the 2015 Replacement Revolving Facility Commitments (as defined in the Second Amendment), as increased by the 2015 Incremental Revolving Facility Commitments (as defined in the Second Amendment) and designated therein as a single Class of “2015 Revolving Facility Commitments”).

“2015 Revolving Facility Effective Date” shall have the meaning assigned to such term in the Second Amendment.

“2015 Revolving Loans” shall mean a Revolving Facility Loan made (i) pursuant to the 2015 Revolving Facility Commitments and (ii) pursuant to any Incremental Revolving Facility Commitment made on the same terms as (and forming a single Class with) the 2015 Revolving Facility Commitments referred to in clause (i) of this definition.

“2017 Facility Lead Arrangers” shall have the meaning assigned to such term in the Third Amendment.

“2017 Revolving Facility Commitments” shall mean the Revolving Facility Commitments established pursuant to the Third Amendment (consisting of the 2017 Replacement Revolving Facility Commitments (as defined in the Third Amendment), as increased by the 2017 Incremental Revolving Facility Commitments (as defined in the Third Amendment) and designated therein as a single Class of “2017 Revolving Facility Commitments”).

“2017 Revolving Loans” shall mean a Revolving Facility Loan made (i) pursuant to the 2017 Revolving Facility Commitments and (ii) pursuant to any Incremental Revolving Facility Commitment made on the same terms as (and forming a single Class with) the 2017 Revolving Facility Commitments referred to in clause (i) of this definition.

“2017 Term B Borrowing” shall mean any Borrowing comprised of 2017 Term B Loans.

“2017 Term B Facility” shall mean the 2017 Term B Loans made pursuant to the Third Amendment.

“2017 Term B Facility Maturity Date” shall mean September 24, 2024.

“2017 Term B Loan Commitment” shall have the meaning assigned to such term in the Third Amendment.

“2017 Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“2017 Term B Loans” shall mean (a) the term loans made by the Term Lenders to the Lux Borrower pursuant to Section 2.01(a) and the Third Amendment, and (b) any Incremental Term Loans in the form of additional 2017 Term B Loans made by the Incremental Term Lenders to the Lux Borrower pursuant to Section 2.01(c). The initial aggregate principal amount of the 2017 Term B Loans as of the Third Amendment Effective Date is $1,865,038,704.69.

“2018 Facility Arrangers” shall have the meaning assigned to such term in the Fourth Amendment.

“2018 Incremental Term Borrowing” shall mean any Borrowing comprised of 2018 Incremental Term Loans.

“2018 Incremental Term Facility” shall mean the 2018 Incremental Term Loans made pursuant to the Fourth Amendment.

“2018 Incremental Term Facility Maturity Date” shall mean February 24, 2025.

“2018 Incremental Term Lenders” shall have the meaning assigned to such term in the Fourth Amendment.

“2018 Incremental Term Loan Commitment” shall have the meaning assigned to such term in the Fourth Amendment.

“2018 Incremental Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(iv).

“2018 Incremental Term Loans” shall mean (a) the term loans made by the 2018 Incremental Term Lenders to the Lux Borrower pursuant to Section 2.01(d) and the Fourth Amendment and (b) any Incremental Term Loans in the form of additional 2018 Incremental Term Loans made by the Incremental Term Lenders to the Lux Borrower pursuant to Section 2.01(c). The initial aggregate principal amount of the 2018 Incremental Term Loans as of the Fourth Amendment Effective Date is $600,000,000.00.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day, (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, and (d) and solely in the case of 2017 Term B Loans and the 2018 Incremental Term Loans, 1.75%; provided, that for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) as an authorized vendor for the purpose of displaying such rates). Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Accepting Term Lender” shall have the meaning assigned that term in Section 2.10(d).

“Additional Borrowers” shall mean (a) each of (i) Mallinckrodt ARD Holdings Inc., a Delaware corporation, (ii) Mallinckrodt US Holdings Inc., a Nevada corporation, and (iii) MEH, Inc., a Nevada corporation and (b) any of Mallinckrodt Enterprises LLC, a Delaware limited liability company, and/or Mallinckrodt Hospital Products Inc., a Delaware corporation, to the extent designated by the Lux Borrower provided that, in order for any such Person to be designated as an Additional Borrower hereunder pursuant to this clause (b), (A) the Lux Borrower shall have given the Administrative Agent no less than 10 Business Days’ written notice requesting that such Person be designated as an Additional Borrower hereunder, (B) such Person shall have executed and delivered to the Administrative Agent a joinder or supplement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, (C) the Administrative Agent shall have received such customary legal opinions and other customary documentation with respect to such Person to the extent reasonably requested by the Administrative Agent and consistent with the documentation delivered under Sections 4.02(b), (c) and (l), (D) the Administrative Agent shall have received from the Lux Borrower a certificate of a Responsible Officer certifying that as of the date of its designation as an Additional Borrower hereunder, such Person is in compliance with Section 6.08(b) and (E) such Additional Borrower shall be subject to the provisions of Section 9.23 (including, without limitation, clause (f) thereof).

“Adjusted Consolidated EBITDA” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Parent and the Subsidiaries for such period plus

(a) the sum of, without duplication, in each case, to the extent deducted in or otherwise reducing Consolidated Net Income for such period:

(i) provision for taxes based on income, profits or capital of the Parent and the Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examination); plus

(ii) (x) Interest Expense of the Parent and the Subsidiaries for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of any Subsidiary of Parent or any Disqualified Stock of the Parent and its Subsidiaries; plus

(iii) depreciation, amortization (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Parent and the Subsidiaries for such period; plus

(iv) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Parent or net cash proceeds of an issuance of Equity Interests of the Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus

(v) any non-cash losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement or the Existing Senior Notes; minus

(b) the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income for such period:

(i) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); plus

(ii) any non-cash gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement or the Existing Senior Notes;

in each case, on a consolidated basis and determined in accordance with Applicable Accounting Principles.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary (other than any Wholly Owned Subsidiary) of the Parent will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute Adjusted Consolidated EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Parent, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to the Parent by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the greater of (x) (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any, and (y) in the case of Eurocurrency Borrowings composed of 2017 Term B Loans or 2018 Incremental Term Loans, 0.75%.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns; provided that as used herein and in the other Loan Documents, for purposes of actions to be taken hereunder, notices to be received or payments to be received or made in respect of Canadian Dollar Revolving Loans, the term “Administrative Agent” shall mean the Canadian Sub-Agent until such time (if any) as otherwise designated (on a prospective basis) by the Administrative Agent.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Currency” shall mean Dollars and each Alternate Currency.

“Agreed Guarantee and Security Principles” means the Agreed Guarantee and Security Principles set forth on Schedule 1.01(A).

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“All-in Yield” shall mean, as to any Loans (or other Indebtedness, if applicable), the yield thereon payable to all Lenders (or other lenders, as applicable) providing such Loans (or other Indebtedness, if applicable) in the primary syndication thereof, as reasonably determined by the Administrative Agent in consultation with the Lux Borrower, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the life of such Loans (or other Indebtedness, if applicable)); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees and customary consent fees for an amendment paid generally to consenting lenders.

“Alternate Currency” shall mean, with respect to any Revolving Facility Loan or Letter of Credit, Pounds Sterling, Canadian Dollars, Euros, Swiss Francs and any other currency other than Dollars as may be acceptable to the Administrative Agent and all of the Revolving Facility Lenders.

“Alternate Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Alternate Currency Revolving Loan” shall mean any Revolving Facility Loan denominated in an Alternate Currency.

“Applicable Accounting Principles” shall mean, for any period, the accounting principles applied as provided in Section 1.02.

“Applicable Commitment Fee” shall mean for any day (i) with respect to any Revolving Facility Commitments relating to 2017 Revolving Loans, 0.275% per annum or (ii) with respect to any Other Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Extension Amendment or Refinancing Amendment (as applicable).

“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).

“Applicable L/C Sublimit” means, (i) with respect to each of the Issuing Banks on the ~~2017 Revolving Facility~~Third Amendment Effective Date, the amount set forth opposite such Issuing Bank’s name on Schedule A to the Third Amendment under the column entitled “Applicable L/C Sublimit” and (ii) with respect to any other person that becomes an Issuing Bank hereunder, such amount as agreed to in writing by the Lux Borrower and such person at the time such person becomes an Issuing Bank pursuant to the terms of the applicable agreement pursuant to which such entity agrees to become an Issuing Bank hereunder, as each of the foregoing amounts may be decreased or increased from time to time by the Lux Borrower with the written consent of the applicable Issuing Bank. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that an Issuing Bank (or a Revolving Facility Lender affiliated with such Issuing Bank) assigns all or a portion of its Revolving Facility Commitment and/or Revolving Facility Credit Exposure in accordance with Section 9.04(b), and substantially concurrently therewith (x) the relevant assignee (or an Affiliate thereof) becomes an Issuing Bank in accordance with the terms hereof and/or (y) one or more other Issuing Banks agree to increase their Applicable L/C Sublimit in accordance with the terms hereof, then the Applicable L/C Sublimit of such Issuing Bank shall (automatically and without any further act on the part of any person) be reduced by the aggregate amount of the new (or increased) Applicable L/C Sublimit of such new (or existing) Issuing Bank(s).

“Applicable Margin” shall mean for any day (i) with respect to any 2017 Term B Loan, 2.75% per annum in the case of any Eurocurrency Loan or Bankers’ Acceptance Loan and 1.75% per annum in the case of any ABR Loan or Canadian Prime Rate Loan; (ii) with respect to any 2018 Incremental Term Loan, 3.00% per annum in the case of any Eurocurrency Loan and 2.00% per annum in the case of any ABR Loan; (iii) with respect to any 2017 Revolving Loan, 2.25% per annum in the case of any Eurocurrency Loan and 1.25% per annum in the case of any ABR Loan; and (~~iii~~iv) with respect to any Other Term Loan or Other Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (as applicable) relating thereto. For the avoidance of doubt, the Applicable Margin shall be determined (~~x~~w) for all periods prior to the 2015 Revolving Facility Effective Date, in accordance with the definition of Applicable Margin (as in effect prior to the 2015 Revolving Facility Effective Date), (~~y~~x) for all periods on and after to the 2015 Revolving

Facility Effective Date and prior to the Third Amendment Effective Date, in accordance with the definition of Applicable Margin (as in effect on the 2015 Revolving Facility Effective Date) ~~and (z)~~, (y) for all periods on and after the Third Amendment Effective Date, in accordance with the definition of Applicable Margin (as in effect on the Third Amendment Effective Date) and (z) with respect to any 2018 Incremental Term Loan, for all periods on and after the ~~Third~~Fourth Amendment Effective Date, in accordance with the definition of Applicable Margin (as in effect on the ~~Third~~Fourth Amendment Effective Date).

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arrangers” shall mean, collectively, Deutsche Bank Securities Inc., Barclays Bank PLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC.

“Asset Sale” shall mean (x) any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of, any asset or assets of the Parent or any Subsidiary and (y) any sale of any Equity Interests by any Subsidiary to a person other than the Parent or a Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Lux Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Lux Borrower.

“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Qualified Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Qualified Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Auction Manager” shall have the meaning assigned to such term in Section 2.25(a).

“Auction Procedures” shall mean auction procedures with respect to Purchase Offers set forth in Exhibit G hereto.

“Auto Renewal Letter of Credit” shall have the meaning assigned that term in Section 2.05(c).

“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments (and for the avoidance of doubt, the effective date for the 2017 Revolving Facility Commitments shall be the Third Amendment Effective Date)) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments of such Class.

“Available Amount” shall mean, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a) $150 million, plus

(b) the Cumulative Retained Excess Cash Flow Amount on such date of determination, plus

(c) the aggregate amount of proceeds received after the Closing Date and prior to such date of determination that would have constituted Net Proceeds had they exceeded the threshold amounts required to qualify as Net Proceeds (the “Below-Threshold Asset Sale Proceeds”), plus

(d) the cumulative amounts of all prepayments declined by Term Lenders, plus

(e) the Cumulative Parent Qualified Equity Proceeds Amount on such date of determination, minus

(f) the cumulative amount of Investments made with the Available Amount from and after the Closing Date and on or prior to such time, minus

(g) the cumulative amount of Restricted Payments made with the Available Amount from and after the Closing Date and on or prior to such time;

provided, however, for purposes of determining the amount of Available Amount available for Restricted Payments, the calculation of the Available Amount shall not include any Below-Threshold Asset Sale Proceeds or any amounts described in clause (d) above.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the Dollar Equivalent of the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“B/A Discount Proceeds” shall mean, in respect of any Bankers’ Acceptance or Draft to be purchased by a Revolving Facility Lender on any date pursuant to Section 2.02(c) and Schedule 2.13(g) hereto, the difference between (i) the result (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing the aggregate Face Amount of such Bankers’ Acceptance or Draft by the sum of one plus the product of (x) the B/A Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance or Draft multiplied by (y) a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance or Draft and the denominator of which is 365; and (ii) the aggregate applicable Drawing Fee.

“B/A Discount Rate” shall mean:

(a) with respect to Bankers’ Acceptances to be purchased by a Revolving Facility Lender that is a Scheduled Bank, the CDOR Rate; and

(b) with respect to Bankers’ Acceptances or completed Drafts to be purchased by a Revolving Facility Lender that is not a Scheduled Bank, the CDOR Rate plus ten (10) basis points (0.10%).

“B/A Equivalent Note” shall have the meaning provided in Schedule 2.13(g) hereto.

“B/A Instruments” shall mean, collectively, Bankers’ Acceptances, Drafts and B/A Equivalent Notes, and, in the singular, any one of them.

“B/A Lender” shall mean any Revolving Facility Lender which is not a Non-B/A Lender.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankers’ Acceptance” shall mean a Draft drawn by a Borrower and accepted by a Revolving Facility Lender with respect to Canadian Dollar Revolving Loans pursuant to Section 2.02(c) and Schedule 2.13(g) hereto.

“Bankers’ Acceptance Loans” shall mean (i) the creation of Bankers’ Acceptances or (ii) the creation and purchase of completed Drafts and the exchange of such Drafts for B/A Equivalent Notes, in each case as a component of the Canadian Dollar Revolving Loans and as contemplated in Section 2.02(c) and Schedule 2.13(g) hereto.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Below-Threshold Asset Sale Proceeds” shall have the meaning assigned to such term in the definition of the term “Available Amount”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall mean each of the Lux Borrower, the Co-Borrower and the Additional Borrowers (subject to Section 9.23), and the term “Borrowers” shall mean all of the Lux Borrower, the Co-Borrower and the Additional Borrowers.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(a).

“Borrowing” shall mean a group of Loans of a single Type and currency under a single Facility, and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect; provided that the term Borrowing shall include each consolidated borrowing of Converted 2017 Term B Loans and New 2017 Term B Loans (in each case, as defined in the Third Amendment) as provided in the Third Amendment.

“Borrowing Minimum” shall mean (a) in the case of Eurocurrency Loans, $1,000,000, (b) in the case of ABR Loans, $1,000,000 and (c) in the case of Swingline Loans, $500,000. Notwithstanding the foregoing, in the case of a Borrowing denominated in an Alternate Currency, the Borrowing Minimum shall be (x) the Alternate Currency Equivalent of the amounts described in the preceding sentence or (y) such other Borrowing Minimum as may be agreed by the Lux Borrower and the Administrative Agent for the respective Alternate Currency.

“Borrowing Multiple” shall mean (a) in the case of Eurocurrency Loans, $500,000, (b) in the case of ABR Loans, $250,000 and (c) in the case of Swingline Loans, $100,000. Notwithstanding the foregoing, in the case of a Borrowing denominated in an Alternate Currency, the Borrowing Multiple shall be (x) the Alternate Currency Equivalent of the amounts described in the preceding sentence or (y) such other Borrowing Multiple as may be agreed by the Lux Borrower and the Administrative Agent for the respective Alternate Currency.

“Borrowing Request” shall mean a request by the Lux Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D-1 or another form approved by the Administrative Agent.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with an ABR Loan, a Eurocurrency Loan, a Bankers’ Acceptance Loan or a Canadian Prime Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of the country, if any, of such Agreed Currency (and, if the Borrowings or L/C Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Cadence” shall have the meaning assigned to such term in the first recital of this Agreement.

“Cadence IP License” shall mean that certain IV APAP Agreement dated as of February 21, 2006 by and among Cadence and Bristol-Myers Squibb Company (as amended, amended and restated, extended, supplemented or otherwise modified from time to time).

“Cadence IP Licensee” shall mean the licensee under the Cadence IP License from time to time, which as of the Closing Date shall be Cadence.

“Cadence Material Adverse Effect” shall mean (with capitalized terms other than “Cadence Material Adverse Effect” used in this definition having the meanings assigned thereto in the Merger Agreement unless otherwise specified in this definition) any effect, state of facts, condition, circumstance, change, event, development or occurrence that has a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Cadence Material Adverse Effect: (i) changes in general economic, credit, capital or financial markets or political conditions in the United States or Canada, including with respect to interest rates or currency exchange rates, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism, (iii) any hurricane, tornado, flood, volcano, earthquake or other natural disaster, (iv) any change after the date hereof in applicable Law or GAAP (or authoritative interpretation or enforcement thereof), (v) general conditions in the pharmaceutical industry, (vi) the failure, in and of itself, of Cadence to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or changes in the market price or trading volume of Shares or the credit rating of Cadence (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Cadence Material Adverse Effect if not otherwise excluded), (vii) solely for purposes of the condition contained in Section 4.02(m), as set forth in Section 4.06 of the Disclosure Letter (or in any other section of the Disclosure Letter if the applicability of such disclosure to the condition contained in Section 4.02(m) is reasonably apparent on the face of such disclosure), (viii) any Legal Proceedings made or brought by any of the current or former stockholders of Cadence (on their own behalf or on behalf of Cadence) arising out of or related to the Merger Agreement (as defined in this Agreement) or any of the transactions contemplated thereby, (ix) the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, or the public announcement thereof, (x) any action taken by Cadence at the Parent’s express written request, or (xi) the identity of the Parent, except in the cases of clauses (i), (ii), (iii), (iv) or (v), to the extent that Cadence is disproportionately adversely affected thereby as compared with other participants in the pharmaceutical industry (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Cadence Material Adverse Effect).

“Canadian Dollar Revolving Loans” shall mean Revolving Facility Loans denominated in Canadian Dollars. Each Canadian Dollar Revolving Loan shall be a Bankers’ Acceptance Loan or a Canadian Prime Rate Loan.

“Canadian Dollars”, “CAD” or “CAD$” shall mean the lawful currency of Canada.

“Canadian Prime Rate” shall mean, for any day, the rate of interest per annum expressed on the basis of a 365-day or 366-day year (as applicable) equal to the greater of (i) the per annum rate of interest quoted or established as the “prime rate” of DB Canada which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans made in Canadian Dollars in Canada to its Canadian borrowers and (ii) the 30-day CDOR Rate plus 100 basis points per annum, in each instance, as of such day, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to the Parent, any Borrower or any other person. Any change in the Canadian Prime Rate due to a change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances shall be effective as of the opening of business on the effective day of such change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances, respectively.

“Canadian Prime Rate Loans” shall mean any Canadian Dollar Revolving Loan during the period which it bears interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Sub-Agent” shall mean DB Canada, or any other affiliate of Deutsche Bank AG New York Branch designated by Deutsche Bank AG New York Branch to act in such capacity.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with Applicable Accounting Principles, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that, Capital Expenditures for the Parent and the Subsidiaries shall not include:

(a) expenditures to the extent made with proceeds of the issuance of Qualified Equity Interests (other than Disqualified Stock) of the Parent or capital contributions to the Parent or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first or second proviso to such clause (a)); provided that (i) this clause (a) shall exclude expenditures made with the proceeds from sales of Equity Interests financed as contemplated by Section 6.04(e)(iii), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(p), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 6.06(b) and (ii) such proceeds are not included in any determination of the Available Amount;

(b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Parent and the Subsidiaries to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.11(b);

(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Parent, the Borrowers or any Subsidiary) and for which none of the Parent, the Borrowers or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business or (iii) assets Disposed of pursuant to Section 6.05(m);

(g) Investments in respect of a Permitted Business Acquisition; or

(h) the purchase of property, plant or equipment made with proceeds from any Asset Sale to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.11(b).

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with Applicable Accounting Principles.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Parent or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Qualified Receivables Facility, and (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions, or upon entering into a Qualified Receivables Facility or any amendment of this Agreement.

“Cash Management Agreement” shall mean any agreement to provide to the Parent, a Borrower or any Subsidiary Loan Party cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is an Agent, an Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement.

“CDOR Rate” shall mean, on any day, the per annum rate of interest which is the rate determined as being the arithmetic average of the rates (expressed as an annual percentage rounded upwards to the nearest fifth decimal point) applicable to Canadian Dollar bankers’ acceptances having a term equal or comparable maturity dates as the applicable Bankers’ Acceptance Loans, as the case may be, proposed to be incurred by any Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 A.M. (New York City time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Sub-Agent in good faith after 10:00 A.M. (New York City time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the discount rate quoted to the Canadian Sub-Agent (determined as of 10:00 A.M. (New York City time)) on such day at which the Canadian Sub-Agent would purchase its own bankers’ acceptances in a comparable face amount and with comparable maturity dates to the Bankers’ Acceptance Loans, proposed to be incurred by any Borrower on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“CFC Holdco” means any Domestic Subsidiary that has no material assets other than Equity Interests in one or more persons that are Foreign Subsidiaries.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clause (x) and (y) be deemed to be a “Change in Law” but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers.

“Change of Control” shall mean, at any time after the Closing Date, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) the Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of the Lux Borrower or the Co-Borrower (or, if the Parent is a New Parent, of any person which previously constituted a Parent and continues to exist); (c) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by persons who (i) were not members of the Board of Directors of the Parent on the Closing Date and (ii) whose election to the Board of Directors of the Parent or whose nomination for election by the stockholders of the Parent was not approved by a majority of the members of the Board of Directors of the Parent then still in office who were either members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved; or (d) a “Change of Control” (as defined in any indenture or credit agreement in respect of any Material Indebtedness for borrowed money) shall have occurred. For purposes of this definition, any New Parent designated as such pursuant to Section 10.08 shall not be considered a “person” or “group” for purposes of clause (a) above; provided that (x) at the time such person became a New Parent (i) no “person” or “group” beneficially owned, directly or indirectly, more than 35% of the ordinary voting power represented by the issued and outstanding Equity Interests of such New Parent and (ii) the Board of Directors of the New Parent did not violate the requirements of immediately preceding clause (c) (with the first reference therein to “Parent” to be deemed to refer to “New Parent” and with references to the “Parent” in sub-clauses (i) and (ii) of said clause (c) to be deemed to be references to the person which was Parent immediately before the succession of the New Parent as the Parent) and (y) after any person becomes a New Parent in accordance with Section 10.08 and the preceding provisions of this sentence, all references above (except in sub-clause (c)(i) above) to the Parent shall be deemed to be references to the New Parent (as the successor Parent).

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Initial Term B Loans, Incremental Term B-1 Loans, 2017 Term B Loans, 2018 Incremental Term Loans, Other Term Loans, Initial Revolving Loans, 2015 Revolving Loans, 2017 Revolving Loans or Other Revolving Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Initial Term B Loans, Incremental Term B-1 Loans, 2017 Term B Loans, 2018 Incremental Term Loans, Other Term Loans, Initial Revolving Loans, 2015 Revolving Loans, 2017 Revolving Loans or Other Revolving Loans. Other Term Loans or Other Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Term B Loans, Incremental Term B-1 Loans, 2017 Term B Loans, 2018 Incremental Term Loans, the Initial Revolving Loans, the 2015 Revolving Loans or the 2017 Revolving Loans, respectively, or from other Other Term Loans or other Other Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.

“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Closing Date” shall mean March 19, 2014.

“Co-Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include all other property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Lenders pursuant to any Security Document; provided, that notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, in no case shall the Collateral include any Excluded Property.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties, together with its successors and permitted assigns in such capacity.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Sections 5.10(b) and (c) and Schedule 5.12):

(a) on the Closing Date, the Collateral Agent shall have received (i) from the Parent, a counterpart of each Irish Security Document, (ii) from the Lux Borrower, a counterpart of each Lux Security Document, (iii) from Swiss ~~Holdings~~Holdco and Swiss Finco, a counterpart of each Swiss Security Document, (iv) from each Subsidiary Loan Party that is a Domestic Subsidiary and Swiss Finco, a counterpart of the U.S. Collateral Agreement and (v) from each Subsidiary Loan Party, a counterpart of the Subsidiary Guarantee Agreement, in each case duly executed and delivered on behalf of such person;

(b) on the Closing Date, subject (where applicable) to the Agreed Guarantee and Security Principles, (i)(x) all outstanding Equity Interests of the Lux Borrower and all other outstanding Equity Interests, in each case, directly owned by the Loan Parties, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents and (ii) the Collateral Agent shall have received certificates, updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests) or other instruments (if any) representing such Equity Interests (other than certificates or instruments issued by Cadence or subsidiaries of Cadence that are not received from Cadence on or prior to the Closing Date, with any such certificates or instruments to be delivered as promptly as practical (and in any event within 90 days, or such longer period as may be agreed by the Administrative Agent in its sole discretion, after the Closing Date)) and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(c) in the case of any person that (x) becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received, subject (where applicable) to the Agreed Guarantee and Security Principles, (i) a supplement to the Subsidiary Guarantee Agreement and (ii) supplements to one or more of the Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Subsidiary Loan Party or (y) was already a Loan Party organized outside the United States, Luxembourg or Switzerland but is required to provide more expansive security interests with respect to Collateral owned or acquired by it than that applicable to Investment Property (for one or more of the reasons described in the penultimate paragraph of this definition), the Collateral Agent (at the time of the relevant transactions described in the penultimate paragraph of this definition or such later time as may be agreed by the Administrative Agent in its sole discretion) shall have received supplements to, or modifications of, relevant Security Documents, as applicable, in a form already specified or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Loan Party and covering, subject to the Agreed Guarantee and Security Principles, all assets otherwise required as Collateral (without regard to the limitation contained in the penultimate paragraph of this definition that Collateral provided by such a Loan Party shall only consist of Investment Property and proceeds thereof);

(d) after the Closing Date, subject (where applicable) to the Agreed Guarantee and Security Principles, (x) all outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date and (y) all Equity Interests directly acquired by a Loan Party after the Closing Date, other than Excluded Securities, shall have been pledged pursuant to the Security Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e) except as otherwise contemplated by this Agreement or any Security Document, and subject (where applicable) to the Agreed Guarantee and Security Principles, all documents and instruments, including Uniform Commercial Code financing statements (or their equivalent in any other applicable jurisdiction), and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f) evidence of the insurance required by the terms of Section 5.02 hereof; and

(g) after the Closing Date, the Collateral Agent shall have received, subject (where applicable) to the Agreed Guarantee and Security Principles, (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Security Documents, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

Notwithstanding the foregoing or anything else in this Agreement, except (1) as otherwise required by Section 6.05(n) and (2) in connection with a Permitted Business Acquisition that, but for the provision of Guarantees and Collateral from or with respect to the acquired entities or assets (or by the Loan Party acquiring same), would not satisfy the test set forth in clause (vi) of the definition thereof, the Collateral provided by any Guarantor organized outside the United States, Luxembourg or Switzerland shall be limited to (A) property of a kind that would constitute Investment Property (including, without limitation, Equity Interests and promissory notes or other instruments evidencing Indebtedness) and proceeds thereof and (B) Collateral and any proceeds of Collateral received by it from other Guarantors; provided that (i), except as otherwise required by Section 6.05(n), any Guarantor organized outside the United States shall not be required to execute or deliver local law pledge or security agreements (in jurisdictions other than such Guarantor’s jurisdiction of organization), or take actions to perfect such security interests in such other local law jurisdictions, with respect to the Equity Interests of any of its subsidiaries which is not a Borrower or a Guarantor, unless the Fair Market Value of the Equity Interests of such subsidiary equals or exceeds $50 million and (ii) no Guarantor organized outside the United States, Luxembourg, or Switzerland shall be required to take any action to effect the grant or perfection of any security interest in any Collateral described in the foregoing clause (B) unless the Fair Market Value of such Collateral equals or exceeds $50 million.

In addition, notwithstanding the foregoing or anything else in this Agreement, Lux Holdco (or its Swiss branch, Mallinckrodt Group S.à.r.l., Luxembourg (LU), Neuhausen am Rheinfall branch, with registered seat in Neuhausen am Rheinfall, under the company number CHE-342.042.069), or all of the assets thereof (such branch or assets, the “Swiss Branch”)) shall not be required to become a Guarantor or grant Liens over any of its assets (including Equity Interests of its subsidiaries) to secure the Obligations until the date that the Swiss Branch has been transferred to or reincorporated as a newly-formed subsidiary (1) not organized or incorporated in the United States or any State thereof and (2) not owning directly or indirectly any wholly-owned subsidiary of the Parent organized or incorporated in the United States or any State thereof;

provided that such transfer or reincorporation of the Swiss Branch shall occur no later than 90 days after the Closing Date (with such date being subject to one or more extensions to be granted in the sole and absolute discretion of the Administrative Agent). For the avoidance of doubt, the immediately preceding sentence shall not require Lux Holdco or its Swiss Branch to become a Guarantor or grant Liens over any of its assets (including Equity Interests of its subsidiaries) at any time that Lux Holdco is not otherwise required to become a Guarantor under this Agreement.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Facility Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment (it being understood that a Swingline Commitment does not increase the applicable Swingline Lender’s Revolving Facility Commitment).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of the Lux Borrower (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender and provided that the designating Lender provides such information as the Lux Borrower reasonably requests in order for the Lux Borrower to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Consolidated Debt” shall mean, as of any date of determination, the sum of (without duplication) all Indebtedness of the type set forth in clauses (a), (b), (e) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (f), (h) (other than letters of credit, to the extent undrawn), (i) (other than bankers’ acceptances to the extent undrawn), (j), (k) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt) and (l) of the definition of “Indebtedness” of the Parent and the Subsidiaries determined on a consolidated basis on such date; provided, that the amount of any Indebtedness (including the Indebtedness under this Agreement) with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate Net Income of such person and its subsidiaries for such period, on a consolidated basis, in accordance with Applicable Accounting Principles; provided, however, that, without duplication:

(a) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, Milestone Payments under intellectual property licensing agreements, facilities closing or consolidation costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, (including inventory optimization programs), systems establishment costs, contract termination costs, future lease commitments, other restructuring charges, reserves or expenses, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses or charges or change in control payments related to the Transaction or the Separation, in each case, shall be excluded;

(b) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by Applicable Accounting Principles, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(c) the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;

(d) (i) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, (ii) any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (iii) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Parent) shall be excluded;

(e) any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded;

(f) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent person or a Subsidiary thereof in respect of such period;

(g) solely for purposes of calculating Available Amount, the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person or a subsidiary of such person (subject to the provisions of this clause (g)), to the extent not already included therein;

(h) any impairment charge or asset write-off and amortization of intangibles, in each case pursuant to Applicable Accounting Principles, shall be excluded; provided that in no event shall amortization of intangibles so excluded in any period of four consecutive fiscal quarters exceed the greater of $20.0 million and 10% of Consolidated Net Income for such period (before giving effect to such exclusion);

(i) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(j) any (i) non-cash compensation charges, (ii) costs and expenses after the Closing Date related to employment of terminated employees, or (iii) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such person or any of its subsidiaries, shall be excluded;

(k) accruals and reserves that are established or adjusted within 12 months after the Closing Date (excluding any such accruals or reserves to the extent that they represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and that are so required to be established or adjusted in accordance with Applicable Accounting Principles or as a result of adoption or modification of accounting policies shall be excluded;

(l) the Net Income of any person and its Subsidiaries shall be calculated by deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(m) any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates, commodities or currency exchange risk, shall be excluded;

(n) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and

(o) non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).

Consolidated Net Income presented in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.

“Consolidated Secured Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt to the extent secured by Liens on all or any portion of the assets of the Parent or its Subsidiaries on such date (including, for the avoidance of doubt, Qualified Receivables Facility) less (ii) the Unrestricted Cash of the Parent and its Subsidiaries on such date. Notwithstanding anything to the contrary contained above, all Indebtedness incurred pursuant to this Agreement (including any such Indebtedness incurred pursuant to any Incremental Loan) or pursuant to Sections 6.01(b) and (v), and any Permitted Refinancing Indebtedness or Refinancing Notes (or successive Permitted Refinancing Indebtedness or Refinancing Notes) incurred under Sections 6.01(b) or (v) (whether or not secured) shall be included as if secured by Liens as a component of Consolidated Debt pursuant to clause (i) of the immediately preceding sentence; provided that any such Permitted Refinancing Indebtedness (x) if unsecured, shall not constitute a component of Consolidated Debt if, when incurred, such Indebtedness is independently permitted to be incurred under Section 6.01(p) (or is subsequently reclassified as outstanding thereunder) and (y) if secured by the Collateral on a junior lien basis, shall cease to constitute a component of Consolidated Secured Net Debt for purposes of the First Lien Secured Net Leverage Ratio only, if, when incurred, such Indebtedness is independently permitted to be incurred under Section 6.01(p), and permitted to be secured under Section 6.02(ff) (or is subsequently permitted to be outstanding and secured under said Sections).

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Parent and the Subsidiaries, determined on a consolidated basis in accordance with Applicable Accounting Principles, as set forth on the consolidated balance sheet of the Parent as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Parent have been delivered (or were required to be delivered) pursuant to Section 4.02(h), 5.04(a) or 5.04(b), as applicable. Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Unrestricted Cash of the Parent and its Subsidiaries on such date.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Parent Qualified Equity Proceeds Amount” shall mean at any date of determination, an amount equal to, without duplication:

(a) 100% of the aggregate net proceeds (determined in a manner consistent with the definition of “Net Proceeds”), including cash and the Fair Market Value of tangible assets other than cash, received by the Parent after the Closing Date from the issue or sale of its Qualified Equity Interests, including Qualified Equity Interests of the Parent issued upon conversion of Indebtedness or Disqualified Stock to the extent the Parent or its Wholly Owned Subsidiaries had received the Net Proceeds of such Indebtedness or Disqualified Stock; plus

(b) 100% of the aggregate amount of contributions to the capital of the Parent (but not for Disqualified Stock) by its shareholders received in cash and the Fair Market Value of tangible assets other than cash after the Closing Date; plus

(c) 100% of the aggregate amount received by the Parent or its Wholly Owned Subsidiaries in cash and the Fair Market Value of assets other than cash received by the Parent or its Wholly Owned Subsidiaries after the Closing Date from (without duplication of amounts, and without including the items described below to the extent same are already included in Excess Cash Flow):

(i) the sale or other disposition (other than to the Parent or any Subsidiary) of any Investment made by the Parent and its Subsidiaries and repurchases and redemptions of such Investment from the Parent and its Subsidiaries by any Person (other than the Parent and its Subsidiaries) to the extent that (x) such Investment was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) (and such Investment has not subsequently been reclassified as outstanding pursuant to another sub-clause or sub-section of Section 6.04) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b);

(ii) the sale (other than to the Parent or a Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent that (x) the designation of such Unrestricted Subsidiary was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) (and such Investment has not subsequently been reclassified as outstanding pursuant to another sub-clause or sub-section of Section 6.04) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b); or

(iii) to the extent not included in the calculation of Consolidated Net Income for the relevant period, a distribution, dividend or other payment from an Unrestricted Subsidiary to the extent relating to any portion of the Investment therein made pursuant to sub-clause (Y) of Section 6.04(j) (and which has not been subsequently reclassified as outstanding pursuant to another sub-clause or sub-section of said Section 6.04).

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to

(a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date, plus

(b) for any Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus

(c) the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.

“Current Assets” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Parent and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Qualified Receivables Facility is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Permitted Receivables Facility Assets subject to such Qualified Receivables Facility less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Parent and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for exclusions from Consolidated Net Income included in clause (a) of the definition of such term.

“DB Canada” shall mean Deutsche Bank AG, Canada Branch, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise acting in respect of its Canadian banking business.

“Debt Service” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect. Without limiting the foregoing, in respect of the Lux Borrower and any other Lux Loan Party, Debtor Relief Laws shall also include a Luxembourg Insolvency Event.

“Declined Prepayment Amount” shall have the meaning assigned to such term in Section 2.10(d).

“Declining Term Lender” shall have the meaning assigned to such term in Section 2.10(d).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.24, any Revolving Facility Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified a Borrower, the Swingline Lender, Administrative Agent or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or a Borrower, to confirm in writing to the Administrative Agent and such Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and such Borrower), (d) has become the subject of a Bail-In Action or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24) upon delivery of written notice of such determination to the Lux Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Parent, the Lux Borrower or one of the Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Lux Borrower, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Disclosure Letter” shall mean the disclosure letter dated February 10, 2014 and delivered by Cadence to the Parent with respect to the Merger Agreement prior to the execution of the Merger Agreement.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

~~“Dollars” or “$” shall mean lawful money of the United States of America.~~

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Draft” shall mean at any time either a depository bill within the meaning of the Depository Bills and Notes Act (Canada), or a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Lux Borrower on a Revolving Facility Lender and bearing such distinguishing letters and numbers as such Revolving Facility Lender may determine, but which at such time has not been completed or accepted by such Revolving Facility Lender.

“Drawing Date” shall mean any Business Day fixed pursuant to Schedule 2.13(g) for the creation of Bankers’ Acceptances or the purchase of completed Drafts and the exchange thereof for B/A Equivalent Notes, in each case by a Revolving Facility Lender pursuant to Schedule 2.13(g).

“Drawing Fee” shall mean, in respect of a Draft drawn by the Lux Borrower hereunder and accepted by a B/A Lender or a Draft purchased by a Non-B/A Lender, a fee calculated on the Face Amount of such Draft at a rate per annum equal to the Applicable Margin on the Drawing Date of such Draft. Drawing Fees shall be calculated on the basis of the term to maturity of the Draft and a year of 365 days (or 366 days in a leap year).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Parent, a Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (e) the incurrence by the Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Parent, a Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of the Parent, a Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro”, “EUR” or “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, shall mean that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate, which, for the avoidance of doubt, shall not include any Loan or Borrowing denominated in Canadian Dollars.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any Applicable Period, Adjusted Consolidated EBITDA of the Parent and the Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,

(a) Debt Service for such Applicable Period, reduced by the aggregate principal amount of voluntary prepayments of Consolidated Debt (other than prepayments of the Loans) that would otherwise have constituted scheduled principal amortization during such Applicable Period;

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness (other than any Term Loans) during such Applicable Period, in each case to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to the prepayment provisions of this Agreement or the definition of the term “Net Proceeds”, in each case, to the extent that the amount of such prepayment is not already reflected in Debt Service;

(c) (i) Capital Expenditures by the Parent and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during such Applicable Period in respect of Permitted Business Acquisitions and other Investments (excluding intercompany loans and transfers of funds) permitted hereunder, in each case, to the extent not financed with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to the prepayment provisions of this Agreement or the definition of the term “Net Proceeds” (less any amounts received in respect thereof as a return of capital);

(d) Capital Expenditures that the Parent or any Subsidiary shall, during such Applicable Period, become obligated to make but that are not made during such Applicable Period (but are expected to be made in the next Applicable Period); provided that any amount so deducted that will be paid after the close of such Applicable Period shall not be deducted again in a subsequent Applicable Period; provided further that if any such Capital Expenditures so deducted are either (A) not so made in the following Applicable Period or (B) made in the following Applicable Period with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant the prepayment provisions of this Agreement or the definition of the term “Net Proceeds”, the amount of such Capital Expenditures not so made or so financed shall be added to the calculation of Excess Cash Flow in such following Applicable Period as set forth in clause (iv) below;

(e) Taxes paid in cash by the Parent and the Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries; provided that any amount so deducted that will be paid after the close of such Applicable Period shall not be deducted again in a subsequent Applicable Period;

(f) an amount equal to any increase in Working Capital of the Parent and the Subsidiaries for such Applicable Period;

(g) cash expenditures made in respect of Hedging Agreements during such Applicable Period, to the extent not reflected in the computation of Adjusted Consolidated EBITDA or Cash Interest Expense;

(h) permitted dividends or distributions or repurchases of its Equity Interests paid in cash by the Parent to its shareholders during such Applicable Period and permitted dividends paid by any Subsidiary to any person other than the Parent or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06(b) (except to the extent such payment is made with amounts described in clauses (x) and (y) of the parenthetical contained in the proviso thereto), (f) and/or (h) (other than Restricted Payments made with Equity Interests (other than Disqualified Stock) of the Parent or with proceeds of Indebtedness or using any component of the Available Amount);

(i) without duplication of any exclusions to the calculation of Consolidated Net Income or Adjusted Consolidated EBITDA, amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as noncash reductions in determining Adjusted Consolidated EBITDA of the Parent and the Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting;

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith to the extent that the income or gain realized from the transaction giving rise to such Net Proceeds exceeds the aggregate amount of all such prepayments and Capital Expenditures made with such Net Proceeds; and

(k) the amount related to items of income that were added to or items of expense not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Adjusted Consolidated EBITDA to the extent either (x) such items of expense represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Parent and the Subsidiaries or (y) such items of income did not represent cash received by the Parent and the Subsidiaries, in each case on a consolidated basis during such Applicable Period, plus, without duplication,

(i) an amount equal to any decrease in Working Capital of the Parent and the Subsidiaries for such Applicable Period;

(ii) all proceeds received during such Applicable Period of Capitalized Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions permitted under this Agreement and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement) to the extent there is a corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings;

(iii) all amounts referred to in clause (c) or (d) above to the extent funded with, without duplication, (x) the proceeds of the sale or issuance of Equity Interests of, or capital contributions to, the Parent after the Closing Date, (y) any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent or (z) any component of Available Amount (which, in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period), in each case solely to the extent there is a corresponding deduction from Excess Cash Flow above;

(iv) to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Applicable Period, the amount of such Capital Expenditures that were not so made in such following Applicable Period;

(v) to the extent any Taxes deducted pursuant to in clause (e) above are not paid in such Applicable Period or in the six months after the close of such Applicable Period, the amount of such Taxes that were not so paid in such Applicable Period or in the six months after the close of such Applicable Period;

(vi) cash payments received in respect of Hedging Agreements during such Applicable Period to the extent (x) not included in the computation of Adjusted Consolidated EBITDA or (y) such payments do not reduce Cash Interest Expense;

(vii) any extraordinary or nonrecurring gain realized in cash during such Applicable Period, except to the extent such gain consists of Net Proceeds subject to the prepayment provisions of this Agreement;

(viii) to the extent deducted in the computation of Adjusted Consolidated EBITDA, cash interest income; and

(ix) the amount related to items of expense that were deducted from or items of income not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Adjusted Consolidated EBITDA to the extent either (x) such items of income represented cash received by the Parent or any Subsidiary (which had not increased Excess Cash Flow upon the accrual thereof in a prior Applicable Period) or (y) such items of expense do not represent cash paid by the Parent or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

“Excess Cash Flow Interim Period” shall mean, during any Excess Cash Flow Period, any one, two, or three-quarter period (a) commencing at the end of the immediately preceding Excess Cash Flow Period (or, if earlier, the last day of the fiscal year ended closest to October 1, 2014) and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available.

“Excess Cash Flow Period” shall mean each fiscal year of the Parent, commencing with the fiscal year of the Parent commencing closest to October 1, 2014.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in the final paragraph of Section 5.10.

“Excluded Securities” shall mean any of the following:

(a) any Equity Interests or Indebtedness with respect to which the Collateral Agent reasonably determines that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;

(b) any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof would be prohibited by any Requirement of Law;

(c) any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09 but, in the case of this subclause (A)(ii), only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law, (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Parent or any Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder, but only to the extent, and for so long as, such right of termination is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law;

(d) any Equity Interests of any Unrestricted Subsidiary or any Receivables Entity;

(e) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests could reasonably be expected to result in material adverse tax consequences to the Parent or any Subsidiary as determined in good faith by the Lux Borrower (with any such determination set forth in an officer’s certificate of the Lux Borrower being definitive);

(f) any Equity Interests that are set forth on Schedule 1.01(B) to this Agreement;

(g) any Margin Stock; and

(h) any Equity Interests constituting Excluded Property.

“Excluded Subsidiary” shall mean any (i) Specified Domestic Subsidiary, (ii) CFC Holdco, (iii) Subsidiary that is not a Material Subsidiary and (iv) Receivables Entity.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Lux Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income (however denominated, and including, for the avoidance of doubt, franchise and similar Taxes imposed on it in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, being engaged in a trade or business in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) any branch profits taxes or similar taxes imposed by any jurisdiction in which any of the Borrowers is located or carries on a trade or business, (iii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c))

pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (iv) any withholding tax imposed under the laws of Luxembourg in effect on February 10, 2014, on any payment by or on account of any obligation of any Loan Party hereunder that is required to be imposed on amounts payable to a Lender, including, without limitation, any withholding Tax imposed under the Luxembourg laws of 21 June 2005, as amended through February 10, 2014, implementing the Council Directive 2003/48/EC of 3 June 2003 on taxation of savings income in the form of interest payments (or any amendments thereof) and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of members of the European Union, or the Luxembourg law of 23 December 2005, as amended through February 10, 2014, introducing in Luxembourg a 10% withholding tax as regards Luxembourg resident individuals (v) any Tax that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.17(d) or Section 2.17(e) or (vi) any Tax imposed under FATCA.

“Existing Cadence Credit Agreement” shall mean the Second Amended and Restated Loan and Security Agreement, dated as of December 22, 2011, as amended on December 5, 2012, among Cadence and Oxford Finance LLC, Silicon Valley Bank and General Electric Capital Corporation, as amended prior to the Closing Date.

“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Existing Mallinckrodt Credit Agreement” shall mean the Credit Agreement dated as of March 25, 2013, among the Lux Borrower, as borrower, the Parent, as guarantor, the lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as administrative agent, as amended prior to the Closing Date.

“Existing Senior Notes” shall mean, collectively, (i) the $300,000,000 3.500% Senior Notes due 2018 issued pursuant to the Existing Senior Notes Indenture and (ii) the $600,000,000 4.750% Senior Notes due 2023 issued pursuant to the Existing Senior Notes Indenture, together with, in each case, any Exchange Securities (as defined in the Existing Senior Notes Indenture as in effect as of the Closing Date) issued therefor.

“Existing Senior Notes Indenture” shall mean the Indenture dated as of April 11, 2013, among the Lux Borrower, as issuer, the Parent, as guarantor and Deutsche Bank Trust Company Americas, as trustee, under which the Existing Senior Notes are outstanding, as amended, modified or supplemented from time to time.

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.22(a).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.22(a).

“Extension” shall have the meaning assigned to such term in Section 2.22(a).

“Extension Amendment” shall have the meaning assigned that term in Section 2.22(b).

“Face Amount” shall mean, in respect of a Draft, Bankers’ Acceptance or B/A Equivalent Note, as the case may be, the amount payable to the holder thereof on its maturity. The Face Amount of any Bankers’ Acceptance Loan shall be equal to the aggregate Face Amounts of the underlying Bankers’ Acceptances, B/A Equivalent Notes or Drafts, as the case may be.

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the ~~Third~~Fourth Amendment Effective Date there are ~~two~~three Facilities (i.e., the 2017 Term B Facility and the 2017 Revolving Facility Commitments established on the Third Amendment Effective Date and the extensions of credit thereunder and the 2018 Incremental Term Facility established on the Fourth Amendment Effective Date and the extensions of credit thereunder) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Lux Borrower).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” shall have the meaning assigned that term in Section 3.24.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter dated as of February 10, 2014 by and among, inter alia, the Parent, the Administrative Agent and the Arrangers (as such Fee Letter may be amended, supplemented or otherwise modified).

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Covenant” shall mean the covenant of the Parent set forth in Section 6.12.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or any Director or other executive responsible for the financial affairs of such person.

“First Lien Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the remainder of (x) Consolidated Secured Net Debt as of such date minus (y) amounts included in clause (i) of the definition of Consolidated Secured Net Debt (and not described in the last sentence of the definition of Consolidated Secured Net Debt, unless excluded by the proviso thereto) which are secured only by Liens on the Collateral securing the Obligations on a junior and subordinated (as to liens and related rights and remedies only) basis and which are subject to an intercreditor agreement entered into with the Collateral Agent for the benefit of the holders of the Obligations which is in form and substance reasonably satisfactory to the Administrative Agent, to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis. All Indebtedness described in the last sentence of the definition of Consolidated Secured Net Debt (and not excluded by the proviso thereto) shall also be deemed to constitute Indebtedness included pursuant to preceding clause (a)(x) and which is not deducted pursuant to preceding clause (a)(y).

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 4.02(h), 5.04(a) or 5.04(b) to (b) the Fixed Charges for such Test Period; provided that the Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Fixed Charges” shall mean, with respect to Parent for any period, the sum, without duplication, of:

(a) Interest Expense (excluding amortization or write-off of deferred financing costs) of the Parent and its Subsidiaries for such period, and

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock of the Parent and its Subsidiaries.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fourth Amendment” shall mean the Incremental Assumption Agreement No. 4 to this Agreement, dated as of February 13, 2018.

“Fourth Amendment Effective Date” shall have the meaning assigned to such term in the Fourth Amendment.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean each of the Loan Parties.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that is (or an Affiliate thereof that is) an Agent, an Arranger or a Lender on the Closing Date (or any person that becomes an Agent, Arranger or Lender or Affiliate thereof after the Closing Date) and that enters into a Hedging Agreement, in each case, in its capacity as a party to such Hedging Agreement.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent, the Lux Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“IFRS” shall have the meaning assigned to such term in Section 1.02.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Parent, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time, the sum of:

(a) the excess (if any) of (i) $450,000,000 over (ii) the sum of (x) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments, in each case established after the Closing Date (it being acknowledged and agreed that as of the Third Amendment Effective Date (and after giving effect to the transactions contemplated therein) no such Incremental Term Loan Commitments or Incremental Revolving Facility Commitments have been established utilizing this clause (a)) and prior to such time pursuant to Section 2.21 utilizing this clause (a) and (y) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.01(v) at such time; plus

(b) any amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof utilizing this clause (b) (and assuming such Incremental Revolving Facility Commitments are fully drawn) and the use of proceeds of the loans thereunder, the First Lien Secured Net Leverage Ratio on a Pro Forma Basis is not greater than 3.00 to 1.00; provided that, for purposes of this clause (b) net cash proceeds of Incremental Loans incurred at such time shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the First Lien Secured Net Leverage Ratio.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental Assumption Agreement No. 1” shall mean the Incremental Assumption Agreement No. 1 to this Agreement, dated as of August 14, 2014.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.

“Incremental Loan” shall mean an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Revolving Loans to the Borrowers.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” shall mean Revolving Facility Loans made by one or more Revolving Facility Lenders to the Borrowers pursuant to an Incremental Revolving Facility Commitment to make additional Initial Revolving Loans.

“Incremental Term B-1 Funding Date” shall mean August 14, 2014, the date of effectiveness of the Incremental Assumption Agreement No. 1.

“Incremental Term B-1 Loans” shall mean (a) the term loans made to the Lux Borrower on the Incremental Term B-1 Funding Date, and (b) any Incremental Term Loans in the form of additional Incremental Term B-1 Loans made by the Incremental Term Lenders to the Lux Borrower and the Co-Borrower pursuant to Section 2.01(c).

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to any of the Borrowers.

“Incremental Term Loans” shall mean (i) Term Loans made by one or more Lenders to any of the Borrowers pursuant to Section 2.01(c) consisting of additional 2017 Term B Loans or 2018 Incremental Term Loans and (ii) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Incremental Term Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business), (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with Applicable Accounting Principles and (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such person of Indebtedness of others, (f) all Capitalized Lease Obligations of such person, (g) obligations under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of (x) any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) or (y) any preferred stock of any Subsidiary of Parent, (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed and (l) all Attributable Receivables Indebtedness with respect to Qualified Receivables Facility. The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of International Accounting Standards No. 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated February 2014, as modified or supplemented prior to the Closing Date.

“Initial Revolving Loan” shall mean a Revolving Facility Loan made (i) pursuant to the Revolving Facility Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) or (ii) pursuant to any Incremental Revolving Facility Commitment made on the same terms as (and forming a single Class with) the Revolving Facility Commitments referred to in clause (i) of this definition.

“Initial Term B Loans” shall mean (a) the term loans made by the Term Lenders to the Lux Borrower on the Closing Date, and (b) any Incremental Term Loans in the form of additional Initial Term B Loans made by the Incremental Term Lenders to the Lux Borrower and the Co-Borrower pursuant to Section 2.01(c).

“Intellectual Property” shall mean the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intercompany Note Agreement” shall mean the Note Issuance Agreement dated as of March 25, 2009, originally by and among Kendall Holding Corp., Covidien Finance GmbH and Tyco Healthcare Group LP, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.11.

“Interest Election Request” shall mean a request by the Lux Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E or another form approved by the Administrative Agent.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding unrealized mark-to-market gains and losses attributable to such hedging obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period, including any losses on sales of receivables and related assets, in connection with any receivables financing of such person or any of its Subsidiaries that are payable to persons other than the Parent and the Subsidiaries.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan or Canadian Prime Rate Loan, the last Business Day of each calendar quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean, except as expressly provided otherwise in the Third Amendment, (x) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months or a period less than 1 month thereafter, if agreed to by all relevant Lenders), as the Lux Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (y) as to any Bankers’ Acceptance Loan, the period commencing on the date of such Borrowing and ending on the maturity date of the applicable Draft. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Investment Property” shall mean any asset or property that constitutes “Investment Property” (as defined in the Uniform Commercial Code, whether or not applicable thereto).

“Irish Debenture” shall mean that certain Irish law debenture (including any and all supplements thereto), dated as of the Closing Date, between the Parent and the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties.

“Irish Security Documents” shall mean the Irish Debenture any other pledge or security agreement governed by the laws of the Republic of Ireland entered into after the Closing Date by any other Loan Party (as required by this Agreement or any other Loan Document), or any other person.

“Issuing Bank” shall mean (i) the Administrative Agent, (ii) Barclays Bank PLC, (iii) Citibank, N.A. and (iv) each other Issuing Bank designated pursuant to Section 2.05(l), in each case (A) in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity and (B) subject to the limitation set forth in clause (z) of the final sentence of Section 2.05(b). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Bookrunners” shall mean, collectively, Deutsche Bank Securities Inc., Barclays Bank PLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the 2017 Term B Loans or the 2018 Incremental Term Loans (and other Loan Obligations, other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the 2017 Term B Loans and/or the 2018 Incremental Term Loans) pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted Junior Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“Latest Maturity Date” shall mean, at any date of determination, the latest of the latest Revolving Facility Maturity Date and the latest Term Facility Maturity Date, in each case then in effect on such date of determination.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.21, Section 2.22 or Section 2.23. Unless the context clearly indicates otherwise, the term “Lenders” shall include any Swingline Lender.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05, including any Alternate Currency Letter of Credit.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making such rates available) for deposits in the relevant Agreed Currency (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or its successor) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the relevant Agreed Currency are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean (i) this Agreement, (ii) the Subsidiary Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement (including, without limitation, the Incremental Assumption Agreement No. 1, the Second Amendment, the Third Amendment and the ~~Third~~Fourth Amendment), (v) each Extension Amendment, (vi) each Refinancing Amendment (including, without limitation, the Second Amendment), (vii) any Intercreditor Agreement, (viii) any Note issued under Section 2.09(e), (ix) the Letters of Credit and (x) solely for the purposes of Sections 4.02 and 7.01 hereof, the Fee Letter.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrowers of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrowers under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Parent and the Borrowers owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean the Parent, the Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Ludlow Indenture” shall mean that certain Indenture dated as of April 30, 1992 by and among Tyco Laboratories, Inc. (now Ludlow Corporation) and Security Pacific National Trust Company (New York).

“Ludlow Notes” shall mean the Securities under (and as defined in) the Ludlow Indenture having an aggregate principal amount of $18,400,000 (as such amount may be reduced after giving effect to any prepayment, repayment, redemption, repurchase, defeasance or otherwise from time to time).

~~“Ludlow Indenture” shall mean that certain Indenture dated as of April 30, 1992 by and among Tyco Laboratories, Inc. (now Ludlow Corporation) and Security Pacific National Trust Company (New York).~~

~~“Luxembourg” shall have the meaning assigned to such term in the first paragraph of this Agreement.~~

~~“Luxembourg Insolvency Event” shall mean, in relation to the Lux Borrower, Lux Holdco or any other Lux Loan Party or any of their respective assets, the occurrence of any of the events listed under Section 1.09(a) of this Agreement or any corporate action, legal proceedings or other procedure or step in relation to these events.~~

“Lux Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Lux Holdco” shall mean Mallinckrodt Group S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 42-44, Avenue de La Gare, L-1610 Luxembourg, having a share capital of $17,500.40 and registered with the Luxembourg Trade and Companies Register (R.C.S Luxembourg) under number B171-811.

“Lux Loan Party” shall mean any Loan Party whose registered office or place of central administration is located in Luxembourg.

“Lux Security Documents” shall mean the following Luxembourg law governed pledge agreements:

(a) a share pledge agreement made between, amongst others, the Parent, as pledgor, and the Collateral Agent over 100% of the Equity Interests of the Lux Borrower (the “Luxembourg Share Pledge Agreement 1”);

(b) a share pledge agreement made between, amongst others, the Lux Borrower, as pledgor, and the Collateral Agent over 100% of the Equity Interests of Lux Holdco (the “~~Lux~~Luxembourg Share Pledge Agreement 2” and, together with the ~~Lux~~Luxembourg Share Pledge Agreement 1, the “Lux Share Pledge Agreements”); and

(c) a receivables pledge agreement made between the Lux Borrower, as pledgor, and the Collateral Agent over certain present and future receivables owed to the Lux Borrower (the “Luxembourg Receivables Pledge Agreement”).

“Luxembourg” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Luxembourg Insolvency Event” shall mean, in relation to the Lux Borrower, Lux Holdco or any other Lux Loan Party or any of their respective assets, the occurrence of any of the events listed under Section 1.09(a) of this Agreement or any corporate action, legal proceedings or other procedure or step in relation to these events.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time (subject to the last paragraph of Section 9.08(b)).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Parent and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Parent or any Subsidiary in an aggregate principal amount exceeding $75,000,000; provided that in no event shall any Qualified Receivables Facility be considered Material Indebtedness.

“Material Subsidiary” shall mean any Subsidiary, other than any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(h), 5.04(a) or 5.04(b), have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Parent and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Parent and the Subsidiaries on a consolidated basis as of such date.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger” shall have the meaning assigned to such term in the first recitals hereto.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of February 10, 2014, by and among Cadence, the Parent and Merger Sub (including, but not limited to, all schedules and exhibits thereto).

“Merger Sub” shall mean Madison Merger Sub, Inc., a Delaware corporation.

“Milestone Payments” shall mean payments under intellectual property licensing agreements based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Borrower, the Parent or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with Applicable Accounting Principles and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Parent or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale under Section 6.05(d) (except for any Sale and Lease-Back Transaction described in clause (a) of the proviso to Section 6.03) or Section 6.05(g), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents and other than by a Junior Lien), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the 2017 Term B Loans and/or the 2018 Incremental Term Loans) and Other First Lien Debt, (iv) Taxes paid or payable (in the good faith determination of the Lux Borrower) as a direct result thereof, and (v) the amount of any reasonable reserve established in accordance with Applicable Accounting Principles against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Parent or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (2) the amount of any such reserve that is maintained as at the date occurring 18 months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date; provided, that, if the Parent or the Lux Borrower shall deliver a certificate of a Responsible Officer of the Parent or the Lux Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Parent’s or the Lux Borrower’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed (other than inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then such remaining portion if not so used within six months following the end of such 12 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $15,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds);

(b) 100% of the cash proceeds actually received by the Parent or any Subsidiary (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of (i) attorneys’ fees, accountants’ fees, transfer taxes, deed or mortgage recording taxes on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents and other than by a Junior Lien), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the 2017 Term B Loans and/or the 2018 Incremental Term Loans) and Other First Lien Debt, and (iv) Taxes paid or payable (in the good faith determination of the Lux Borrower) as a direct result thereof; provided, that, if the Parent or the Lux Borrower shall deliver a certificate of a Responsible Officer of the Parent or the Lux Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Parent’s or the Lux Borrower’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Recovery Event giving rise to such proceeds was contractually committed (other than inventory, except to the extent the proceeds of such Recovery Event are received in respect of inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then such remaining portion if not so used within six months (or, solely in the case of any such Recovery Event relating to manufacturing, processing or assembly plants, 12 months) following the end of such 12 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $15,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(c) 100% of the cash proceeds from the incurrence, issuance or sale by the Parent or any Subsidiary of any Indebtedness (other than Excluded Indebtedness, except for Refinancing Notes and Refinancing Term Loans), net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“New Parent” shall have the meaning assigned to such term in Section 10.08.

“Non-B/A Lender” shall mean any Revolving Facility Lender which is unwilling or unable to create Bankers’ Acceptances by accepting Drafts and which has identified itself as a “Non-B/A Lender” by written notice to the Lux Borrower and the Administrative Agent.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations in respect of any Secured Hedge Agreement.

“OFAC” shall have the meaning assigned to such term in Section 3.23(a).

“Original Currency” shall have the meaning assigned to such term in Section 2.18(a).

“Original Obligations” shall have the meaning assigned to such term in Section 9.24(a).

“Other First Lien Debt” shall mean obligations secured by Other First Liens.

“Other First Liens” shall mean Liens on the Collateral that are equal and ratable with the Liens thereon securing the 2017 Term B Loans and the 2018 Incremental Term Loans (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the 2017 Term B Loans and the 2018 Incremental Term Loans) pursuant to a Permitted First Lien Intercreditor Agreement, which Permitted First Lien Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted First Lien Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Other Incremental Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Other Revolving Facility Commitments” shall mean, collectively, (a) Extended Revolving Facility Commitments to make Extended Revolving Loans and (b) Replacement Revolving Facility Commitments to make Replacement Revolving Loans.

“Other Revolving Loans” shall mean, collectively, (a) Extended Revolving Loans and (b) Replacement Revolving Loans.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents other than Luxembourg registration duties (droits d’enregistrement) payable in case of a registration, submission or filing by the Administrative Agent, any Lender or any Secured Party of any Loan Document with the Administration de l’Enregistrement et des Domaines in Luxembourg (or otherwise), except if such registration, submission or filing is required to maintain, establish, enforce or preserve the rights of the Administrative Agent, such Lender or such Secured Party under such Loan Document.

“Other Term Facilities” shall mean the Other Term Loan Commitments and the Other Term Loans made thereunder.

“Other Term Loan Commitments” shall mean, collectively, (a) Incremental Term Loan Commitments, (b) commitments to make Extended Term Loans and (c) commitments to make Refinancing Term Loans.

“Other Term Loan Installment Date” shall have, with respect to any Class of Other Term Loans established pursuant to an Incremental Assumption Agreement, an Extension Amendment or a Refinancing Amendment, the meaning assigned to such term in Section 2.10(a)(ii).

“Other Term Loans” shall mean, collectively, (a) Other Incremental Term Loans, (b) Extended Term Loans and (c) Refinancing Term Loans.

“Overnight Foreign Currency Rate” shall mean, for any amount payable in an Alternate Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parallel Obligations” shall have the meaning assigned to such term in Section 9.24(a).

“Parent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, subject to Section 10.08.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrowers and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(f).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets or business of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Parent and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom, provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of the Lux Borrower, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) only if the Testing Condition is then satisfied (or will be satisfied immediately after giving effect to the respective Permitted Business Acquisition), the Parent shall be in Pro Forma Compliance with the Financial Covenant immediately after giving effect to such acquisition or investment and any related transaction; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition shall be merged into a Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party; and (vi) the aggregate cash consideration in respect of such acquisitions and investments in assets that are not owned by the Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties, in each case upon consummation of such acquisition, shall not exceed $150,000,000 plus (A) an amount equal to any returns (in the form of dividends or other distributions or net sale proceeds) received by any Loan Party in respect of any assets not owned by Loan Parties or Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties that were acquired in such Permitted Business Acquisitions in reliance on the $150,000,000 basket above (excluding any such returns in excess of the amount originally invested) and (B) any amounts in excess thereof that can be, and are, permitted as Investments (and treated as Investments) made under a clause of Section 6.04 other than clause (k) thereof.

“Permitted Debt” shall mean Indebtedness for borrowed money (but not owing to the Parent or any of its Subsidiaries or Unrestricted Subsidiaries) incurred by the Lux Borrower, any other Borrower or any other Loan Party that is a Domestic Subsidiary, provided that (i) any such Permitted Debt shall not be guaranteed by the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing unless such person is a Guarantor and, if secured by any asset of the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing (as permitted by Sections 6.01 and 6.02), such assets consist solely of all or some portion of the Collateral pursuant to security documents no more favorable to the secured party or party, taken as a whole (as determined by the Lux Borrower in good faith), than the Security Documents, (ii) any such Permitted Debt, if secured, shall be subject to an Intercreditor Agreement reasonably satisfactory to the Administrative Agent and (iii) if such Permitted Debt is secured, such Permitted Debt shall not mature prior to the date that is the latest final maturity date of the Loans and Revolving Facility Commitments existing at the time of such incurrence, and the Weighted Average Life to Maturity of any such Permitted Debt shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans with the latest final maturity at the time of such incurrence.

“Permitted First Lien Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be equal and ratable with the Liens securing the 2017 Term B Loans and the 2018 Incremental Term Loans (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the 2017 Term B Loans and the 2018 Incremental Term Loans), one or more intercreditor agreements, each of which shall be in in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, or A 1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e);

(g) money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(h) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Parent and the Subsidiaries, on a consolidated basis, as of the end of the Parent’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Parent, the Lux Borrower or any Subsidiary organized in such jurisdiction.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the 2017 Term B Loans and the 2018 Incremental Term Loans (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the 2017 Term B Loans and the 2018 Incremental Term Loans) (including, for the avoidance of doubt, junior Liens pursuant to Section 2.21(b)(ii)), one or more intercreditor agreements, each of which shall be in in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Facility Assets” shall mean (i) Receivables Assets (whether now existing or arising in the future) of the Parent and its Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (ii) loans to the Parent and its Subsidiaries secured by Receivables Assets (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Parent and its Subsidiaries which are made pursuant to a Qualified Receivables Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.

“Permitted Receivables Related Assets” shall mean any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity, (c) if the Indebtedness being Refinanced is subordinated in right of payment to any Loan Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Lux Borrower in good faith), (d) no Permitted Refinancing Indebtedness shall have any borrower which is different than the borrower of the respective Indebtedness being so Refinanced or have guarantors that are not (or would not have been required to become) guarantors with respect to the Indebtedness being so Refinanced (except that a Loan Party may be added as an additional guarantor), (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than, the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by the Lux Borrower in good faith) and (f) if the Indebtedness being Refinanced was subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Parent, a Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which the Parent, a Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“Pledged Collateral” shall have the meaning assigned to such term in the U.S. Collateral Agreement.

“Pound Sterling” or “£” shall mean the lawful currency of the United Kingdom.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest per annum as announced from time to time by Deutsche Bank AG New York Branch as its prime rate in effect at its principal office in New York City.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference

Period”): (i) any Asset Sale and any asset acquisition, Investment (or series of related Investments) in excess of $25 million, merger, amalgamation, consolidation (including the Transaction) (or any similar transaction or transactions), any dividend, distribution or other similar payment, (ii) any operational changes or restructurings of the business of the Parent or any of its Subsidiaries that the Parent or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period (including in connection with an asset Disposition or asset acquisition described in clause (i)) and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary and (iv) any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Parent. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Parent and set forth in a certificate of a Responsible Officer, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the 12-month period following the consummation of the pro forma event. The Parent shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Parent setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with Applicable Accounting Principles. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent may designate.

“Pro Forma Compliance” shall mean, at any date of determination, that the Parent and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Parent for which the financial statements and certificates required pursuant to Section 5.04 have been delivered. For the avoidance of doubt, Pro Forma Compliance shall be tested without regard to whether or not the Financial Covenant was or was required to be tested on the last date of the applicable fiscal quarter.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.22(a).

“Pro Rata Share” shall have the meaning assigned to such term in Section 9.08(f).

“Process Agent” shall have the meaning assigned to such term in Section 9.15(d).

“Projections” shall mean the projections of the Parent and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Parent or any of the Subsidiaries prior to the Closing Date.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“Purchase Offer” shall have the meaning assigned to such term in Section 2.25(a).

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified Jurisdiction” shall mean (x) the United States (and any political subdivision thereof), Ireland, Luxembourg, Switzerland, the United Kingdom or the Netherlands, (y) the jurisdiction of the organization of any entity incorporated or organized outside the United States in a transaction permitted by Section 6.05(n) where the Administrative Agent has made the determination required by clause (iii) thereof, and (z) any other jurisdiction where the Administrative Agent has determined (acting reasonably and following a request by the Lux Borrower and based on advice of local counsel) that Wholly Owned Subsidiaries organized in such jurisdiction may provide guarantees and security which, after giving effect to the Agreed Guarantee and Security Principles, would provide substantially the same benefits as guarantees and security provided with respect to the Collateral owned by such entities as would have been obtained if the respective Subsidiary were instead organized in any of the United States, Ireland, Luxembourg, Switzerland the United Kingdom or the Netherlands (it being understood and agreed that a jurisdiction as has been agreed by the Parent and the Administrative Agent prior to the date hereof shall satisfy the requirements of this clause (z)).

“Qualified Receivables Facility” shall mean a receivables facility or facilities created under the Permitted Receivables Facility Documents and which is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge by a Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to such Borrower and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from such Borrower and/or the respective Receivables Sellers or (ii) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, in each case, either directly or through another Receivables Seller, so long as, in the case of each of clause (i) and clause (ii), no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by the Parent or any Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Parent or any other Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity) of the Parent or any other Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Financial Officer of the Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Questcor” shall mean Questcor Pharmaceuticals, Inc., a California corporation.

“Questcor Merger” shall mean the merger of Questcor Merger Sub with and into Questcor subject to the terms and conditions set forth in the Questcor Merger Agreement.

“Questcor Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 5, 2014, by and among Questcor, the Parent and Questcor Merger Sub (including, but not limited to, all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver).

“Questcor Merger Sub” shall mean Quincy Merger Sub, Inc., a Delaware corporation.

“Questcor Transaction Expenses” shall mean any fees or expenses incurred or paid in connection with the Questcor Transactions, the Incremental Assumption Agreement No. 1 and the other Loan Documents, the Questcor Merger Agreement and the transactions contemplated by the Questcor Merger Agreement, the Incremental Assumption Agreement No. 1 and the other Loan Documents.

“Questcor Transactions” shall mean, collectively, the transactions to occur pursuant to the Questcor Merger Agreement and the Incremental Assumption Agreement No. 1, including (a) the consummation of the Questcor Merger; (b) the execution, delivery and performance of the Incremental Assumption Agreement No. 1 and any related Loan Documents, the creation of Liens pursuant to any Security Documents to be entered into, modified or supplemented in connection with the Incremental Assumption Agreement No. 1, and the initial borrowings of the Incremental Term B-1 Loans; (c) entrance into any other financing arrangements in connection with the consummation of the Questcor Merger; and (d) the payment of the Questcor Transaction Expenses.

~~“Questcor Transaction Expenses” shall mean any fees or expenses incurred or paid in connection with the Questcor Transactions, the Incremental Assumption Agreement No. 1 and the other Loan Documents, the Questcor Merger Agreement and the transactions contemplated by the Questcor Merger Agreement, the Incremental Assumption Agreement No. 1 and the other Loan Documents.~~

“Rate” shall have the meaning assigned to such term in the definition of the term “Type”.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” shall mean any direct or indirect wholly owned Subsidiary of the Parent which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither the Parent nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Parent or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Parent (as determined by the Lux Borrower in good faith) and (b) to which neither the Parent nor any other Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Seller” shall mean the Borrowers and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Recovery Event” shall mean any event that gives rise to the receipt by the Parent or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing Amendment” shall have the meaning assigned to such term in Section 2.23(e).

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.23(a).

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by the Lux Borrower, any other Borrower or any other Loan Party that is a Domestic Subsidiary (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Facility Commitments so replaced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so reduced or the Revolving Facility Commitments so replaced; (e) the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Facility Commitments so replaced, as applicable (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of loans, customary amortization and mandatory and voluntary prepayment provisions which are consistent in all material respects, when taken as a whole, with those applicable to the 2017 Term B Loans, 2018 Incremental Term Loans and/or Revolving Facility Commitments, as the case may be, with such Indebtedness (if in the form of term loans) to provide that any such mandatory prepayments as a result of asset sales, events of loss, or excess cash flow, shall be shared no more than ratably with the term loans outstanding pursuant to this Agreement); (f) there shall be no borrower or issuer with respect thereto other than the Lux Borrower, any other Borrower or any other Loan Party that is a Domestic Subsidiary, and no guarantor in respect of such Refinancing Notes that is the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing that is not a Loan Party; (g) if such Refinancing Notes are secured by an asset of the Parent, any Subsidiary, any

Unrestricted Subsidiary or any Affiliate of the foregoing, the security agreements relating to such assets shall not extend to any assets not constituting Collateral and shall be no more favorable to the secured party or party, taken as a whole (determined by the Lux Borrower in good faith) than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent); (h) if such Refinancing Notes are secured, such Refinancing Notes shall be secured by all or a portion of the Collateral, but shall not be secured by any assets of the Parent or its subsidiaries other than the Collateral; and (i) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable (and in any event shall be subject to a Permitted Junior Intercreditor Agreement if the Indebtedness being Refinanced is secured on a junior lien basis to any of the Obligations).

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s controlled and controlling Affiliates and the respective directors, trustees, officers, employees, agents, advisors and members of such person and such person’s controlled and controlling Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Replacement Revolving Facility” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.23(c).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Repricing Event” shall mean (A) with respect to the 2017 Term B Loans, (i) any prepayment or repayment of 2017 Term B Loans with the proceeds of, or any conversion of all or any portion of the 2017 Term B Loans into, any new or replacement Indebtedness bearing interest with an All-in Yield less than the All-in Yield applicable to the 2017 Term B Loans subject to such event (as such comparative yields are determined by the Administrative Agent); provided that in no event shall any prepayment or repayment of 2017 Term B Loans in connection with a Change of Control constitute a Repricing Event and (ii) any amendment to this Agreement which reduces the All-in Yield applicable to the 2017 Term B Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a Non-Consenting Lender in connection with any such amendment pursuant to Section 2.21) and (B) with respect to the 2018 Incremental Term Loans, (i) any prepayment or repayment of 2018 Incremental Term Loans with the proceeds of, or any conversion of all or any portion of the 2018 Incremental Term Loans into, any new or replacement Indebtedness bearing interest with an All-in Yield less than the All-in Yield applicable to the 2018 Incremental Term Loans subject to such event (as such comparative yields are determined by the Administrative Agent); provided that in no event shall any prepayment or repayment of 2018 Incremental Term Loans in connection with a Change of Control constitute a Repricing Event and (ii) any amendment to this Agreement which reduces the All-in Yield applicable to the 2018 Incremental Term Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a Non-Consenting Lender in connection with any such amendment pursuant to Section 2.21).

~~“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).~~

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) all Revolving L/C Exposures, (y) all Swingline Exposures and (z) the total Available Unused Commitments at such time; provided, that the Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Applicable Period, 50%; provided, that, so long as no Default or Event of Default shall have occurred and is continuing, if the Total Net Leverage Ratio as at the end of the Applicable Period is (x) less than or equal to 4.50 to 1.00, such percentage shall be 25% or (y) 3.50 to 1.00, such percentage shall be 0% and.

“Required Revolving Facility Lenders” shall mean, at any time, Revolving Facility Lenders having (a) Revolving Facility Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (w) all Revolving Facility Loans (other than Swingline Loans) outstanding, (x) all Revolving L/C Exposures, (y) all Swingline Exposures and (z) the total Available Unused Commitments at such time; provided, that the Revolving Facility Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Responsible Officer” of any person shall mean any director (administrateur), manager (gérant), executive officer or Financial Officer of such person, any authorized signatory appointed by the board of directors (conseil d’administration) or board of managers (conseil de gérance) of such person (as applicable) and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Margin Stock” shall mean, at any time, all Margin Stock owned by the Parent and its Subsidiaries which is not Unrestricted Margin Stock.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Period, the amount, if any, by which the portion of the Available Amount attributable to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Interim Periods used in such Excess Cash Flow Period exceeds the actual Retained Percentage of Excess Cash Flow for such Excess Cash Flow Period.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“Return of Scheduled Equity” shall have the meaning assigned to such term in Section 6.04(b).

“Revaluation Date” shall mean (a) with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of each request for the issuance, extension or renewal of such Alternate Currency Letter of Credit, (ii) each date of an amendment of such Alternate Currency Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Bank under such Alternate Currency Letter of Credit, and (iv) the first Business Day of each month, and such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require and (b) with respect to any Alternate Currency Revolving Loan, each of the following: (i) each date occurring two Business Days prior to the date of a Borrowing of Eurocurrency Revolving Loans denominated in an Alternate Currency or of a Borrowing of Bankers’ Acceptance Loans (as the case may be), (ii) each date of a continuation of a Eurocurrency Revolving Loan denominated in an Alternate Currency or of a Borrowing of Bankers’ Acceptance Loans (as the case may be) pursuant to Section 2.07, and (iii) the last Business Day of each fiscal quarter, and such additional dates as the Administrative Agent shall determine or the Majority Lenders under the applicable Revolving Facility shall require.

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class and currency.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased, extended or replaced as provided under Section 2.21, 2.22 or 2.23. The initial amount of each Lender’s 2017 Revolving Facility Commitment is set forth on Schedule A to the Third Amendment, or in the Assignment and Acceptance, Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments on the Third Amendment Effective Date (after giving effect to (x) the termination of the 2015 Revolving Facility Commitments as in effect immediately prior to the Third Amendment Effective Date and (y) the establishment of the 2017 Revolving Facility Commitments) is $900,000,000.00. On the Third Amendment Effective Date, there is only one Class of Revolving Facility Commitments, consisting of the 2017 Revolving Facility Commitments. After the Third Amendment Effective Date, additional Classes of Revolving Facility Commitments may be added or created pursuant to Extension Amendments or Refinancing Amendments.

“Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Revolving Facility Commitments, the sum of (a) the aggregate principal amount of the Revolving Facility Loans of such Class outstanding at such time (calculated, in the case of Alternate Currency Revolving Loans, based on the Dollar Equivalent thereof), (b) the Swingline

Exposure applicable to such Class at such time and (c) the Revolving L/C Exposure applicable to such Class at such time minus, for the purpose of Section 6.12 only, the amount of Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage of the applicable Class and (y) the aggregate Revolving Facility Credit Exposure of such Class of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender, and a Lender providing Extended Revolving Facility Commitments or Replacement Revolving Facility Commitments) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans. For the avoidance of doubt, as of the Third Amendment Effective Date, the 2017 Revolving Facility Lenders shall constitute the “Revolving Facility Lenders” hereunder.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b). Unless the context otherwise requires, the term “Revolving Facility Loans” shall include the Other Revolving Loans (including, without limitation, the 2017 Revolving Loans).

“Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the 2017 Revolving Facility Commitments established pursuant to the Third Amendment, February 28, 2022 and (c) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Extension Amendment or Refinancing Amendment.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving Facility Termination Event” shall have the meaning assigned that term in Section 2.05(k).

“Revolving L/C Exposure” of any Class shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit applicable to such Class outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) and (b) the aggregate principal amount of all L/C Disbursements applicable to such Class that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The Revolving L/C Exposure of any Class of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure applicable to such Class at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590,

such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctions” shall have the meaning assigned that term in Section 3.23(a).

“Scheduled Bank” shall mean a bank that is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada).

“Scheduled Loans” shall have the meaning assigned to such term in Section 6.04(b).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment” shall mean the Refinancing Amendment No. 1 and Incremental Assumption Agreement No. 2 to this Agreement, dated as of August 28, 2015.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is not otherwise designated in writing by the Lux Borrower and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party and any Hedge Bank to the extent that such Hedging Agreement is not otherwise designated in writing by the Lux Borrower and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations.

“Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the U.S. Security Documents, the Irish Security Documents, the Lux Security Documents, the Swiss Security Documents and each of the security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Separation” shall mean the separation of the pharmaceuticals business of Covidien plc from its other businesses, the transfer of the assets and liabilities associated with such pharmaceuticals business to the Parent, and the creation of the Parent as an independent, publicly traded company, in each case as further described in the information statement, dated June 17, 2013, filed with the SEC as Exhibit 99.2 to the Parent’s Current Report on Form 8-K on July 1, 2013.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Parent and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Parent’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent and its Subsidiaries.

“Specified Domestic Subsidiary” means any Domestic Subsidiary that is a subsidiary of a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

“Spot Rate” shall mean, with respect to any currency, the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Local Time on the date three Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Administrative Agent or the Issuing Bank shall reasonably determine is appropriate under the circumstances; provided, that (x) the Spot Rate may, at the election of the Administrative Agent or respective Issuing Bank, be made on the date on which the foreign exchange computation is made for any payment actually made or to be made, or cash collateralization required, of any amounts pursuant to this Agreement (rather than the date which is three Business Days prior to such date), and (y) the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Parent or any Subsidiary thereof in connection with a Qualified Receivables Facility which are reasonably customary (as determined in good faith by the Lux Borrower) in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market.

“Standby Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Statutory Reserves” shall mean the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). ~~Eurodollar~~Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Parent. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Parent or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement dated as of the Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, between each Subsidiary Loan Party and the Collateral Agent. The Subsidiary Guarantee Agreement shall also be deemed to include any guaranty agreement prepared under applicable local law (in the case of a Subsidiary Loan Party that is a Foreign Subsidiary) where the Administrative Agent has reasonably determined, based on the advice of counsel and subject to the Agreed Guarantee and Security Principles, that a separate Guarantee (or modified form of Guarantee) is preferable under relevant local law.

“Subsidiary Loan Party” shall mean (a) each Borrower (other than with respect to its own primary Loan ~~Document~~ Obligations or Secured Cash Management Agreements and any Secured Hedge Agreement to which it is a party), (b) each direct or indirect Wholly Owned Subsidiary of the Parent (other than the Borrowers) (whether owned on the Closing Date or formed or acquired thereafter) that owns directly or indirectly any Equity Interest in any Wholly Owned Domestic Subsidiary of the Parent (which Wholly Owned Domestic Subsidiary of the Parent is not (i) Mallinckrodt Nuclear LLC or (ii) any other Subsidiary if and for so long as such Subsidiary qualifies as an Excluded Subsidiary), (c) each direct or indirect Wholly Owned Domestic Subsidiary of the Parent (other than the Borrowers) (whether owned on the Closing Date or formed or acquired thereafter) (other than (i) Mallinckrodt Nuclear LLC and (ii) any other Subsidiary if and for so long as such Subsidiary qualifies as an Excluded Subsidiary) and (d) any other Wholly Owned Subsidiary of the Parent that may be designated by the Lux Borrower (by way of delivering to the Collateral Agent the Subsidiary Guarantee Agreement (or a supplement to the Subsidiary Guarantee Agreement, as reasonably requested by the Administrative Agent) and any applicable Security Documents, in each case, duly executed by such Subsidiary) in its sole discretion (including, without limitation, in connection with transactions permitted by Section 6.05(n)) from time to time to be a guarantor in respect of the Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.10(d) as if it were newly acquired. Notwithstanding the foregoing, the Cadence IP Licensee shall be excluded as a Subsidiary Loan Party and Guarantor as provided in Section 5.13 (and then unless and until it becomes a Guarantor in accordance with the last sentence of Section 5.13(b)). Notwithstanding anything contained in this Agreement to the contrary, a transfer of Collateral from any Loan Party organized in a Qualified Jurisdiction to a Subsidiary Loan Party that is not organized in a Qualified Jurisdiction shall, for purposes of Sections 6.04 and 6.05, be deemed to be an Investment in a Subsidiary that is not a Loan Party and shall be justified as same pursuant to such Sections.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Sucampo” shall have the meaning assigned to such term in the Fourth Amendment.

“Sucampo Acquisition” shall have the meaning assigned to such term in the Fourth Amendment.

“Sucampo Acquisition Agreement” shall have the meaning assigned to such term in the Fourth Amendment.

“Sucampo Transactions” shall mean, collectively, the transactions to occur pursuant to the Sucampo Acquisition Agreement and the Fourth Amendment, including (a) the consummation of the Sucampo Acquisition; (b) the execution, delivery and performance of the Fourth Amendment and any related Loan Documents, the creation of Liens pursuant to any Security Documents to be entered into, modified or supplemented in connection with the Fourth Amendment, and the initial borrowings of the 2018 Incremental Term Loans; (c) (i) the repayment of all indebtedness outstanding under the Credit Agreement, dated as of October 31, 2017, by and among Sucampo, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Silicon Valley Bank, as syndication agent, and Wells Fargo

Bank, National Association, as documentation agent, and (ii) the repurchase, or funding of the payment of the conversion obligation in respect of, the 3.25% Convertible Senior Notes due 2021 of Sucampo issued pursuant to the Indenture, dated as of December 27, 2016, by and among Sucampo and U.S. Bank National Association, as trustee; and (d) the payment of the Sucampo Transaction Expenses.

“Sucampo Transaction Expenses” shall mean any fees or expenses incurred or paid in connection with the Sucampo Transactions, the Fourth Amendment and the other Loan Documents, the Sucampo Acquisition Agreement and the transactions contemplated by the Sucampo Acquisition Agreement, the Fourth Amendment and the other Loan Documents.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Lux Borrower substantially in the form of Exhibit D-2 or such other form as shall be approved by the Swingline Lender.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments is $50,000,000. The Swingline Commitment is part of, and not in addition to, the Revolving Facility Commitments.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean (a) the Administrative Agent, in its capacity as a lender of Swingline Loans, and (b) each Revolving Facility Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loans” shall mean the swingline loans made to the Borrowers pursuant to Section 2.04.

“Swiss Branch” shall have the meaning assigned to that term in the definition of “Collateral and Guarantee Requirement”.

“Swiss Finco” shall mean Mallinckrodt Finance GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung), with registered seat in Neuhausen am Rheinfall, organized under the laws of Switzerland, under the company number CHE-113.353.767.

“Swiss Franc” shall mean the lawful currency of Switzerland.

“Swiss Holdco” shall mean Mallinckrodt Holdings GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung), with registered seat in Neuhausen am Rheinfall, organized under the laws of Switzerland, under the company number CHE-320.946.790.

“Swiss Security Documents” shall mean (i) a Swiss law quota pledge agreement regarding pledge of quotas of Swiss Finco between Swiss Holdco, as pledgor, and the Collateral Agent and the other Secured Parties, as pledgees; (ii) a Swiss security receivables assignment agreement in relation to certain receivables of Swiss Holdco and Swiss Finco between Swiss Holdco and Swiss Finco, as assignors, and the Collateral Agent on behalf of the Secured Parties and (iii) subject to the final paragraph in the definition of “Collateral and Guarantee Requirement”, a Swiss law quota pledge agreement regarding pledge of quotas of Swiss Holdco between Lux Holdco, as pledgor, and the Collateral Agent and the other Secured Parties, as pledgees.

“Swiss Withholding Tax” shall mean any tax in accordance with the “Bundesgesetz über die Verrechnungssteuer” of 13 October 1965, as amended from time to time.

“TARGET” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Tender Offer” shall have the meaning assigned to the term “Offer” in the Merger Agreement.

“Tender Offer Conditions” shall have the meaning assigned that term in Section 4.02(g).

“Term Borrowing” shall mean any 2017 Term B Borrowing, any 2018 Incremental Term Borrowing or any Borrowing of Other Term Loans.

“Term Facility” shall mean the 2017 Term B Facility, the 2018 Incremental Term Facility and/or any or all of the Other Term Facilities.

“Term Facility Commitment” shall mean the commitment of a Term Lender to make Term Loans, including 2017 Term B Loans, 2018 Incremental Term Loans and/or Other Term Loans.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the 2017 Term B Facility, the 2017 Term B Facility Maturity Date ~~and (b~~, (b) with respect to the 2018 Incremental Term Facility, the 2018 Incremental Term Facility Maturity Date and (c) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment.

“Term Lender” shall mean a Lender (including an Incremental Term ~~Loan~~ Lender, an ~~Extended Term Loan~~Extending Lender and ~~a Replacement~~any “person” providing Refinancing Term ~~Lender~~Loans) with a Term ~~Loan~~ Facility Commitment or with outstanding Term Loans.

“Term Loan Installment Date” shall mean any 2017 Term B Loan Installment Date, any 2018 Incremental Term Loan Installment Date or any Other Term Loan Installment Date.

“Term Loans” shall mean the Initial Term B Loans, the Incremental Term B-1 Loans, the 2017 Term B Loans, the 2018 Incremental Term Loans and/or the Other Term Loans.

“Term Yield Differential” shall have the meaning assigned to such term in Section 2.21(b)(v).

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due), (c) all Letters of Credit (other than those that have been Cash Collateralized with the Minimum L/C Collateral Amount in accordance with Section 2.05(k)) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full in cash and (d) to the extent not repaid in full pursuant to preceding clause (b), all Bankers’ Acceptance Loans have been cash collateralized in an amount equal to the full amount payable on the last day of the Interest Period applicable thereto.

“Testing Condition” shall be satisfied at any time if as of such time, (a) the aggregate amount of (i) the aggregate principal amount of outstanding Revolving Facility Loans and Swingline Loans at such time (calculated, in the case of Alternate Currency Revolving Loans, based on the Dollar Equivalent thereof and excluding, for the avoidance of doubt, any Letter of Credit), (ii) Unreimbursed Amounts with respect to drawn Letters of Credit and (iii) the face amount of outstanding undrawn Letters of Credit (excluding any Letters of Credit which have been fully Cash Collateralized in accordance with Section 2.05(j)) exceeds (b) an amount equal to 25% of the aggregate amount of the Revolving Facility Commitments at such time.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Parent then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the four fiscal quarter period ending December 27, 2013.

“Third Amendment” shall mean the Refinancing Amendment No. 2 and Incremental Assumption Agreement No. 3 to this Agreement, dated as of February 28, 2017.

“Third Amendment Effective Date” shall have the meaning assigned to such term in the Third Amendment.

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by Parent or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Parent or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period (except for purposes of the Financial Covenant) for which financial statements of the Parent have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Trade Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Transaction Documents” shall mean the Merger Agreement and the Loan Documents.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Parent or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents, the Merger Agreement and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the consummation of the Tender Offer and the Merger; (b) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; (c) the repayment in full of, and the termination of all obligations, commitments and (where applicable) security under, the Existing Mallinckrodt Credit Agreement and the Existing Cadence Credit Agreement; and (d) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” shall mean the United States of America.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(e).

“Unrestricted Cash” shall mean cash or Permitted Investments of the Parent or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Parent or any of its Subsidiaries.

“Unrestricted Margin Stock” shall mean, at any time, all Margin Stock owned by the Parent and its Subsidiaries to the extent the value thereof exceeds 25% of the aggregate value of all assets owned by the Parent and its Subsidiaries then subject to the covenants contained in Sections 6.02 and 6.05.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Parent, whether now owned or acquired or created after the Closing Date, that is designated after the Closing Date by the Lux Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Lux Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Parent shall be in Pro Forma Compliance with the Financial Covenant as of the last day of the then most recently ended Test Period (whether or not the Financial Covenant was required to be tested on such date), (c) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 6.04, (d) such Subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an “Unrestricted Subsidiary” for purposes for all other Material Indebtedness of the Parent or its Subsidiaries issued or incurred after the Closing Date that contains a similar concept, (e) such Subsidiary was not previously designated as an Unrestricted Subsidiary and thereafter re-designated as a Subsidiary, and (f) the Parent shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Parent, certifying to the best of such officer’s knowledge, compliance with the requirements of this proviso; and (2) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by the Parent or one or more of its Restricted Subsidiaries after the date of the designation of the parent entity as a “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with preceding clause (1)). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Parent’s (or its Subsidiaries’) Investments therein, which shall be required to be justified on such date in accordance with Section 6.04 (and not as an Investment permitted thereby in a Subsidiary). The Lux Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) immediately after giving effect to such redesignation, the Parent shall be in Pro Forma Compliance with the Financial Covenant as of the last day of the most recently ended Test Period (whether or not the Financial Covenant was required to be tested on such date), and (iii) the Lux Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Lux Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii). The designation of any Unrestricted Subsidiary as a Subsidiary after the Closing Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary. Notwithstanding anything to the contrary contained above, neither the Lux Borrower nor the Co-Borrower shall be permitted to be an Unrestricted Subsidiary.

“U.S. Collateral Agreement” shall mean the U.S. Collateral Agreement dated as of the Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, among the Lux Borrower, Swiss Finco and each Subsidiary Loan Party that is a Domestic Subsidiary and the Collateral Agent.

“U.S. Dollars”, “Dollars” or “$” shall mean lawful money of the United States of America.

“U.S. Security Documents” shall mean the U.S. Collateral Agreement, each Notice of Grant of Security Interest in Intellectual Property (as defined in the U.S. Collateral Agreement) and each other pledge or security agreement entered into after the Closing Date by any Loan Party that is a Domestic Subsidiary or that owns Equity Interests in a Domestic Subsidiary, in each case, to the extent required by this Agreement or any other Loan Document.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Parent that is a Wholly Owned Subsidiary of the Parent.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with Applicable Accounting Principles of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Terms Generally; Applicable Accounting Principles. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. At any time after the Closing Date, the Parent may elect (by written notice to the Administrative Agent) to change its financial reporting (both hereunder and for its audited financial statements generally) from GAAP to International Financial Reporting Standards (as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee and/or adopted by the European Union (“IFRS”)), as in effect from time to time, in which case all references herein to GAAP (except for historical financial statements theretofore prepared in accordance with GAAP) shall instead be deemed references to the IFRS and the related accounting standards as shown in the first set of audited financial statements prepared in accordance therewith and delivered pursuant to this Agreement; provided that, if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring as a result of the adoption of IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Administrative Agent or the Required Lenders request an amendment to any provision hereof for such purpose), then such provision shall be interpreted on the basis of GAAP as otherwise required above (and without regard to this sentence) until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income”, without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

Section 1.03 Effectuation of Transactions. Each of the representations and warranties of the Parent and each Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04 Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit and Alternate Currency Revolving Loans. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the Dollars and each Alternate Currency until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent in accordance with this Agreement. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or clause (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as applicable.

Section 1.05 Change of Currency. (a) Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.06 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.07 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Initial Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., an “Initial Eurocurrency Revolving Borrowing”).

Section 1.09 Special Luxembourg Provisions. Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to the Lux Borrower, the Lux Holdco or any other Lux Loan Party, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a person includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation de paiements; (e) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (f) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (g) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés) and (h) a director includes an administrateur or a gérant.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) each Lender party to the Third Amendment as “2017 Term B Lenders” agrees, severally and not jointly, to make 2017 Term B Loans in Dollars to the Lux Borrower on the Third Amendment Effective Date in accordance with the terms of the Third Amendment, and

(b) each Lender agrees, severally and not jointly, to make Revolving Facility Loans of a Class in an Agreed Currency to the Lux Borrower or any Additional Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Equivalent of such Lender’s Revolving Facility Credit Exposure of such Class exceeding such Lender’s Revolving Facility Commitment of such Class, or (ii) the Dollar Equivalent of the Revolving Facility Credit Exposure of such Class exceeding the total Revolving Facility Commitments of such Class. Within the foregoing limits and subject to the terms and conditions set forth herein, the Lux Borrower and the Additional Borrowers may borrow, prepay and reborrow Revolving Facility Loans, and

(c) each Lender having an Incremental Term Loan Commitment agrees, severally and not jointly, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the applicable Borrowers, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment~~.~~, and

(d) each Lender party to the Fourth Amendment as a 2018 Incremental Term Lender agrees, severally and not jointly, to make 2018 Incremental Term Loans in Dollars to the Lux Borrower on the Fourth Amendment Effective Date in accordance with the terms of the Fourth Amendment. The full amount of the 2018 Incremental Term Loan Commitments must be drawn in a single drawing on the Fourth Amendment Effective Date, and the amount of 2018 Incremental Term Loans borrowed under this Section 2.01(d) that are repaid or prepaid may not be reborrowed.

Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type and currency made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans of any Class shall be made by the Revolving Facility Lenders of such Class ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing (other than (x) a Swingline Borrowing or (y) a Borrowing of Canadian Dollar Revolving Loans) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan, Canadian Prime Rate Loan, Eurocurrency Loan or Bankers’ Acceptance Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) Each Canadian Dollar Revolving Loan shall, at the option of the applicable Borrower, be incurred and maintained as, and/or converted into one or more Borrowings of Canadian Prime Rate Loans or (A) in the case of a B/A Lender, the creation of Bankers’ Acceptances on the terms and conditions provided for herein and in Schedule 2.13(g) hereto or (B) in a case of a Non-B/A Lender, the creation and purchase of completed Drafts in Canadian Dollars and the exchange of such Drafts for B/A Equivalent Notes, in each case on the terms and conditions provided for herein and in Schedule 2.13(g) hereto.

(d) At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing and each Borrowing of Bankers’ Acceptance Loans, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum (or in the case of a Borrowing denominated in an Alternate Currency, the Alternate Currency Equivalent thereof). At the time that each ABR Revolving Facility Borrowing and each Borrowing of Canadian Prime Rate Loans is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple (or in the case of a Borrowing of Canadian Prime Rate Loans, the Alternate Currency Equivalent thereof) and not less than the Borrowing Minimum; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than (i) 10 Eurocurrency Borrowings outstanding under all Term Facilities at any time or (ii) 10 Eurocurrency Borrowings and/or Borrowings of Bankers’ Acceptance Loans outstanding under all Revolving Facilities at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(e) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or Term Facility Maturity Date for such Class, as applicable.

Section 2.03 Requests for Borrowings. To request a Revolving Facility Borrowing and/or a Term Borrowing, the applicable Borrower shall notify the Administrative Agent of such request (a) in the case of a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, by telephone, not later than 10:00 a.m. Local Time, on the Business Day of the proposed Borrowing or (c) in the case of a Canadian Prime Rate Borrowing, not later than 10:00 a.m. Local Time on the Business Day immediately prior to the date of the proposed Borrowing; provided, that, (i) to request a ~~Eurodollar~~Eurocurrency or ABR Borrowing on the ~~Third~~Fourth Amendment Effective Date, the applicable Borrower shall notify the Administrative Agent of such request by telephone no later than 5:00 p.m., Local Time, one Business Day prior to the ~~Third~~Fourth Amendment Effective Date (or such later time as the Administrative Agent may agree) and (ii) any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 12:00 noon, Local Time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (other than in the case of any notice given in respect of the Closing Date, which may be conditioned upon the consummation of the Merger or the Tender Offer) and (in the case of telephonic requests) shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of 2017 Term B Loans, 2018 Incremental Term Loans, Other Term Loans or Revolving Facility Loans of a particular Class, as applicable;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans;

(v) in the case of a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) in the case of a Eurocurrency Revolving Facility Borrowing, a Canadian Prime Rate Borrowing or a Borrowing of Bankers’ Acceptance Loans, the currency in which such Borrowing is to be denominated (which shall be an Agreed Currency); and

(vii) the location and number of the account of the applicable Borrower to which funds are to be disbursed.

If no election as to the currency of any Revolving Facility Borrowing is made, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then (x) in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing and (y) in the case of a Borrowing denominated in Canadian Dollars, the requested Borrowing shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans in Dollars to the Lux Borrower or any Additional Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the Dollar Equivalent of the Revolving Facility Credit Exposure of the applicable Class exceeding the total Revolving Facility Commitments of such Class; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Lux Borrower and the Additional Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the applicable Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by electronic means), not later than 2:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date of such Swingline Borrowing (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the applicable Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Facility Lenders of the applicable Class to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of any Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Lux Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(d) The Lux Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Facility Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Facility Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers, executed by the Borrowers, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Facility Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Facility Lender in its capacity as a lender of Swingline Loans hereunder.

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Lux Borrower or any Additional Borrower may request the issuance of one or more letters of credit denominated in any Agreed Currency in the form of (x) trade letters of credit in support of trade obligations of the Parent and its Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of the Parent and its Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”; each such letter of credit issued hereunder, a “Letter of Credit” and collectively, the “Letters of Credit”) for its own account (although, at the request of the Lux Borrower or any Additional Borrower, a Letter of Credit may be issued that states that it is issued for the account of the Parent or any of its Subsidiaries, in which case any such

Letter of Credit shall be deemed issued for the joint and several account of the Lux Borrower or such Additional Borrower and, as applicable, the Parent or such Subsidiary) in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period and prior to the date that is five Business Days prior to the applicable Revolving Facility Maturity Date. Except with respect to additional conditions to the issuance, amendment, extension, renewal or increase in the amount of Letters of Credit as to which the Lux Borrower or any Additional Borrower and the applicable Issuing Bank may agree, in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Lux Borrower or any Additional Borrower to, or entered into by the Lux Borrower or any Additional Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Lux Borrower or any Additional Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a notice in the form of Exhibit D-3 requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency (which shall be an Agreed Currency) of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit constitutes a Standby Letter of Credit or a Trade Letter of Credit and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Lux Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form and related documents in connection with any request for a Letter of Credit and in connection with any request for a Letter of Credit to be amended, renewed, modified or extended. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit each Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (x) the Dollar Equivalent of the Revolving L/C Exposure shall not exceed $50,000,000, (y) the Dollar Equivalent of the Revolving Facility Credit Exposure shall not exceed the applicable Revolving Facility Commitments and (z) the Dollar Equivalent of the Revolving L/C Exposure applicable to all Letters of Credit issued by any given Issuing Bank shall not exceed such Issuing Bank’s Applicable L/C Sublimit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of Standby Letters of Credit, the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such renewal or extension), (ii) in the case of Trade Letters of Credit, the date 180 days after the date of issuance thereof and (iii) the date that is five Business Days prior to the applicable Revolving Facility Maturity Date; provided, that any Standby Letter of Credit with a one year tenor may provide for automatic renewal or extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (iii) of this paragraph (c)) so long as such Letter of Credit (any such Letter of Credit, an “Auto Renewal Letter of Credit”) permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Auto Renewal Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Auto Renewal Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the respective Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than such Revolving Facility Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) under the Revolving Facility Commitments of any Class and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender under such Class, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s applicable Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s applicable Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason, with all such amounts to be paid in Dollars (taking the Dollar Equivalent of any amounts expressed in Alternate Currencies), except that any amounts which the respective Issuing Bank requires to be repaid in an Alternate Currency permitted pursuant to following paragraph (e) shall also be required to be reimbursed by the respective Revolving Facility Lenders as provided in this paragraph (d) in the respective Alternate Currency in which such amount is owing by the Borrowers. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Revolving Facility Lender’s Revolving Facility Credit Exposure at any time might exceed its Revolving Facility Commitment at such time (in which case Section 2.11(f) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Upon the reallocation of Revolving L/C Exposure to the 2017 Revolving Facility Commitments pursuant to Section 2.05(n), it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed L/C Disbursements relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.05(d) to reflect the new Revolving Facility Percentages of each Revolving Facility Lender.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrowers shall (and shall be jointly and severally obligated to) reimburse such L/C Disbursement by paying to the Administrative Agent an amount in Dollars (or if the Issuing Bank shall so elect in its sole discretion by notice to the Lux

Borrower, in such Alternate Currency which was paid by the Issuing Bank pursuant to such L/C Disbursement) equal to such L/C Disbursement (or, in the case of an Alternate Currency Letter of Credit where the election described in the immediately preceding parenthetical has not been made by the respective Issuing Bank, the Dollar Equivalent thereof) not later than 2:00 p.m., Local Time, on the day on which such L/C Disbursement is made (or the next succeeding Business Day, if such notice is received after 12:00 noon, Local Time), together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Revolving Loans (or, in the case of amounts to be reimbursed in an Alternate Currency as provided above, (x) in the case of amounts owing in Canadian Dollars, at the rate applicable to Canadian Prime Rate Loans and (y) in the case of amounts owing in Alternate Currencies other than Canadian Dollar, at the Overnight Foreign Currency Rate for such Alternate Currency plus the then effective Applicable Margin with respect to ABR Revolving Loans) of the applicable Class; provided, that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing of the applicable Class (or, in the case of amounts that the respective Issuing Bank has required be repaid in the respective Alternate Currency in which the Alternate Currency Letter of Credit was denominated, (x) in the case of Canadian Dollar Revolving Loans, Canadian Prime Rate Loans or (y) in the case of any other Alternate Currency, Eurocurrency Borrowings with the shortest then available Interest Period), as applicable, in an amount equal to the Dollar Equivalent thereof (or, in the case of amounts owing in the respective Alternate Currency, the amount so owing in such Alternate Currency) and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Borrowing (and with interest owing thereon from the date of the respective L/C Disbursement). If the Borrowers fail to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof (the “Unreimbursed Amount”) and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender with a Revolving Facility Commitment of the applicable Class shall pay to the Administrative Agent (in Dollars (using Dollar Equivalents as described above in the case of L/C Disbursements made in Alternate Currencies), or, to the extent expressly provided above, in the respective Alternate Currency in the case of payments owing with respect to Alternate Currency Letters of Credit) its Revolving Facility Percentage of the Unreimbursed Amount in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligations to reimburse such L/C Disbursement. If the Borrowers’ reimbursement of, or obligation to reimburse, any amounts in any Alternate Currency would subject the Administrative

Agent, the Issuing Bank or any Revolving Facility Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrowers shall, at their option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Revolving Facility Lender or (y) reimburse each L/C Disbursement made in such Alternate Currency in Dollars, in an amount equal to the Dollar Equivalent thereof, calculated using the applicable exchange rates, on the date such L/C Disbursement is made, of such L/C Disbursement.

(f) Obligations Absolute. The Borrowers’ obligations to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the respective Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the respective Borrower that are determined by final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Lux Borrower by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligations to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrowers shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrowers reimburse such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans of the applicable Class (or in the case such L/C Disbursement required to be reimbursed in an Alternate Currency, (x) in the case of amounts required to be reimbursed in Canadian Dollars, at the rate of interest then applicable to Canadian Prime Rate Loans of the applicable Class or (y) in the case of all other Alternate Currencies, at the Overnight Foreign Currency Rate for such Alternate Currency plus the then effective Applicable Margin with respect to ABR Revolving Loans of the applicable Class); provided, that, if such L/C Disbursement is not reimbursed by the Borrowers when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Facility Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization Following Certain Events. If and when a Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Section 2.11(e), 2.11(f), 2.24(a)(v) or 7.01, such Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Facility Lenders, an amount in cash in Dollars equal to 102% of the Dollar Equivalent of the Revolving L/C Exposure as of such date plus any accrued but unpaid interest thereon (or, in the case of Sections 2.11(e), 2.11(f) and 2.24(a)(v), the portion thereof required by such sections) provided that (i) the portions of such amount attributable to undrawn Alternate Currency Letters of Credit or L/C Disbursements in an Alternate Currency that the Borrowers are not late in reimbursing shall be deposited in the applicable Alternate Currencies in the actual amounts of such undrawn Letters of Credit and L/C Disbursements (and, in cases where Section 7.01 is applicable, each Letter of Credit shall be required to be 102% Cash Collateralized in the respective currency in which such Letter of Credit is denominated) and (ii) for the purposes of this paragraph, the Alternate Currency Revolving L/C Exposure shall be calculated using the applicable Spot Rate on the date notice demanding cash collateralization is delivered to the Borrowers. Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.24(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at the risk and expense of the Borrowers, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other Loan ~~Document~~ Obligations. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(e) or (f) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Sections 2.11(e) and (f) no longer being exceeded, as applicable.

(k) Cash Collateralization Following Termination of the Revolving Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments (a “Revolving Facility Termination Event”) in connection with which the Lux Borrower notifies any one or more Issuing Banks that it or any Additional Borrower intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Revolving Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing Letter of Credit is Cash Collateralized (in the same currency in which such Continuing Letter of Credit is denominated) in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.

(l) Additional Issuing Banks. From time to time, the Lux Borrower may by notice to the Administrative Agent designate any Lender (in addition to the initial Issuing Bank) each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(m) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank (other than the Administrative Agent or its Affiliates) shall (i) provide to the Administrative Agent copies of any notice received from any Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

(n) 2017 Revolving Facility Commitments. Notwithstanding anything to the contrary herein, upon the Third Amendment Effective Date, all outstanding Revolving L/C Exposure with respect to the Revolving Facility Commitments (as in effect immediately prior to the Third Amendment Effective Date) shall be deemed to be outstanding with respect to the 2017 Revolving Facility Commitments for all purposes in connection with this Agreement (so long as after giving effect to such reallocation, the Revolving Facility Credit Exposure of each 2017 Revolving Facility Lender does not exceed such Lender’s 2017 Revolving Facility Commitment as in effect on the Third Amendment Effective Date). On and after the Third Amendment Effective Date, the 2017 Revolving Facility Lenders (as well as any other Revolving Facility Lenders from time to time party hereto) will be required, in accordance with their Revolving Facility Percentages, to fund L/C Disbursements pursuant to Section 2.05(e) arising on or after such date in accordance with the requirements of this Agreement.

Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Lux Borrower or an Additional Borrower, as applicable, by promptly crediting the amounts so received, in like funds, to an account of the Lux Borrower or an Additional Borrower, as applicable, as specified in the applicable Borrowing Request; provided, that Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a)

of this Section and may, in reliance upon such assumption, make available to the Lux Borrower or an Additional Borrower, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally (and jointly and severally with respect to the Borrowers) agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including, without limitation the Overnight Foreign Currency Rate in the case of Revolving Facility Loans denominated in an Alternate Currency) or (ii) in the case of a payment to be made by a Borrower, the interest rate then applicable to ABR Loans (or, if higher, the interest rate then applicable to (x) in the case of Borrowings denominated in Canadian Dollars, Canadian Prime Rate Loans or (y) in the case of Borrowings denominated in any other Alternate Currency the interest rate then applicable (or which will be applicable) to the Eurocurrency Loans which were then being incurred) at such time. If a Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07 Interest Elections. (a) Subject to the provisions of the Third Amendment with respect to the initial Borrowing of 2017 Term B Loans, each Borrowing initially shall be of the Type, and under the applicable Class, specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, subject to clause (f) below, the Lux Borrower or any applicable Additional Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans, may elect Interest Periods therefor, all as provided in this Section. The Lux Borrower or any applicable Additional Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Loans, which may not be converted or continued. Notwithstanding any other provision of this Section 2.07, the Borrowers shall not be permitted to change the Class of any Borrowing.

(b) To make an election pursuant to this Section, the Lux Borrower or any applicable Additional Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower) in the case of a Borrowing denominated in an Alternate Currency), by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request signed by the Lux Borrower or any applicable Additional Borrower. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans or Bankers’ Acceptance Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or Loans pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans, the Interest Period and (in the case of a Revolving Facility Borrowing) the Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(d) regarding the maximum number of Borrowings of the relevant Type.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If no timely Interest Election Request is delivered by the Lux Borrower or an applicable Additional Borrower with respect to a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing, (ii) in the case of a Borrowing denominated in Canadian Dollars, such Borrowing shall be converted into a Borrowing of Canadian Prime Rate Loans and (iii) in the case of a Borrowing denominated in an Alternate Currency (other than Canadian Dollars) in respect of which such Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing or a Borrowing of Bankers’ Acceptance Loans and (ii) unless repaid, (A) each Eurocurrency Borrowing shall be converted to an ABR Borrowing (and any such Eurocurrency Borrowing denominated in an Alternate Currency shall be redenominated in Dollars, based on the Dollar Equivalent thereof, at the time of such conversion) at the end of the Interest Period applicable thereto and (B) each Borrowing of Bankers’ Acceptance Loans shall be converted at the end of the Interest Period applicable thereto to an ABR Borrowing (and same shall be redenominated in Dollars, based on the Dollar Equivalent thereof, at the time of such conversion).

(f) Mandatory and voluntary conversions of Bankers’ Acceptance Loans into Canadian Prime Rate Loans shall be made in the circumstances, and to the extent, provided in Schedule 2.13(g). Bankers’ Acceptance Loans shall not be permitted to be converted into any other Type of Loan prior to the maturity date thereof.

Section 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Facility Commitments of each Class shall automatically and permanently terminate on the applicable Revolving Facility Maturity Date for such Class. On the Third Amendment Effective Date (after giving effect to the funding of the 2017 Term B Loans to be made on such date), the 2017 Term B Loan Commitments of each Term Lender as of the Third Amendment Effective Date will automatically and permanently terminate. On the Fourth Amendment Effective Date (after giving effect to the funding of the 2018 Incremental Term Loans to be made on such date), the 2018 Incremental Term Loan Commitments of each 2018 Incremental Term Lender as of the Fourth Amendment Effective Date will automatically and permanently terminate. For the avoidance of doubt, on the Third Amendment Effective Date, the Revolving Facility Commitments of each Revolving Facility Lender as in effect immediately prior to the occurrence of the Third Amendment Effective Date were terminated in full.

(b) The Lux Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments of any Class; provided, that (i) each reduction of the Revolving Facility Commitments of any Class shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments of such Class) and (ii) the Lux Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j) or (k), as applicable, the Dollar Equivalent of the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit, to the extent so Cash Collateralized) would exceed the total Revolving Facility Commitments of such Class.

(c) The Lux Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments of any Class under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Lux Borrower pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Facility Commitments of any Class delivered by the Lux Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Lux Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments each applicable shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise, jointly and severally, to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan on the Revolving Facility Maturity Date applicable to such Revolving Facility Loans and in the currency of such Loan, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan applicable to any Class of Revolving Facility Commitments on the earlier of the Revolving Facility Maturity Date for such Class and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided, that on each date that a Revolving Facility Borrowing is made by a Borrower, such Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, Class, Type and currency thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Lux Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

(f) On and after the Third Amendment Effective Date, each Revolving Facility Lender which holds a Note with respect to the 2015 Revolving Loans and that is a 2017 Revolving Facility Lender shall be entitled to surrender such Note to the Lux Borrower against delivery of a new Note with respect to its 2017 Revolving Loans, completed in conformity with Section 2.09(e) above; provided that if any such Note is not so surrendered, then from and after the Third Amendment Effective Date such Note shall be deemed to evidence the 2017 Revolving Loans theretofore evidenced by such promissory note.

Section 2.10 Repayment of Term Loans and Revolving Facility Loans. (a) Subject to the other clauses of this Section 2.10 and to Section 9.08(e),

(i) the Borrowers shall repay principal of outstanding 2017 Term B Loans on the last day of each March, June, September and December of each year (commencing on the last day of the first full fiscal quarter of the Parent after the Third Amendment Effective Date) and on the applicable Term Facility Maturity Date or, if any such date is not a Business Day, on the immediately preceding Business Day (each such date being referred to as ~~an~~a “ 2017 Term B Loan Installment Date”), in an aggregate principal amount of such 2017 Term B Loans equal to (A) in the case of quarterly payments due prior to the applicable Term Facility Maturity Date, an amount equal to 0.25% of the initial aggregate principal amount of such 2017 Term B Loans as of the Third Amendment Effective Date, and (B) in the case of such payment due on the applicable Term Facility Maturity Date, an amount equal to the then unpaid principal amount of such 2017 Term B Loans outstanding;

(ii) in the event that any Other Term Loans are made, the Borrowers shall repay such Other Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (each such date being referred to as an “Other Term Loan Installment Date”); ~~and~~

(iii) to the extent not previously paid, all outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date; and

(iv) the Borrowers shall repay principal of outstanding 2018 Incremental Term Loans on the last day of each March, June, September and December of each year (commencing on the last day of the first full fiscal quarter of the Parent after the Fourth Amendment Effective Date) and on the 2018 Incremental Term Facility Maturity Date or, if any such date is not a Business Day, on the immediately preceding Business Day (each such date being referred to as a “2018 Incremental Term Loan Installment Date”), in an aggregate principal amount of such 2018 Incremental Term Loans equal to (A) in the case of quarterly payments due prior to the 2018 Incremental Term Facility Maturity Date, 0.25% of the initial aggregate principal amount of such 2018 Incremental Term Loans as of the Fourth Amendment Effective Date, and (B) in the case of such payment due on the 2018 Incremental Term Facility Maturity Date, the then unpaid principal amount of such 2018 Incremental Term Loans outstanding.

(b) To the extent not previously paid, all outstanding Revolving Facility Loans and Swingline Loans shall be due and payable on the applicable Revolving Facility Maturity Date.

(c) Prepayment of the Loans from:

(i) subject to Section 2.10(d), all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be allocated to the Class or Classes of Term Loans determined pursuant to Section 2.10(d), with the application thereof to reduce, on a pro rata basis, amounts due on the succeeding Term Loan Installment Dates under such Classes as provided in the remaining scheduled amortization payments under such Classes, and

(ii) any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans under the applicable Class or Classes as the Lux Borrower may in each case direct.

Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or (c) shall be applied so that the aggregate amount of such prepayment is allocated among the 2017 Term B Loans, the 2018 Incremental Term Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding 2017 Term B Loans, 2018 Incremental Term Loans and Other Term Loans, if any; provided, that, subject to the pro rata application to Loans outstanding within any respective Class of Loans, (x) with respect to mandatory prepayments of Term Loans pursuant to Section 2.11(b)(1) and 2.11(c), any Class of other Incremental Term Loans may receive less than its pro rata share thereof (so long as the amount by which its pro rata share exceeds the amount actually applied to such Class is applied to repay (on a pro rata basis) the outstanding 2017 Term B Loans, 2018 Incremental Term Loans and any other Classes of then outstanding Other Incremental Term Loans, in each case to the extent the respective Class receiving less than its pro rata share has consented thereto and (y) the Lux Borrower shall allocate any repayments pursuant to Section 2.11(b)(2) to repay the respective Class or Classes being refinanced, as provided in said Section 2.11(b)(2). Prior to any prepayment of any Loan under any Facility hereunder, the Lux Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by electronic means) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing or a Canadian Prime Rate Borrowing, at least one Business Day before the scheduled date of such prepayment (or in the case of a Swingline Loan, on the scheduled date of such prepayment) and (ii) in the case of a Eurocurrency Borrowing, at least three Business Days before the scheduled date of such prepayment. Each such notice shall be irrevocable; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Lux Borrower (by notice to the Administrative Agent (and Swingline Lender, if applicable) on or prior to the specified effective date) if such condition is not satisfied. Each repayment of a Borrowing (x) in the case of the Revolving Facility of any Class, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders of such Class at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. All repayments of Loans shall be accompanied by (1) accrued interest on the amount repaid to the extent required by Section 2.13(d) and (2) break funding payments pursuant to Section 2.16.

(d) The Lux Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made (i) pursuant to Section 2.11(b)(1) at least four (4) Business Days prior to the date of such prepayment and (ii) pursuant to Section 2.11(c) no later than the earlier of (x) five (5) days after any delivery of financial statements under Section 5.04(a) with respect to any fiscal year and (y) one (1) Business Day after the latest date on which financial statements may be delivered with respect to such fiscal year pursuant to Section 5.04(a) (each notice pursuant to this clause (ii), an “ECF Notice”). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of the Term Loans). Any Term Lender (a “Declining Term Lender,” and any Term Lender which is not a Declining Term Lender, an “Accepting Term Lender”) may elect, by delivering written notice to the Administrative Agent and the Lux Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to Section 2.11(b)(1) or 2.11(c) not be made (the aggregate amount of such prepayments declined by the Declining Term Lenders, the “Declined Prepayment Amount”). If a Term Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. In the event that the Declined Prepayment Amount is greater than $0, the Administrative Agent will promptly notify each Accepting Term Lender of the amount of such Declined Prepayment Amount and of any such Accepting Term Lender’s ratable portion of such Declined Prepayment Amount (based on such Lender’s pro rata share of the Term Loans (excluding the pro rata share of Declining Term Lenders)). Any such Accepting Term Lender may elect, by delivering, no later than 5:00 p.m. one (1) Business Day after the date of such Accepting Term Lender’s receipt of notice from the Administrative Agent regarding such additional prepayment, a written notice, that such Accepting Term Lender’s ratable portion of such Declined Prepayment Amount not be applied to repay such Accepting Term Lender’s Term Loans, in which case the portion of such Declined Prepayment Amount which would otherwise have been applied to such Term Loans of the Declining Term Lenders shall instead be retained by the Lux Borrower. Each Term Lender’s ratable portion of such Declined Prepayment Amount (unless declined by the respective Term Lender as described in the preceding sentence) shall be applied to the respective Term Loans of such Lenders. For the avoidance of doubt, the Borrowers may, at their option, apply any amounts retained in accordance with the immediately preceding sentence to prepay loans in accordance with Section 2.11(a) below.

Section 2.11 Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.12(d) and Section 2.16 and subject to prior notice in accordance with the provisions of Section 2.10(c)), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding; provided that, prepayments of Bankers’ Acceptance Loans may not be made prior to the maturity date thereof; provided, further, that the Borrowers may (in connection with a prepayment of the respective Borrowing) cash collateralize such Bankers’ Acceptance Loans by depositing with the Administrative Agent cash in an amount equal to the full amount payable on the last day of the Interest Period applicable thereto and in so doing the Borrowers shall be deemed to have satisfied and discharged its obligations in respect thereof.

(b) The Borrowers shall apply (1) all Net Proceeds (other than Net Proceeds of the kind described in the following clause (2)) within 5 Business Days after receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 and (2) all Net Proceeds from any issuance or incurrence of Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments (other than solely by means of extending or renewing then existing Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments without resulting in any Net Proceeds), no later than three Business Days after the date on which such Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments are issued or incurred, to prepay Term Loans and/or Revolving Facility Commitments in accordance with Section 2.23 and the definition of “Refinancing Notes” (as applicable).

(c) Not later than four (4) Business Days after the date on which any ECF Notice is, or is required to be, delivered pursuant to Section 2.10(d) with respect to each Excess Cash Flow Period, the Borrowers shall calculate Excess Cash Flow for such Excess Cash Flow Period and, if and to the extent the amount of such Excess Cash Flow exceeds $0, the Borrowers shall apply an amount equal to (i) the Required Percentage of such Excess Cash Flow minus (ii) to the extent not financed using the proceeds of funded Indebtedness (i.e., indebtedness with a maturity of one year or more at the time of incurrence thereof), the amount of any voluntary payments of Term Loans and amounts used to repurchase outstanding principal of Term Loans during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (ii), the amount of any such voluntary payments and amounts so used to repurchase principal of Term Loans after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) pursuant to Sections 2.11(a) and Section 2.25 (it being understood that the amount of any such payments pursuant to Section 2.25 shall be calculated to equal the amount of cash used to repay principal and not the principal amount deemed prepaid therewith). Such calculation will be set forth in a certificate signed by a Financial Officer of the Lux Borrower delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail (which may be the applicable ECF Notice).

(d) Notwithstanding any other provisions of this Section 2.11 to the contrary, with respect to the Net Proceeds of any Asset Sale by, or Recovery Event applicable to, a Subsidiary organized outside of (x) Luxembourg (or any subdivisions thereof), if at the time the respective Net Proceeds would otherwise have first been required to be applied pursuant to Section 2.11(b) the Total Net Leverage Ratio for the last period of four consecutive fiscal quarters for which financial statements have been (or were required to be) delivered is 3.50 to 1.00 or less, or (y) Luxembourg, Switzerland and the United States (or any subdivisions thereof) in respect of all other Net Proceeds, that would otherwise be required to be applied pursuant to Section 2.11(b), the respective Subsidiary receiving the Net Proceeds (and organized outside of a jurisdiction described in preceding clause (x) or (y), as applicable) (i) is prohibited, restricted or delayed by applicable local law from repatriating the respective Net Proceeds to the Lux Borrower, the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(b) but may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the Lux Borrower, and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(b) to the extent provided therein or (ii) cannot repatriate such funds to the Lux Borrower without (in the good faith determination of the Lux Borrower) the repatriation of such Net Proceeds (or a portion thereof) that would otherwise be required to be applied pursuant to Section 2.11(b) resulting in material adverse tax consequences, the Net Proceeds (or portion thereof) so affected may be retained by the applicable Subsidiary (the Parent and the Borrowers hereby agreeing to cause the applicable Subsidiary to promptly use commercially reasonable efforts to take all actions within the reasonable control of the Borrowers that are reasonably required to eliminate such tax effects) until such time as such material adverse costs would not apply to the repatriation thereof, at which time the mandatory prepayments otherwise required by Section 2.11(b) with respect to such Net Proceeds shall be made.

(e) In the event that the aggregate amount of Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class (other than solely as a result of changes in currency exchange rates), the Borrowers shall prepay Revolving Facility Borrowings and/or Swingline Borrowings of such Class (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(f) If solely as a result of changes in currency exchange rates, on any Revaluation Date, the Dollar Equivalent of the total Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, the Borrowers shall, at the request of the Administrative Agent (provided, that such a request shall be deemed to have been made if the Dollar Equivalent of the total Revolving Facility Credit Exposure of the respective Class is more than 105% of the total Revolving Facility Commitments of such Class (on any Revaluation Date), within 5 days of such Revaluation Date (A) prepay Revolving Facility Borrowings and/or Swingline Borrowings or (B) provide Cash Collateral pursuant to Section 2.05(j), in an aggregate amount such that the applicable exposure does not exceed the applicable commitment set forth above.

Section 2.12 Fees. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender, on the last Business Day of March, June, September and December in each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) in Dollars on the daily amount of the applicable Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein; provided that any such fees accruing after the date on which such Revolving Facility Commitments terminate shall be payable on demand.

(b) The Borrowers jointly and severally agree to pay from time to time (i) to the Administrative Agent for the account of each Revolving Facility Lender of each Class, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee in Dollars (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the Dollar Equivalent of the daily average Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) of such Class, during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated; provided that any such fees accruing after the date on which such Revolving Facility Commitments terminate shall be payable on demand) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings of such Class effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/8 of 1% per annum of the Dollar Equivalent of the daily stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment, cancellation, negotiation, presentment, renewal, extension or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days.

(c) The Borrowers jointly and severally agree to pay to the Administrative Agent, for the account of the Administrative Agent, the “Agency Fees” as set forth in the Fee Letter, in the amounts and, at the times specified therein (the “Administrative Agent Fees”).

(d) (i) If any Repricing Event occurs with respect to the 2017 Term B Loans prior to the date occurring six months after the Third Amendment Effective Date, the Borrowers jointly and severally agree to pay to the Administrative Agent, for the ratable account of each Term Lender with 2017 Term B Loans that are subject to such Repricing Event (including any Term Lender which is replaced pursuant to Section 2.19(c) as a result of its refusal to consent to an amendment giving rise to such Repricing Event), a fee in an amount equal to 1.00% of the aggregate principal amount of the 2017 Term B Loans subject to such Repricing Event. Such fees shall be earned, due and payable upon the date of the occurrence of the respective Repricing Event.

(ii) If any Repricing Event occurs with respect to the 2018 Incremental Term Loans prior to the date occurring six months after the Fourth Amendment Effective Date, the Borrowers jointly and severally agree to pay to the Administrative Agent, for the ratable account of each Term Lender with 2018 Incremental Term Loans that are subject to such Repricing Event (including any Term Lender which is replaced pursuant to Section 2.19(c) as a result of its refusal to consent to an amendment giving rise to such Repricing Event), a fee in an amount equal to 1.00% of the aggregate principal amount of the 2018 Incremental Term Loans subject to such Repricing Event. Such fees shall be earned, due and payable upon the date of the occurrence of the respective Repricing Event.

(e) All Fees shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin. The Revolving Facility Loans comprising each Borrowing of Canadian Prime Rate Loans shall bear interest at the Canadian Prime Rate plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans (or the Canadian Prime Rate, in the case of Canadian Dollar denominated Loans) as provided in clause (a) of this Section; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to clause (c)

of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan that is an ABR Loan that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the ABR at times when the ABR is based on the Prime Rate, as well as all Canadian Dollar denominated Loans, shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling, interest shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Canadian Prime Rate, Adjusted LIBO Rate, LIBO Rate or B/A Discount Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) When entering into this Agreement, the parties have assumed that the interest payments under this Agreement are not and will not become subject to any tax deduction on account of Swiss Withholding Tax. Notwithstanding the foregoing, if a tax deduction is required by Swiss law in respect of any payment by a Borrower and if Section 2.17 is unenforceable for any reason in respect of such tax deduction, the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for in this Section 2.13 divided by one minus the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made is for this purpose expressed as a fraction of one rather than as a percentage), and that Borrower shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Section 2.13(f) and shall make the deduction or withholding of Swiss Withholding Tax on the recalculated interest and all references to a rate of interest in this Agreement shall be construed accordingly. In addition, the relevant Borrower shall as soon as possible after a tax deduction on the account of Swiss Withholding Tax ensure that any person which is entitled to a full or partial refund of said tax deduction is in a position to apply for such refund under Swiss domestic tax law and/or any applicable tax treaty.

(g) The parties hereto agree that the provisions of Schedule 2.13(g) shall apply to all Bankers’ Acceptances, Bankers’ Acceptance Loans, Drafts and B/A Equivalent Notes created hereunder, and that the provisions of Schedule 2.13(g) shall be deemed incorporated by reference into this Agreement as if such provisions were set forth in their entirety herein. Notwithstanding anything to the contrary set forth herein, the Borrowers shall not be permitted to request a Bankers’ Acceptance Loan at any time a Default has occurred and is continuing (and upon such event, any outstanding Bankers’ Acceptance Loans shall be converted into Canadian Prime Rate Loans on the maturity thereof).

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders of any Class that the Adjusted LIBO Rate or the LIBO Rate, as applicable for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies such Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests (or any deemed request for) the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be (x) in the case of any Borrowing denominated in Dollars, converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing or (y) in the case of any Eurocurrency Borrowing denominated in an Alternate Currency, be required to be repaid on the last day of the Interest Period then applicable thereto, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Borrowing of Eurocurrency Revolving Loans denominated in an Alternate Currency, such Borrowing Request shall be ineffective) provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) subject the Administrative Agent, any Lender or the Issuing Bank to any Tax with respect to any Loan Document (other than (i) Taxes indemnifiable under Section 2.17 (whether or not any additional amount is payable by any of the Loan Parties pursuant to Section 2.17) or (ii) Excluded Taxes); or

(iii) impose on any Lender or Issuing Bank or the London or other relevant interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender or

Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to the Administrative Agent, such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate the Administrative Agent such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans or Commitments made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers shall (and shall be jointly and severally obligated to) pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers, which as a credit matter, are similarly situated to the Borrowers and which are subject to similar provisions. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrowers thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10 or 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or Bankers’ Acceptance Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan or Bankers’ Acceptance Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Borrowers shall (and shall be jointly and severally obligated to) compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued or has been payable on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or B/A Discount Rate (as applicable) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market or other applicable market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes. (a) Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to

a Governmental Authority as provided in this Section 2.17, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(b) The Borrowers shall timely pay any Other Taxes imposed on or incurred by the Administrative Agent or any Lender to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall, without duplication of any additional amounts paid pursuant to Section 2.17(a)(iii), indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to a Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by such Borrower such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall only be required to the extent the relevant Lender is legally eligible to do so.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(d) and Section 2.17(e); provided that a Participant shall furnish all such required forms and statements to the person from which the related participation shall have been purchased.

(e) Each Lender and Administrative Agent that is a “United States person”, as defined in section 7701(a)(30) of the Code, shall deliver, at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by any Borrower, to the Borrower and the Administrative Agent (as applicable) a properly completed and duly executed United States Internal Revenue Form W-9 or any successor form, certifying that such person is exempt from United States backup withholding Tax. Each Lender and Administrative Agent that is not a “United States person”, as defined in section 7701(a)(30) of the Code, shall, if it is entitled to an exemption from or reduction in the rate of U.S. federal withholding Tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement, deliver, on or prior to the date on which such person becomes a Lender and at the time(s) and manner prescribed by applicable law, to the Borrower and the Administrative Agent (as applicable) a properly completed and duly executed applicable United States Internal Revenue Form(s) W-8 (or any successor form) and any related documentation establishing its entitlement to such exemption or reduction.

(f) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrowers’ request, provide the Borrowers with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided, that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.17.

(g) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of each Loan Party to do so) and each Loan Party, for any Excluded Taxes, in each case attributable to such Lender that are paid or payable by the Administrative Agent or Loan Party, in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(g) shall be paid within ten (10) days after the Administrative Agent or a Loan Party delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or such Loan Party. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(h) If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable Requirement of Law” includes FATCA.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted into euro, in euro) and (ii) to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars (or, in the case of Alternate Currency Revolving Loans or Alternate Currency Letters of Credit, in the applicable Alternate Currency unless (and then to the extent) a payment in Dollars is required under this Agreement). Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. Notwithstanding the foregoing provisions of this Section 2.18, if, after the making of any Credit Event in any Alternate Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the

Credit Event was made (the “Original Currency”) no longer exists or the respective Borrower is not able to make payment to the Administrative Agent for the account of the applicable Lenders in such Original Currency, then all payments to be made by the respective Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the respective Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b) Any proceeds of Collateral received by the Administrative Agent (whether as a result of any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied on a pro rata basis among the relevant Lenders under the Class of Loans being prepaid as specified by the Borrowers) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied, subject to the provisions of the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent and any Issuing Bank from the Borrowers, second, to pay any fees or expense reimbursements then due to the Lenders (in their capacities as such) from the Borrowers, third, to pay interest (including post-petition interest, whether or not an allowed claim in any claim or proceeding under any Debtor Relief Laws) then due and payable on the Loans ratably, fourth, to repay principal on the Loans and unreimbursed L/C Disbursements, to Cash Collateralize all outstanding Letters of Credit, and any other amounts owing with respect to Secured Cash Management Agreements and Secured Hedge Agreements ratably; provided that amounts which would otherwise be applied to Cash Collateralize outstanding Letters of Credit shall, unless all Revolving Facility Loans and Swingline Loans have been paid in full, instead be utilized to repay such outstandings, and fifth, to the payment of any other Obligation due to any Secured Party by the Borrowers.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this

Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than, except as provided in Section 2.25, to the Parent or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) and (iii) nothing in this Section 2.18(c) shall be construed to limit the applicability of Section 2.18(b) in the circumstances where Section 2.18(b) is applicable in accordance with its terms. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the applicable Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Lux Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Lux Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of relevant Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in an Alternate Currency).

(e) Subject to Section 2.24, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.05(d) or (e), 2.06, or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section 2.18; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or mitigate the applicability of Section 2.20 or any event that gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 (in a material amount in excess of that being changed by other Lenders) or gives notice under Section 2.20, (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 (in a material amount in excess of that being charged by other Lenders), or (iii) any Lender is a Defaulting Lender, then the respective Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank), to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with applicable ~~Law~~law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrowers, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the applicable Borrower’s request, compliance with Section 9.04 (but only on the part of the removed Lender) shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then any Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(C)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the applicable Borrower’s request) assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved

Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank; provided, that: (i) all Loan Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full in same day funds to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the Borrowers, the Borrowers shall pay any amount required by Section 2.12(d) ~~or Section 2.12(f)~~, if applicable, and (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the applicable Borrower’s request, compliance with Section 9.04 (but only on the part of the Non-Consenting Lender) shall not be required to effect such assignment.

Section 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Eurocurrency Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market then, on notice thereof by such Lender to the Lux Borrower through the Administrative Agent, (i) any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the ABR, in each case until such Lender notifies the Administrative Agent and the Lux Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurocurrency Borrowings of such Lender to ABR Borrowings (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrowers shall also pay (and shall be jointly and severally obligated to pay) accrued interest on the amount so prepaid or converted.

Section 2.21 Incremental Commitments. (a) The Borrowers may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Commitments are established from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which, in each case, may include any existing Lender, but shall be required to be persons which would qualify as assignees of a Lender in accordance with Section 9.04) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided, that each Incremental Revolving Facility Lender providing a commitment to make revolving loans shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 9.04, the Issuing Bank and the Swingline Lender (which approvals shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective, and (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans with terms identical to (and which shall together with any then outstanding 2017 Term B Loans form a single Class of) 2017 Term B Loans ~~or (y~~, (y) commitments to make term loans with terms identical to (and which shall together with any then outstanding 2018 Incremental Term Loans form a single Class of) 2018 Incremental Term Loans or (z) commitments to make term loans with pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from the 2017 Term B Loans and the 2018 Incremental Term Loans (“Other Incremental Term Loans”).

(b) The Borrowers and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that:

(i) any (x) commitments to make additional 2017 Term B Loans shall have the same terms as the 2017 Term B Loans, and shall form part of the same Class of 2017 Term B Loans ~~and (y~~, (y) commitments to make additional 2018 Incremental Term Loans shall have the same terms as the 2018 Incremental Term Loans, and shall form part of the same Class of 2018 Incremental Term Loans and (z) Incremental Revolving Facility Commitments shall have the same terms as the then outstanding Class of Revolving Facility Commitments (or, if more than one Class of Revolving Facility Commitments is then (and theretofore) outstanding, the Revolving Facility Commitments with the then latest Revolving Facility Maturity Date),

(ii) the Other Incremental Term Loans incurred pursuant to clause (a) of this Section 2.21 shall rank equally and ratably in right of security with the 2017 Term B Loans and the 2018 Incremental Term Loans or, at the option of the Lux Borrower, shall rank junior in right of security with the 2017 Term B Loans and the 2018 Incremental Term Loans (provided, that if such Other Incremental Term Loans rank junior in right of security with the 2017 Term B Loans and the 2018 Incremental Term Loans, such Other Incremental Term Loans shall be subject to a Permitted Junior Intercreditor Agreement and, for the avoidance of doubt, shall not be subject to clause (v) below),

(iii) the final maturity date of any such Other Incremental Term Loans shall be no earlier than the Latest Maturity Date applicable to Term Loans in effect at the date of incurrence of such Other Incremental Term Loans and, except as to pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the Borrowers and the Incremental Term Lenders in their sole discretion), shall have (x) the same terms as the 2017 Term B Loans and the 2018 Incremental Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent,

(iv) the Weighted Average Life to Maturity of any such Other Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans with the Latest Maturity Date,

(v) with respect to any Other Incremental Term Loan, the All-in Yield shall be as agreed by the respective Incremental Term Lenders and the Borrowers, except that the All-in Yield in respect of any such Other Incremental Term Loan may exceed the All-in Yield in respect of the 2017 Term B Loans or the 2018 Incremental Term Loans by no more than 0.50%, or if it does so exceed such All-in Yield (such difference, the “Term Yield Differential”) then the Applicable Margin (or the “LIBOR floor” as provided in the following proviso) applicable to such 2017 Term B Loans or such 2018 Incremental Term Loans, as the case may be, shall be increased such that after giving effect to such increase, the Term Yield Differential with respect to such 2017 Term B Loans or such 2018 Incremental Term Loans, as the case may be, shall not exceed 0.50%; provided that, to the extent any portion of the Term Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Other Term Loans, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than the Adjusted LIBO Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to the outstanding 2017 Term B Loans or 2018 Incremental Term Loans, as the case may be, shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Other Incremental Term Loans prior to any increase in the Applicable Margin applicable to such 2017 Term B Loans or such 2018 Incremental Term Loans, as may be the case,

(vi) such Other Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the 2017 Term B Loans and the 2018 Incremental Term Loans in any mandatory prepayment hereunder,

(vii) there shall be no borrower (other than the Borrowers) or guarantor (other than the Guarantors) in respect of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments, and

(viii) Other Incremental Term Loans and Incremental Revolving Facility Commitments shall not be secured by any asset of the Parent or its Subsidiaries other than the Collateral.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) no Default or Event of Default shall exist; provided that, in the event that any tranche of Incremental Term Loans is used to finance a Permitted Business Acquisition and to the extent the Incremental Term Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (i) shall be tested at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition (provided that such Incremental Term Lenders shall not be permitted to waive any Default or Event of Default then existing or existing after giving effect to such tranche of Incremental Term Loans); (ii) the representations and warranties of the Parent and the Borrowers set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct); provided that, in the event that the tranche of Incremental Term Loans is used to finance a Permitted Business Acquisition and to the extent the Incremental Term Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (ii) shall be limited to customary “specified representations” and those representations of the seller or the target company (as applicable) included in the acquisition agreement related to such Permitted Business Acquisition that are material to the interests of the Lenders and only to the extent that the Parent or its applicable Subsidiary has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations; (iii) on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.04(a) or (b) (or, if prior thereto, pursuant to Section 4.02(h)) as if (x) in the case of any Incremental Term Loans, such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of the Parent for testing compliance therewith or (y) in the case of any Incremental Revolving Facility Commitments, all Revolving Facility Loans available to the Borrowers, including any such Incremental Revolving Facility Commitment, had been outstanding on the last day of such fiscal quarter of the Parent for testing compliance therewith, the Parent shall be in compliance with the Financial Covenant (if then in effect) (at any time prior to the first test date pursuant to said Section 6.12, as if the initially applicable covenant levels were then in effect); and (iv) the Administrative

Agent shall have received documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Incremental Term Loans), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis. The Borrowers agree that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.22 Extensions of Loans and Commitments. (a) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.22), pursuant to one or more offers made from time to time by the Borrowers to all Lenders of any Class of Term Loans and/or Revolving Facility Commitments, in each case having a like Term Facility Maturity Date or Revolving Facility Maturity Date (as applicable) on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable) and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrowers and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Other Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Other Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment”, and any Revolving Facility Loan made pursuant to such Extended Revolving Facility Commitment, an “Extended Revolving Loan”). Each Pro Rata Extension Offer shall specify the date on which the Borrowers propose that the Extended Term Loan shall be made or the proposed Extended Revolving Facility Commitment shall become effective, which shall be a date not earlier than five Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(b) The Borrowers and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrowers and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as the existing Class of Term Loans from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Borrowers and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have (x) the same terms as the existing Class of Revolving Facility Commitments from which they are extended or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Bank or Swingline Lender, such terms as shall be reasonably satisfactory to such Issuing Bank or Swingline Lender, and (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the 2017 Term B Loans and the 2018 Incremental Term Loans in any mandatory prepayment hereunder. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Incremental Assumption Agreement with respect to any Extended Revolving Facility Commitments, and with the consent of each Swingline Lender and Issuing Bank, participations in Swingline Loans and Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Incremental Assumption Agreement, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.

(c) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Other Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.22), (i) the aggregate amount of Extended Term Loans and Extended Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby, (v) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended (and all other Obligations secured by Other First Liens), (vi) no Issuing Bank or Swingline Lender shall be obligated to provide Swingline Loans or issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto and (vii) there shall be no obligor in respect of any such Extended Term Loans or Extended Revolving Facility Commitments except (x) the borrowers shall be comprised solely of any or all of the Lux Borrower, the Co-Borrower and the Additional Borrowers (on a joint and several basis as provided in this Agreement) and (y) the guarantors shall constitute the Guarantors hereunder.

(e) Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrowers shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

Section 2.23 Refinancing Amendments. (a) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrowers may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all Net Proceeds of which are used to Refinance in whole or in part any Class of Term Loans pursuant to Section 2.11(b)(2). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrowers propose that the Refinancing Term Loans shall be made, which shall be a date not earlier than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided, that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.01 shall be satisfied;

(ii) the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans;

(iii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv) the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(v)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrowers and the Lenders providing such Refinancing Term Loans) taken as a whole shall (as determined by the Lux Borrower in good faith) be substantially similar to, or not materially less favorable to the Parent and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent);

(vi) with respect to Refinancing Term Loans secured by Liens on the Collateral that rank junior in right of security to the 2017 Term B Loans and the 2018 Incremental Term Loans, such Liens will be subject to a Permitted Junior Intercreditor Agreement;

(vii) there shall be no direct or contingent obligor in respect of such Refinancing Term Loans except (x) the borrowers shall be comprised solely of any or all of the Lux Borrower, the Co-Borrower and the Additional Borrowers (on a joint and several basis as provided in this Agreement) and (y) the guarantors shall constitute the Guarantors hereunder;

(viii) Refinancing Term Loans shall not be secured by any asset of the Parent and its subsidiaries other than the Collateral; and

(ix) Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments (other than as provided otherwise in the case of such prepayments pursuant to Section 2.11(b)(2)) hereunder, as specified in the applicable Refinancing Amendment.

(b) The Borrowers may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrowers.

(c) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrowers may by written notice to the Administrative Agent establish one or more additional Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Facility Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrowers propose that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided that: (i) before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.01 shall be satisfied; (ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date; (iii) no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date in effect at the time of incurrence for the Revolving Facility Commitments being replaced; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrowers and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrowers, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall (as determined by the Lux Borrower in good faith) be substantially similar to, or not materially more favorable to the Lenders providing such Replacement Revolving Facility Commitments than, those, taken as a whole, applicable to the Initial Revolving Loans (except to the extent such covenants and other terms apply solely to any period after the latest Revolving Facility Maturity Date in effect at the time of incurrence or are otherwise reasonably acceptable to the Administrative Agent); (v) there shall be no direct or contingent obligor in respect of such Replacement Revolving Facility except (x) the borrowers shall be comprised solely of any or all of the Lux Borrower, the Co-Borrower and the Additional Borrowers (on a joint and several basis as provided in this Agreement) and (y) the guarantors shall constitute the Guarantors hereunder; and (vi) Replacement Revolving Facility Commitments and extensions of credit thereunder shall not be secured by any asset of the Parent and its subsidiaries other than the Collateral, and any such Replacement Revolving Facility Commitments shall be secured on the same basis as the Revolving Facility Commitments being replaced. Solely to the extent that an Issuing Bank or Swingline Lender is not a replacement issuing bank or replacement swingline lender, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank or Swingline Lender shall not be required to issue any letters of credit or swingline loan under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank or Swingline Lender to withdraw as an Issuing Bank or Swingline Lender, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank or Swingline Lender, as the case may be, in its sole discretion. The Borrowers agree to reimburse each Issuing Bank or Swingline Lender, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(d) The Borrowers may approach any Lender or any other person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Facility Commitments.

(e) The Borrowers and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Facility Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Facility Commitments (as applicable). For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Other Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.23), (i) the aggregate amount of Refinancing Term Loans and Replacement Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clauses (a) or (c) above, as applicable, and (iv) all Refinancing Term Loans, Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the 2017 Term B Loans, the 2018 Incremental Term Loans and other Loan Obligations (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the 2017 Term B Loans and the 2018 Incremental Term Loans, and except to the extent any such Refinancing Term Loans are secured by the Collateral on a junior lien basis in accordance with the provisions above).

Section 2.24 Defaulting Lender. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” or “Required Revolving Facility Lenders.”

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Lux Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Lux Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. Subject to Section 9.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the written request of the (i) Administrative Agent or (ii) the Swingline Lender or any Issuing Bank, as applicable (with a copy to the Administrative Agent), (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b) Defaulting Lender Cure. If the Lux Borrower, the Administrative Agent and the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.25 Loan Repurchases. (a) Subject to the terms and conditions set forth or referred to below, the Lux Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase its Term Loans of one or more Classes (as determined by the Lux Borrower) (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by the Administrative Agent (or such other financial institution chosen by the Parent and reasonably acceptable to the Administrative Agent) (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i) each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each notice of an auction and at the time of (and immediately after giving effect to) the purchase of any Term Loans in connection with any Purchase Offer;

(iii) the principal amount (calculated on the face amount thereof) of each and all Classes of Term Loans that the Lux Borrower offers to purchase in any such Purchase Offer shall be no less than U.S. $25,000,000 (unless another amount is agreed to by the Administrative Agent) (across all such Classes);

(iv) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class or Classes so purchased by the Lux Borrower shall automatically be cancelled and retired by the Lux Borrower on the settlement date of the relevant purchase (and may not be resold), and in no event shall the Lux Borrower be entitled to any vote hereunder in connection with such Term Loans;

(v) no more than one Purchase Offer with respect to any Class may be ongoing at any one time;

(vi) the Lux Borrower represents and warrants that no Loan Party shall have any material non-public information with respect to the Loan Parties or their Subsidiaries, or with respect to the Loans or the securities of any such person, that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such material non-public information) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Purchase Offer;

(vii) at the time of each purchase of Term Loans through a Purchase Offer, the Lux Borrower shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with the preceding clause (vi);

(viii) any Purchase Offer with respect to any Class shall be offered to all Term Lenders holding Term Loans of such Class on a pro rata basis;

(ix) no purchase of any Term Loans shall be made from the proceeds of any Revolving Facility Loan or Swingline Loan; and

(x) the Parent is in Pro Forma Compliance (whether or not the Financial Covenant was required to be tested on the last date of the applicable fiscal quarter).

(b) The Lux Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer. If the Lux Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Lux Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Lux Borrower shall have no liability to any Term Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by the Lux Borrower pursuant to this Section 2.25, (x) the Lux Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Lux Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 hereof.

(c) The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.25; provided that, notwithstanding anything to the contrary contained herein, no Lender shall have an obligation to participate in any such Purchase Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Sections 2.16, 2.18 and 9.04 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.25. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.05 to the same extent as if each reference therein to the “Agents” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

(d) This Section 2.25 shall supersede any provisions in Section 2.18 or 9.06 to the contrary.

ARTICLE III

Representations and Warranties

In order to induce the Administrative Agent and the Lenders to (A) enter into this Agreement on the Closing Date and (B) make each Loan or other extension of credit to be made hereunder on each applicable Credit Event, each of the Parent and the Borrowers represents and warrants to the Administrative Agent and Lenders that, on the Closing Date (after giving effect to the Transactions) and on the date of each other Credit Event, that:

Section 3.01 Organization; Powers. Each of the Parent, each Borrower and each of the Subsidiaries which is a Loan Party or a Material Subsidiary (a) is a partnership, limited liability company, corporation or other entity duly organized, validly existing and in good standing (or, if and to the extent applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization. The execution, delivery and performance by the Parent, each Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party and the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by the Parent, each Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Parent, any Borrower or any such Subsidiary Loan Party, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of the Parent, the Borrower, or any such Subsidiary Loan Party, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to the Parent, any Borrower or any such Subsidiary Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Parent, any Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound (including, without limitation, the Existing Senior Notes Indenture, the Intercompany Note Agreement and the Ludlow Indenture), (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument (including, without limitation, the Existing Senior Notes Indenture, the Intercompany Note Agreement and the Ludlow Indenture), where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Parent, any Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by the Parent and each Borrower and constitutes, and each other Loan Document when executed and delivered by the Parent, each Borrower and each Subsidiary Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against the Parent, each Borrower and each such Subsidiary Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing, (d) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent, and (e) the effect of any Requirements of Law as they relate to pledges of Equity Interests in Subsidiaries organized outside of the United States (other than pledges made under the laws of the jurisdiction of formation of the issuer of such Equity Interests).

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrower or any other Loan Party is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) such as have been made or obtained and are in full force and effect, (d) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (e) filings or other actions listed on Schedule 3.04 and any other filings or registrations required to perfect Liens created by the Security Documents.

Section 3.05 Financial Statements. (a) The audited consolidated balance sheets and the statements of income, stockholders’ equity, and cash flow (i) for the Parent and its consolidated subsidiaries as of and for the fiscal year ended September 27, 2013 and (ii) for Cadence and its consolidated subsidiaries as of and for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, and (b) the unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flow for the Parent and its consolidated subsidiaries as of and for the fiscal quarter ended December 27, 2013, including the notes thereto, if applicable, present fairly in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries or Cadence and its consolidated subsidiaries (as applicable) as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and, except as set forth on Schedule 3.05, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.

Section 3.06 No Material Adverse Effect. Since September 27, 2013 (for this purpose, assuming that the Transaction had been consummated before September 27, 2013), there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases. Each of the Parent, each Borrower and the Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, subject to Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens or Liens arising by operation of law.

Section 3.08 Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Parent and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Parent or by any such subsidiary.

(b) As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of the Parent or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

Section 3.09 Litigation; Compliance with Laws. (a) There are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Parent or any Borrower, threatened in writing against the Parent or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, to the extent that the applicable action, suit, proceeding or investigation is brought by the Parent or any of its subsidiaries or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental

Authority or in arbitration which has been disclosed in any of the Parent’s Annual Report on Form 10-K for the year ended September 27, 2013, the Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2013, or Cadence’s Annual Report on Form 10-K for the year ended December 31, 2013. Since, in the case of the Parent, December 27, 2013 and, in the case of Cadence, December 31, 2013, there have been no developments in any such matter disclosed in the Annual or Quarterly Reports described above which would reasonably be expected, individually or in the aggregate with any such other matters or any additional actions, suits, proceedings or investigations, to result in a Material Adverse Effect.

(b) None of the Parent, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. No part of the proceeds of any Loans or any Letter of Credit will be used by the Parent and its Subsidiaries in any manner that would result in a violation of Regulation U or Regulation X.

Section 3.11 Investment Company Act. None of the Parent, the Borrowers and the Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. (a) The Borrowers will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for working capital purposes, for capital expenditures, for the Transactions, for Permitted Business Acquisitions and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit); provided the amount of Revolving Facility Loans incurred on the Closing Date to finance a portion of the Transactions and for the payment of Transaction Expenses shall not exceed $75,000,000, ~~and~~ (b) the Borrowers will use the proceeds of the 2017 Term B Loans made on the Third Amendment Effective Date to refinance in full the Initial Term B Loans and the Incremental Term B-1 Loans outstanding immediately prior to the Effective Time (as defined in the Third Amendment), and (c) the Borrowers will use the proceeds of the 2018 Incremental Term Loans made on the Fourth Amendment Effective Date to finance a portion of the Sucampo Transactions, to pay the Sucampo Transaction Expenses and for general corporate purposes.

Section 3.13 Tax Returns. (a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Parent, each Borrower and each of the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Parent, each Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with Applicable Accounting Principles) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Parent, any Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with Applicable Accounting Principles; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to the Parent, each Borrower and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14 No Material Misstatements. (a) All written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning the Parent, the Borrowers, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (to the extent such Information relates to Cadence on or prior to the Closing Date, to the Parent’s knowledge), when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders (and as of the Closing Date, with respect to Information provided prior thereto) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b) The Projections and other forward looking information prepared by or on behalf of the Parent, any Borrower or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Parent or the applicable Borrower to be reasonable as of the date thereof (it being understood that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ materially from the projected results, and that no assurance can be given that the projected results will be realized), as of the date such Projections and information were furnished to the Lenders.

Section 3.15 Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) no Reportable Event has occurred during the past five years as to which any Borrower, any of their respective Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (b) no ERISA Event has occurred or is reasonably expected to occur; and (c) none of the Borrowers, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA.

Section 3.16 Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty has been received by any Borrower or any of their respective Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to any Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any Borrower or any of their respective Subsidiaries, (b) each of the Borrowers and their respective Subsidiaries has all environmental permits, licenses, authorizations and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is, and in the prior eighteen (18) month period, has been, in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) except as set forth on Schedule 3.16, no Hazardous Material is located at, on or under any property currently or, to any Borrower’s knowledge, formerly owned, operated or leased by any Borrower or any of their respective Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of any Borrower or any of their respective Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of any Borrower or any of their respective Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which any Borrower or any of their respective Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Closing Date and (e) there has been no written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Borrowers or any of the Subsidiaries of any property currently or, to any Borrower’s knowledge, formerly owned, operated or leased by the Borrowers or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.

Section 3.17 Security Documents. (a) Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) or, if so contemplated by the respective Security Document, the Collateral Agent and the other Secured Parties, in each case, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. As of the Closing Date, in the case of the Pledged Collateral described in the U.S. Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the U.S. Collateral Agreement (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

(b) When the U.S. Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the Collateral listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

Section 3.18 Solvency. (a) Immediately after giving effect to the Transactions on the Closing Date and the making of each Loan and the issuance of each Letter of Credit on the Closing Date and the application of the proceeds of such Loans, (i) the fair value of the assets of the Parent and its Subsidiaries on a consolidated basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Parent and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Parent and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Parent and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Parent and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Parent and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) As of the Closing Date, immediately after giving effect to the consummation of the Transactions and the making of each Loan and the issuance of each Letter of Credit on the Closing Date and the application of the proceeds of such Loans, the Parent does not intend to, and the Parent does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.19 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Parent or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Parent and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Parent or any of the Subsidiaries or for which any claim may be made against the Parent or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Parent or such Subsidiary to the extent required by Applicable Accounting Principles. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Parent or any of the Subsidiaries (or any predecessor) is a party or by which the Parent or any of the Subsidiaries (or any predecessor) is bound.

Section 3.20 Insurance. Schedule 3.20 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Parent or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.21 Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.21, (a) the Borrowers and each of their respective Subsidiaries own, or possess the right to use, all Intellectual Property that is used or held for use in their respective businesses as presently conducted, (b) to the knowledge of the Parent and the Borrowers, the Parent and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Parent and its Subsidiaries is pending or, to the knowledge of the Parent or any Borrower, threatened and (ii) to the knowledge of the Parent and the Borrowers, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.

Section 3.22 USA PATRIOT Act. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent and each of its Subsidiaries is in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

Section 3.23 OFAC/Sanctions, etc.

(a) None of the Parent, any of its Subsidiaries, or any of the Parent’s directors or officers, nor, to the knowledge of the Parent, any directors or officers of any of the Parent’s Subsidiaries, is the subject of sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (including by being listed on the list of Specially Designated Nationals and Blocked Persons issued by OFAC) or the U.S. Department of State (collectively, “Sanctions”). No part of the proceeds of the Loans or any Letter of Credit shall be used, directly or, to the knowledge of the Parent and the Borrowers, indirectly, for the purpose of financing activities or business of or with any person or in any country or territory that, at the time of such financing, is the subject of any Sanctions, except to the extent licensed or otherwise approved by OFAC. None of the Parent nor its Subsidiaries is organized or resident in a country or territory that is the subject of Sanctions.

(b) The Parent and each of its Subsidiaries is in compliance, in all material respects, with the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto.

Section 3.24 Foreign Corrupt Practices Act. No part of the proceeds of the Loans or any Letter of Credit shall be used directly or, to the knowledge of the Parent and the Borrowers, indirectly, by the Parent and its Subsidiaries in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). The Parent and each of its Subsidiaries is in compliance, in all material respects, with the FCPA.

Section 3.25 Luxembourg Regulatory Matters. The Lux Borrower does not carry out any activity in the financial sector on a professional basis (as referred to in the Luxembourg law dated 5 April 1993 on the financial sector, as amended from time to time) or any activity requiring the granting of a business license under the Luxembourg law dated 2 September 2011 governing the access to the professions of skilled craftsman, tradesman, manufacturer, as well as to certain liberal professions. The Lux Borrower has not filed a request and, to the best of its knowledge, no person has filed a request with any competent court seeking that the Lux Borrower be declared subject to bankruptcy (faillite), general settlement or composition with creditors (concordat préventif de faillite) controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 4 to 11, 13 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time) (and which include foreign court decisions as to faillite, concordat or analogous procedures according to Council Regulation (EC) n°1346/2000 of May 29, 2000 on insolvency proceedings as amended). The Lux Borrower is not, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, be in a state of cessation of payments (cessation de paiements), or be deemed to be in such state, and has not lost, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, lose its creditworthiness (ébranlement de crédit), or be deemed to have lost such creditworthiness and is not aware, or may be not reasonably be aware, of such circumstances. The head office (administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Council Regulation (EC) N° 1346/2000 of May 29, 2000 on insolvency proceedings, as amended) the center of main interests (centre des intérêts principaux) of the Lux Borrower is located at the place of its registered office (siège statutaire) in Luxembourg. In addition, to the best of its knowledge the Lux Borrower is in compliance with any reporting requirements applicable to it pursuant to the Central Bank of Luxembourg regulation 2011/8 or Regulation (EU) N°648/2012 of the European Parliament and of the Council dated 4 July 2012 on OTC derivatives, central counterparties and trade repositories, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.26 Existing Indebtedness. As of the Closing Date, (a) no direct or contingent obligor under the Intercompany Note Agreement, nor Cadence, is a “Restricted Subsidiary” under (and as defined in) the Existing Senior Notes Indenture or the Ludlow Indenture and (b) the only owner of “Principal Properties” under (and as defined in) the Existing Senior Notes Indenture or the Ludlow Indenture) is Mallinckrodt LLC.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue, amend, extend or renew Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

Section 4.01 All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) (i) In the case of each Credit Event that occurs on the Closing Date, the representations and warranties made by Cadence in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that the Parent or Merger Sub has the right to terminate their obligations (or refuse to consummate the Tender Offer or the Merger) under the Merger Agreement (or Tender Offer) as a result of a breach of such representations) shall be true and correct in all material respects, and the representations and warranties made by the Parent and the Borrowers in Sections 3.01(a) and (d), 3.02(a), (b)(i)(B), and (b)(i)(D) (solely to the extent related to the Existing Senior Notes Indenture), 3.03, 3.10, 3.11, 3.17 (limited to creation, validity and perfection except as provided in the last paragraph of Section 4.02), 3.18, 3.22, 3.23 and 3.24 shall be true and correct in all material respects; provided that, the representations and warranties set forth in Sections 3.22, 3.23 and 3.24 shall not include any representations with respect to Cadence (with the Lenders relying on the representations and warranties set forth in the Merger Agreement as described above for any such representations and warranties, to the extent contained in the Merger Agreement); and (ii) in the case of each other Credit Event that occurs after the Closing Date, except as set forth in Section 2.21(c) with respect to Incremental Term Loans used to finance a Permitted Business Acquisition, the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) In the case of each Borrowing or other Credit Event that occurs after the Closing Date, except as set forth in Section 2.21(c) with respect to Incremental Term Loans used to finance a Permitted Business Acquisition, at the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and other Credit Event that occurs after the Closing Date shall be deemed to constitute a representation and warranty by the Parent and each Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02 First Credit Event. In addition to the relevant conditions specified in preceding Section 4.01, on or prior to the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each of the Parent, each Borrower, the Issuing Bank and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a written opinion of (i) Wachtell, Lipton, Rosen & Katz, as New York counsel for the Loan Parties, (ii) Morris Nichols Arsht & Tunnell LLP, as Delaware counsel for the Loan Parties, (iii) Advisors LLP, as California counsel for the Loan Parties, (iv) Holland & Hart LLP, as Nevada counsel for the Loan Parties, (v) Venable LLP, as Maryland counsel for the Loan Parties, (vi) Wilmer Cutler Pickering Hale and Dorr LLP, as Massachusetts counsel for the Loan Parties, (vii) Arthur Cox, as Irish counsel for the Loan Parties, with respect to the capacity of the Parent to enter into the applicable Loan Documents and other related matters, (viii) Eversheds, as Irish counsel for the Administrative Agent, the Issuing Banks and the Lenders, with respect to the enforceability of the applicable Loan Documents and other related matters, (ix) Allen & Overy, société en commandite simple, (Luxembourg), as Luxembourg counsel for the Loan Parties, with respect to the capacity of the Lux Borrower and Lux Holdco to enter into the applicable Loan Documents and other related matters, (x) NautaDutilh Avocats Luxembourg, as Luxembourg counsel for the Administrative Agent, the Issuing Banks and the Lenders, with respect to the enforceability of the applicable Loan Documents and other related matters and (xi) Vischer AG as Swiss counsel for the Loan Parties, in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or Director or similar officer of each Loan Party (other than the Lux Borrower, Swiss Holdco and Swiss Finco) dated the Closing Date and certifying:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (1) certified (to the extent available in any non-U.S. jurisdiction) as of a recent date by the Secretary of State (or other similar official or Governmental Authority in the case of any Loan Party organized outside the United States of America) of the jurisdiction of its organization, or (2) otherwise certified by the Secretary or Assistant Secretary or Director or similar officer of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official or Governmental Authority in the case of any Loan Party organized outside the United States of America),

(iii) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) (to the extent such concept or a similar concept exists under the laws of such Loan Party’s jurisdiction of organization) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member), and, if applicable, by the shareholders’ meeting of such Loan Party, authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v) as to the incumbency and specimen signature of each officer or authorized signatory executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(vi) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.

(d) The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Parent and each Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(e) The Administrative Agent shall have received, in respect of the Lux Borrower, a manager’s certificate dated as of the Closing Date and signed by a manager of the Lux Borrower, certifying the following items: (i) an up-to-date copy of the articles of association of the Lux Borrower, (ii) an electronic copy of an excerpt of the Luxembourg Trade and Companies

Register (R.C.S Luxembourg) dated on the Closing Date and (iii) an up-to-date true certificate of non-registration of judgments (certificat de non-inscription d’une décision judiciaire) pertaining to the Lux Borrower of a recent date, issued by the Luxembourg Trade and Companies Register (R.C.S Luxembourg) dated as of the Closing Date and reflecting the situation of the Lux Borrower one day before, (iv) true, complete and up-to-date board resolutions approving the entry by the Lux Borrower into, among others, the Loan Documents, (v) a true and complete specimen of signatures for each of the directors or authorized signatories having executed for and on behalf of the Lux Borrower respectively the Loan Documents, (vi) a true, complete and up-to-date shareholders registers of the Lux Borrower share register reflecting the registration of the Luxembourg Share Pledge 1 and (vii) a true, complete and up-to-date shareholders registers of the Lux Holdco share register reflecting the registration of the Luxembourg Share Pledge 2.

(f) The Administrative Agent shall have received, in respect of Swiss Holdco and Swiss Finco, a manager’s certificate dated as of the Closing Date and signed by one or several authorized manager(s) of Swiss Holdco and Swiss Finco, respectively, certifying the following items: (i) a true and complete copy of the excerpt from the commercial register and the articles of association, each certified by the competent commercial register authority as of a recent date, (ii) a true and complete copy of resolutions of its managers and quotaholder duly adopted by its managers and quotaholder authorizing the execution, delivery and performance of the Loan Documents to which they are a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date, (iii) specimen signatures of the authorized signatories appointed by the manager resolutions to execute the Loan Documents to which they are a party

(g) Substantially concurrently with the initial funding under this Agreement, the Merger and the Tender Offer shall be consummated in accordance with the terms and conditions of the Merger Agreement (and the conditions to the purchase of Shares pursuant to the Tender Offer (the “Tender Offer Conditions”) shall be consistent with the conditions allowed by the Acquisition Agreement) and neither the Merger Agreement nor the Tender Offer Conditions shall have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, nor any consent granted, by the Parent or Merger Sub, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders (in their capacities as such) in any material respect, without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the Tender Offer or the Merger by 10% or more shall be deemed to be adverse to the interests of the Lenders in a material respect, (b) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the Tender Offer or Merger by less than 10% shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as such decrease is allocated to reduce the amount of Initial Term B Loans, or (c) any amendment, waiver, consent or other modification that increases the purchase price in respect of the Tender Offer or the Merger shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by the issuance of the Parent of common equity or a borrowing by the Borrowers under the Revolving Facility).

(h) The Administrative Agent shall have received (i)(A) audited consolidated balance sheets and related statements of income and cash flows of the Parent for the most recent three fiscal years ended at least 90 days prior to the Closing Date (it being acknowledged and agreed that the audited financial statements delivered by Parent to the Arrangers for periods ending on or prior to September 27, 2013 satisfy the requirements of this clause (A) with respect to the Parent for those periods) and (B) unaudited consolidated balance sheets and related statements of income and cash flows of the Parent for each fiscal quarter ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date and (ii)(A) audited consolidated balance sheets and related statements of income and cash flows of Cadence for Cadence’s fiscal years 2013, 2012 and 2011, (B) if the Acceptance Time (as defined in the Merger Agreement) has not occurred by May 10, 2014, Cadence’s unaudited consolidated balance sheets and related statements of income and cash flows of Cadence for Cadence’s first fiscal quarter of fiscal year 2014 and (C) if the Acceptance Time (as defined in the Merger Agreement) has not occurred by August 9, 2014, Cadence’s unaudited consolidated balance sheets and related statements of income and cash flows of Cadence for Cadence’s second fiscal quarter of fiscal year 2014.

(i) All obligations of the Parent and its subsidiaries and Cadence with respect to the Existing Mallinckrodt Credit Agreement and the Existing Cadence Credit Agreement shall have been (or, substantially concurrently with the making of the initial Loans hereunder, shall be) paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released (or have been authorized to be released pursuant to a customary payoff letter). After giving effect to the consummation of the Transaction, the Parent and its subsidiaries (including, without limitation, Cadence) shall have no outstanding preferred equity or debt for borrowed money, except for debt for borrowed money or, as specifically described in clause (v) below, preferred equity incurred pursuant to (i) this Agreement, (ii) intercompany debt (including, without limitation, intercompany indebtedness outstanding pursuant to the Intercompany Note Agreement), which, if owing by a Borrower or Guarantor to a non-Guarantor, shall be subordinated in right of payment to the Obligations on customary terms to be agreed by the Administrative Agent and the Borrowers (and, subject to Section 5.08(c), it being agreed that any proceeds of the Initial Term B Loans which are used to make intercompany loans shall only be loaned (and on-loaned, if applicable) to one or more Guarantors), (iii) the Existing Senior Notes, (iv) the Securities under (and as defined in) the Ludlow Indenture in a principal amount not to exceed $20 million and (v) debt or preferred equity of Cadence permitted by the Merger Agreement and not subject to the refinancing described in the immediately preceding sentence, as well as such other existing indebtedness, if any, as shall be specifically disclosed in the Parent’s or Cadence’s most recent 10-K filings (other than indebtedness subject to the refinancing described in the immediately preceding sentence) or otherwise permitted by the Administrative Agent (such permission not to be unreasonably withheld or delayed). The Lenders shall have received a solvency certificate substantially in the form of Exhibit C and signed by a director or authorized signatory of the Lux Borrower confirming the solvency of the Lux Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(j) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of White & Case LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Closing Date (which amounts may be offset against the proceeds of the Loans).

(k) Except as set forth in Schedule 5.12 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement” for the purposes of this Section 4.02) and subject to the grace periods and post-closing periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 9.08) as of the Closing Date.

(l) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act to the extent requested in writing at least 10 days prior to the Closing Date.

(m) Since the date of the Merger Agreement, there not having occurred any change, state of facts, condition, event, circumstance, effect, occurrence or development that has had or would reasonably be expected to result in, individually or in the aggregate, a Cadence Material Adverse Effect.

(n) The Intercompany Note Agreement shall have been amended to (i) permit the provision of Guarantees with respect to this Agreement (as well as any permitted refinancing indebtedness with respect thereto and any other indebtedness permitted to be incurred under this Agreement and secured by Other First Liens), and the granting of a security interest in all assets to secure the Obligations and any permitted refinancing thereof and any other debt secured by Other First Liens permitted under this Agreement, in each case by the “Company” or the “Restricted Subsidiaries” (each as defined therein) and (ii) ensure (in the reasonable judgment of the Lux Borrower) compliance with Section 7.2.3 of the Intercompany Note Agreement (as amended as contemplated hereby) after giving effect to the Transactions.

(o) The Administrative Agent shall have received a copy of a letter appointing Mallinckrodt Enterprises LLC as Process Agent pursuant to Section 9.15(d) in form and substance satisfactory to the Administrative Agent.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Notwithstanding anything to the contrary, it is understood that to the extent any Collateral may not be perfected by (A) the filing of a Uniform Commercial Code financing statement, (B) taking delivery and possession of a stock certificate of each Borrower and any Guarantor organized or incorporated in Luxembourg, Switzerland or the United States or any State thereof, the Equity Interests of which are certificated and are required to be pledged pursuant this Agreement (to the extent, with respect to Cadence, such stock certificates are received from Cadence on or prior to the Closing Date) or (C) the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, if the perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after the use of commercially reasonable efforts by the Parent and each Borrower to do so and without undue burden and expense, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the initial Credit Event but, instead, shall be delivered after the Closing Date in accordance with Section 5.12.

ARTICLE V

Affirmative Covenants

The Parent and each Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Parent and each Borrower will, and will cause each of the Subsidiaries to:

Section 5.01 Existence; Business and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Subsidiary (other than any Borrower or a Material Subsidiary), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 6.05, and (iii) for the liquidation or dissolution of Subsidiaries (other than any Borrower) if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Parent or a Wholly Owned Subsidiary of the Parent in such liquidation or dissolution; provided that (x) Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties, (y) Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 6.05(n)), and (z) the Cadence IP Licensee may not be liquidated unless, upon such liquidation, its assets are distributed to a successor Cadence IP Licensee which meets the requirements of Section 5.13.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02 Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies. Notwithstanding the foregoing, the Parent and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of the Parent and each Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees;

(ii) the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Parent, the Borrowers and the Subsidiaries or the protection of their properties; and

(iii) the amount and type of insurance that the Parent and its Subsidiaries has in effect as of the Closing Date and the certificates listing the Collateral Agent as a co-loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 5.02.

Section 5.03 Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and a Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days after the end of each fiscal year ending after the Closing Date, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Parent or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of Indebtedness incurred under this Agreement occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with Applicable Accounting Principles (it being understood that the delivery by the Parent of annual reports on Form 10-K of the Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter ending after the Closing Date), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Parent on behalf of the Parent as fairly presenting, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with Applicable Accounting Principles (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Parent of quarterly reports on Form 10-Q of the Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) no later than five (5) days after any financial statements are delivered or required to be delivered under clause (a) or (b) above, a certificate of a Financial Officer of the Parent (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) (or since the Closing Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the end of the first full fiscal quarter after the Closing Date, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Covenant and (iii) setting forth the calculation and uses of the Available Amount for the fiscal period then ended if any Borrower shall have used the Available Amount for any purpose during such fiscal period and (y) no later than five (5) days after any financial statements are delivered or required to be delivered under clause (a) above, if the accounting firm is not restricted from providing such a certificate by its policies office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Parent, any Borrower or any of the Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Parent or the website of the SEC and written notice of such posting has been delivered to the Administrative Agent;

(e) within 90 days after the beginning of each fiscal year that commences after the Closing Date, a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the Parent and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Parent to the effect that the Budget is based on assumptions believed by the Parent to be reasonable as of the date of delivery thereof;

(f) no later than five (5) days after any financial statements are delivered or required to be delivered under clause (a) above, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this clause (f) or Section 5.10(c) (or a certificate of a Responsible Officer certifying as to the absence of any changes to the previously delivered update, if applicable); and

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrowers or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender).

The Borrowers hereby acknowledge and agree that all financial statements furnished pursuant to paragraphs (a), (b) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Lux Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Parent or a Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Parent, a Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Parent, a Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.05 shall be accompanied by a statement of a Responsible Officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with Applicable Accounting Principles and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Parent, the Borrowers or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Parent or the Lux Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Parent or the Lux Borrower to discuss the affairs, finances and condition of the Parent, the Borrowers or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Lux Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract. The Parent and each Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to Parent and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

Section 5.08 Use of Proceeds.

(a) Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12.

(b) No part of the proceeds of any Loan or Letter of Credit will be used by the Parent or Subsidiaries in a manner that would impair the accuracy of any representation or warranty set forth in Section 3.10, 3.22, 3.23 or 3.24.

(c) The Loan Parties shall ensure that proceeds of any Facility will be used outside of Switzerland unless use in Switzerland is permitted under Swiss tax laws or pursuant to a tax ruling countersigned by the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung), as in force from time to time without any interest payments under this Agreement becoming subject to withholding or deduction for Swiss Withholding Tax as a consequence of such use of proceeds in Switzerland.

Section 5.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset is acquired by the Parent, any Borrower or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, (y) assets constituting Excluded Property and (z) assets of any Subsidiary Loan Party organized outside the United States, Luxembourg or Switzerland (other than (i) Investment Property (including, without limitation, Equity Interests, promissory notes or other instruments evidencing Indebtedness) and proceeds thereof and (ii) Collateral and proceeds of Collateral received by it from other Guarantors) for so long as, and to the extent, excluded by reason of the penultimate paragraph of the definition of Collateral and Guarantee Requirement), the Parent, such Borrower or such Subsidiary Loan Party, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) subject (where applicable) to the Agreed Guarantee and Security Principles, cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Subsidiary Loan Parties to take, such actions as shall be reasonably requested by the Collateral Agent to satisfy the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to the final paragraph of this Section 5.10.

(c) If (i) any additional direct or indirect Subsidiary of the Parent is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and such Subsidiary qualifies as a Subsidiary Loan Party or (ii) any person qualifies (but did not previously qualify) as a Subsidiary Loan Party, within 15 Business Days after the date such Subsidiary is formed or acquired (or first becomes subject to such requirement) (or such longer period as the Collateral Agent may agree in its sole discretion), notify the Collateral Agent thereof and, within 20 Business Days (in the case of a Domestic Subsidiary) or 60 days (in the case of a Foreign Subsidiary) after the date such Subsidiary is formed or acquired (or first becomes required to be a Subsidiary Loan Party) or such longer period as the Collateral Agent may agree in its sole discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to the final paragraph of this Section 5.10.

(d) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization), (D) in any Loan Party’s jurisdiction of organization or (E) in the location of the chief executive office of any Loan Party that is not a registered organization (to the extent relevant in the applicable jurisdiction of organization); provided, that neither the Parent nor any Borrower shall effect or permit any such change unless all filings have been made, or will have been made within 10 days following such change (or such longer period as the Collateral Agent may agree in its sole discretion), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) any fee owned Real Property and leasehold interests in Real Property; (ii) motor vehicles and other assets subject to certificates of title to the extent that a security interest therein cannot be perfected by the filing of a financing statement under the Uniform Commercial Code or its equivalent in any applicable jurisdiction; (iii) letter of credit rights (as defined in the Uniform Commercial Code or its equivalent in any applicable jurisdiction, and except to the extent constituting a supporting obligation for other Collateral as to which the perfection of security interests in such other Collateral and the supporting obligation is accomplished solely by the filing of a financing statement under the Uniform Commercial Code or its equivalent in any applicable jurisdiction) and commercial tort claims (as defined in the Uniform Commercial Code or its equivalent in any applicable jurisdiction), in each case with a value of less than $5,000,000; (iv) Equity Interests of non-Wholly Owned Subsidiaries and joint ventures, to the extent prohibited under the organizational documents or joint venture documents of such non-Wholly Owned Subsidiaries or joint ventures; (v) leases, licenses, instruments and other agreements to the extent, and so long as, the pledge thereof as Collateral would violate the terms thereof, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, the Bankruptcy Code or any other Requirement of Law; (vi) other assets to the extent the pledge thereof is prohibited by applicable law, rule, regulation or contractual obligation, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Bankruptcy Code or any other Requirement of Law, or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (which such consent, approval, license or authorization has not been received); (vii) assets to the extent a security interest in such assets could reasonably be expected to result in a material adverse tax consequence as determined in good faith by the Lux Borrower (with any such determination set forth in an officer’s certificate of the Lux Borrower being definitive); (viii) those assets as to which the Administrative Agent shall reasonably determine that the costs or other adverse consequences of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby; (ix) “intent-to-use” trademark applications, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable federal law; (x) assets securing any Qualified Receivables Facility in compliance with Section 6.02(z); (xi) any property or assets (including, without limitation, any shares of stock of, or indebtedness issued by, any person), whether now owned or hereafter acquired, if securing any Obligations by a mortgage, pledge, security interest, lien or encumbrance upon such property or assets would trigger a requirement to secure (A) the Existing Senior Notes, in accordance with the terms of the Existing Senior Notes Indenture as in effect on the Closing Date (and only for so long as any such Existing Senior Notes remain outstanding and the covenants therein with respect to liens remain in effect pursuant to the terms of the Existing Senior Notes Indenture) or (B) any Ludlow Notes, in accordance with the terms of the Ludlow Indenture as in effect on the Closing Date (and only for so long as any such Ludlow Notes remain outstanding and the covenants therein with respect to liens remain in effect pursuant to the terms of the Ludlow Indenture); (xii) such other assets of the Borrowers and the Guarantors as may be mutually agreed by the Lux Borrower and the Administrative Agent; and (xiii) with respect to any Loan Party that is a Domestic Subsidiary, voting Equity Interests (and any other interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2)) in excess of 65% of all such Equity Interests in (A) any Foreign Subsidiary or (B) any Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of equity of one or more Foreign Subsidiaries. In addition, in no event shall (1) control agreements or control, lockbox or similar agreements or arrangements be required with respect to deposit or securities accounts, (2) landlord, mortgagee and bailee waivers be required or (3) notices be sent to account debtors or other contractual third parties, except in accordance with the Agreed Guarantee and Security Principles or in connection with a permitted exercise of remedies under the relevant Security Documents.

Section 5.11 Rating. Exercise commercially reasonable efforts to obtain and to maintain (a) public ratings (but not to obtain a specific rating) from Moody’s and S&P for the 2017 Term B Loans and the 2018 Incremental Term Loans and (b) public corporate credit ratings and corporate family ratings (but, in each case, not to obtain a specific rating) from Moody’s and S&P in respect of the Lux Borrower.

Section 5.12 Post Closing. Take all necessary actions to satisfy the items described on Schedule 5.12 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

Section 5.13 Cadence IP Licensee. Notwithstanding anything to the contrary contained herein:

(a) Ensure that, for so long as the Cadence IP License remains in effect, (i) the Cadence IP Licensee shall meet the requirements described in clause (b) below and shall not be a “Restricted Subsidiary”, as defined in the Existing Senior Notes Indenture or the Ludlow Indenture and (ii) all Equity Interests of the Cadence IP Licensee shall be pledged as part of the Collateral.

(b) If and for so long as the Cadence IP License remains in effect, the Cadence IP Licensee must be Cadence or a direct or indirect wholly-owned (by the Lux Borrower) Subsidiary organized in a jurisdiction reasonably satisfactory to the Administrative Agent, in each case which is not then and shall not thereafter be a Guarantor but in any case 100% of the Equity Interests of which are owned by one or more Guarantors and pledged pursuant to one or more Security Documents; provided that Cadence may (i) sub-license its rights under the Cadence IP License to one or more Guarantors, (ii) assign or transfer all of its rights and obligations under the Cadence IP License to any person which becomes the Cadence IP Licensee in accordance with the standards set forth in this clause (b), (iii) consummate one or more internal reorganizations that result in all of the equity interests of the Cadence IP Licensee being owned by one or more Guarantors that pledge such Equity Interests as security for the Obligations and (iv) effect any other similar sub-license, assignment, transfer, internal reorganization or other transaction that, when taken as a whole, in the good faith judgment of the Lux Borrower and the Administrative Agent, is no less favorable to the Lenders than the transactions described in clauses (i) through (iii) of this proviso. Notwithstanding the foregoing or anything else set forth herein to the contrary or otherwise, the Cadence IP Licensee may become a Guarantor at the Parent’s discretion and, if it does become a Guarantor, may incur or guarantee any Indebtedness permitted to be incurred or guaranteed by a Guarantor and will no longer be subject to any other covenants or restrictions otherwise applicable to it (including, without limitation, the restrictions set forth in Sections 5.01, 6.01(h), 6.01(q) and 6.05(b) that treat the Cadence IP Licensee differently from any other Guarantor, but not (for the avoidance of doubt) this Section 5.13) as a result of it not being a Guarantor; provided that any Indebtedness or guarantees of Indebtedness (other than guarantees of Obligations and any other Indebtedness permitted hereunder which is secured by Other First Liens) that would not be permitted to be incurred while the Cadence IP Licensee is not a Guarantor must be subordinated in right of payment pursuant to subordination provisions reasonably satisfactory to the Administrative Agent to the Cadence IP Licensee’s guarantee of the Obligations (and any other Indebtedness described in the immediately preceding parenthetical).

ARTICLE VI

Negative Covenants

The Parent and each Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders (or, in the case of Section 6.12, the Required Revolving Facility Lenders voting as a single Class) shall otherwise consent in writing, the Parent and each Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness (other than as described in Section 6.01(b) and Section 6.01(bb) below) existing or committed on the Closing Date (provided, that any such Indebtedness (x) that is owed to any person other than Parent and one or more of its Subsidiaries, in an aggregate amount in excess of $5,000,000 shall be set forth in Part A of Schedule 6.01 and (y) owing to Parent or one or more of its Subsidiaries in excess of $5,000,000 shall be set forth on Part B of Schedule 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that (1) any Indebtedness outstanding pursuant to this clause (a) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the same extent required pursuant to Section 6.01(e) and (2) any Permitted Refinancing Indebtedness at any time incurred with respect to any Indebtedness described in this Section 6.01(a) outstanding on the Closing Date (or an issue of Permitted Refinancing Indebtedness incurred in respect thereof or prior to the incurrence of such Permitted Refinancing Indebtedness) may only be owed to the Parent or its respective Subsidiary to which the Indebtedness described in clause (y) above outstanding on the Closing Date was owed;

(b) Indebtedness created hereunder (including pursuant to Section 2.21, Section 2.22 and Section 2.23) and under the other Loan Documents and any Refinancing Notes incurred to Refinance such Indebtedness;

(c) Indebtedness of the Parent or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Parent or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e) Indebtedness of the Parent or any Borrower to the Parent or any Subsidiary and of any Subsidiary to the Parent, any Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties incurred pursuant to this Section 6.01(e) shall be subject to Section 6.04(b) and (ii) Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall be subordinated in right of payment to the Loan Obligations under this Agreement on subordination terms described in Exhibit F hereto or on other subordination terms reasonably satisfactory to the Administrative Agent and the Lux Borrower;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the Parent or any Subsidiary (other than the Cadence IP Licensee) after the Closing Date and Indebtedness otherwise assumed by the Parent, any Borrower or any other Loan Party that is a Domestic Subsidiary (and which may be guaranteed by any Loan Party) in connection with the acquisition of assets or Equity Interests (including a Permitted Business

Acquisition), where such acquisition, merger or consolidation is not prohibited by this Agreement; provided, that, (x) Indebtedness incurred pursuant to preceding sub clause (h)(i) shall be in existence prior to the respective acquisition of assets or Equity Interests (including a Permitted Business Acquisition) and shall not have been created in contemplation thereof or in connection therewith, and (y) after giving effect to the incurrence of such Indebtedness, (A) in the case of any such Indebtedness that is secured, the Secured Net Leverage Ratio (I) shall not be greater than 3.50 to 1.00 or (II) shall be no more than the Secured Net Leverage Ratio in effect immediately prior thereto and, (B) in the case of any such Indebtedness (whether secured or unsecured), the Fixed Charge Coverage Ratio shall not be less than 2.00 to 1.00, each calculated on a Pro Forma Basis for the then most recently ended Test Period; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i) (x) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Parent or any Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i) and Section 6.01(j), would not exceed the greater of $150,000,000 and 4.0% of Consolidated Total Assets when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(j) (x) Capitalized Lease Obligations and any other Indebtedness incurred by the Parent or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 6.03 so long as the principal amount thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(j) and Section 6.01(i), would not exceed greater of $150,000,000 and 4.0% of Consolidated Total Assets when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(k) (x) other Indebtedness of the Parent or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $150,000,000 and 4.0% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(l) [reserved];

(m) Guarantees (i) by the Parent, any Borrower or any Subsidiary Loan Party of any Indebtedness of the Parent, any Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by the Parent, any Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(r)), (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party, and (iv) by the Parent, any Borrower or any Subsidiary Loan Party of

Indebtedness of Subsidiaries that are not Subsidiary Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(q) and to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(r)); provided, that Guarantees (x) by the Parent, any Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment and (y) otherwise permitted by this Section 6.01(m) shall not be permitted with respect to any Indebtedness (including, without limitation, Permitted Debt and Permitted Refinancing Indebtedness) where the guarantor providing the Guarantee is not permitted to guarantee such Indebtedness because this Section 6.01 (or defined terms used in this Section 6.01) otherwise limit the persons who may guarantee such Indebtedness (where such Indebtedness is being Refinanced or otherwise);

(n) Indebtedness arising from agreements of the Parent or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p) (i) Permitted Debt (not secured by Other First Liens on the Collateral) so long as immediately after giving effect to the incurrence of such Permitted Debt and the use of proceeds thereof, (A) the Fixed Charge Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00 and (B) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(q) (x) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties (other than the Cadence IP Licensee, except for any Indebtedness of the Cadence IP Licensee owing to one or more Guarantors) in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(q), would not exceed the greater of $200,000,000 and 6.0% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(r) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(s) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Parent or any Subsidiary incurred in the ordinary course of business;

(t) (x) Indebtedness in connection with Qualified Receivables Facilities in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of $200,000,000 and 6.0% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(u) obligations in respect of Cash Management Agreements;

(v) Permitted Debt secured by Other First Liens on the Collateral (i) in an aggregate principal amount outstanding not to exceed at the time of incurrence the Incremental Amount available at such time; provided that, any such Permitted Debt shall (x) if incurred in the form of term loans or revolving loans, comply with the requirements of Section 2.21(b)(v) as if such Permitted Debt was incurred as an Incremental Term Loan thereunder (and with pricing increases with respect to the 2017 Term B Loans and the 2018 Incremental Term Loans to occur as, and to the extent, provided in Section 2.21(b)(v) as if such Permitted Debt was incurred as an Incremental Term Loan hereunder) and (y) count as a usage of the Incremental Amount for purposes of Section 2.21, and (ii) Permitted Refinancing Indebtedness in respect of any Indebtedness theretofore outstanding pursuant to this clause (v);

(w) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures subject to compliance with Section 6.04 (other than Section 6.04(r));

(x) Indebtedness issued by the Parent or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent permitted by Section 6.06;

(y) Indebtedness consisting of obligations of the Parent or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(z) Indebtedness of the Parent or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Parent and the Subsidiaries;

(aa) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(bb) (i) Indebtedness in respect of (A) the Existing Senior Notes and (B) the Ludlow Notes and (ii) Permitted Refinancing Indebtedness incurred in respect thereof.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on (x) the Dollar Equivalent thereof, in the case of any such Indebtedness denominated in an Alternate Currency or (y) in all other cases, customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (bb) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.02) and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (bb), the Lux Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and following Section 6.02 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause; provided, that (w) all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01, (x) all Indebtedness outstanding on the Closing Date under the Existing Senior Notes Indenture or the Ludlow Indenture, as applicable, shall at all times be deemed to have been incurred pursuant to clause (bb) of this Section 6.01, (y) all Indebtedness described in Schedule 6.01 (and any Permitted Refinancing Indebtedness incurred in respect thereof) shall be deemed outstanding under Section 6.01(a) and (z) all Indebtedness owing to the Parent or any of its Subsidiaries must be justified as incurred (and outstanding) pursuant to one or more of Sections 6.01(a), (e), (m) and (w). In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Parent or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Parent and the Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $5,000,000, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of the Parent, any Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements);

(c) any Lien on any property or asset of the Parent or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Parent or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property of any entity so acquired (but not of the Parent or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof));

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith in compliance with Section 5.03;

(e) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Parent or any Subsidiary shall have set aside on its books reserves in accordance with Applicable Accounting Principles;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Parent or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of the Parent, any Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(k) non-consensual Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Parent or any Subsidiary in the ordinary course of business;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent or any Subsidiary, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Parent, any Borrower or any Subsidiary in the ordinary course of business;

(n) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (iv) in respect of Third Party Funds;

(o) Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 6.01(f) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p) leases or subleases, and licenses or sublicenses (including with respect to Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens solely on any cash earnest money deposits made by the Parent or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(t) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(u) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(v) agreements to subordinate any interest of the Parent or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Parent, any Borrower or any of the Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(x) Liens (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) Liens in respect of Qualified Receivables Facilities that extend only to Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity;

(aa) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(cc) Liens securing Indebtedness or other obligation (i) of the Parent or a Subsidiary in favor of the Parent, a Borrower or any Subsidiary Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(dd) Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ee) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Parent, any Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Parent or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(ff) Liens on Collateral that are Junior Liens securing (x) Permitted Debt, so long as immediately after giving effect to the incurrence of such Permitted Debt (taking into account, for the avoidance of doubt, the aggregate principal amount of any other Permitted Debt that is secured pursuant to this clause (ff)) and the use of the proceeds thereof, the Secured Net Leverage Ratio on a Pro Forma Basis is not greater than 3.50 to 1.00 and guarantees thereof permitted by Section 6.01(m) and (y) Permitted Refinancing Indebtedness incurred to Refinance Permitted Debt secured pursuant to preceding clause (x) and guarantees thereof permitted by Section 6.01(m);

(gg) Liens on Collateral that are Other First Liens, so long as such Other First Liens secure Indebtedness permitted by Section 6.01(b) or 6.01(v) and guarantees thereof permitted by Section 6.01(m);

(hh) Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Parent or any of the Subsidiaries in the ordinary course of business; and

(ii) other Liens with respect to property or assets of the Parent or any Subsidiary securing (x) obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (ii), immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $150,000,000 and 4.0% of Consolidated Total Assets when incurred, created or assumed and (y) Permitted Refinancing Indebtedness incurred to Refinance obligations secured pursuant to preceding clause (x).

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (ii) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in
Sections 6.02(a) through (ii), the Lux Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred pursuant to any other clause. For purposes of this Section 6.02, Indebtedness will not be considered incurred under a subsection or clause of Section 6.01 if it is later reclassified as outstanding under another subsection or clause of Section 6.01 (in which event, and at which time, same will be deemed incurred under the subsection or clause to which reclassified). In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. Notwithstanding the foregoing, it is acknowledged and agreed that Liens on Collateral that are Junior Liens or Other First Liens shall at all times be justified under clause (b), (i) (in the case of Junior Liens), (ff) or (gg) above, as applicable.

Notwithstanding anything to the contrary contained above in this Section 6.02, this Section 6.02 shall not restrict the incurrence or existence of any Liens at any time on Margin Stock that then constitutes Unrestricted Margin Stock.

Section 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned by the Parent or any Subsidiary Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 360 days of the acquisition of such property, and (b) with respect to any other property owned by the Parent or any Subsidiary Loan Party, (x) if the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b) and (y) with respect to all Sale and Lease-Back Transactions pursuant to this clause (b), the requirements of the last paragraph of Section 6.05 shall apply to such Sale and Lease-Back Transaction to the extent provided therein.

Section 6.04 Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a) Investments to effect the Transactions;

(b) (i) Investments (x) by the Parent, any Borrower or any Subsidiary in the Equity Interests of any Subsidiary as of the Closing Date and set forth on Part A of Schedule 6.04 and (y) by the Parent, any Borrower or any Subsidiary consisting of intercompany loans from the Parent, any Borrower or any Subsidiary to the Parent, any Borrower or any Subsidiary as of the Closing Date and set forth on Part B of Schedule 6.04; provided that to the extent any such intercompany loan that is owing by a non-Subsidiary Loan Party to the Parent, any Borrower or any Subsidiary Loan Party (the “Scheduled Loans”) (or any additional Investments made by the Parent, any Borrower or any Subsidiary Loan Party pursuant to this proviso) is repaid after the Closing Date or the Parent, any Borrower or any Subsidiary Loan Party receives, after the Closing Date, any dividend, distribution, interest payment, return of capital, repayment or other amount in respect of any scheduled Investment in the Equity Interests of any non-Subsidiary Loan Party (a “Return of Scheduled Equity”), then additional Investments may be made by the Parent, any Borrower or any Subsidiary Loan Party in any non-Subsidiary Loan Party in an aggregate amount up to the amount actually received by the Parent, any Borrower or any Subsidiary Loan Party after the Closing Date as payment in respect of such Investments; provided further that in no event will the aggregate amount of additional Investments made by the Parent, any Borrower or any Subsidiary Loan Party in non-Subsidiary Loan Parties pursuant to this proviso exceed the sum of the original principal amount of the Scheduled Loans on the Closing Date and the aggregate amount of Returns of Scheduled Equity; (ii) Investments in the Parent, any Borrower or any Subsidiary Loan Party; provided that all amounts owing by the Borrowers or any Guarantor to any Subsidiary that is not a Guarantor shall be subordinated in right of payment to the Obligations pursuant to a subordination agreement substantially in the form of Exhibit F hereto or otherwise reasonably satisfactory to the Administrative Agent and the Lux Borrower; (iii) Investments by any Subsidiary that is not a Borrower or Guarantor in any Subsidiary that is not a Borrower or Guarantor; (iv) Investments by the Parent, any Borrower or any Subsidiary Loan Party in any Subsidiary that is not a Borrower or Guarantor in an aggregate amount for all such outstanding Investments made after the Closing Date not to exceed the greater of $200,000,000 and 6.0% of Consolidated Total Assets when made; (v) other intercompany liabilities amongst the Borrowers and the Guarantors incurred in the ordinary course of business; (vi) other intercompany liabilities amongst Subsidiaries that are not Guarantors incurred in the ordinary course of business in connection with the cash management operations of such Subsidiaries; and (vii) Investments by the Parent or any Subsidiary Loan Party in any Subsidiary that is not a Loan Party consisting solely of (x) the contribution or other Disposition of Equity Interests or Indebtedness of any other

Subsidiary that is not a Loan Party held directly by the Parent or such Subsidiary Loan Party in exchange for Indebtedness, Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) or a combination thereof of the Subsidiary to which such contribution or other Disposition is made or (y) an exchange of Equity Interests of any other Subsidiary that is not a Loan Party for Indebtedness of such Subsidiary; provided that immediately following the consummation of an Investment pursuant to preceding clause (x) or (y), the Subsidiary whose Equity Interests or Indebtedness are the subject of such Investment remains a Subsidiary.

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Parent, any Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Parent, any Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $20,000,000, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Parent solely to the extent that the amount of such loans and advances shall be contributed to the Parent in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Hedging Agreements entered into for non-speculative purposes;

(h) Investments (not in Subsidiaries, which are provided in clause (b) above) existing on, or contractually committed as of, the Closing Date and set forth on Part C of Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (n), (q), (r), (dd) and (ii);

(j) other Investments by the Parent or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) the greater of $600,000,000 and 15.0% of Consolidated Total Assets when made, plus (Y) so long as no Default or Event of Default shall have occurred and be continuing, any portion of the Available Amount on the date of such election that the Lux Borrower elects to apply to this Section 6.04(j)(Y) in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied, and plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Lux Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(j);

(k) Investments constituting Permitted Business Acquisitions;

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Parent or a Subsidiary as a result of a foreclosure by the Parent or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m) Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Parent or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n) acquisitions by the Parent, any Borrower or any Subsidiary of obligations of one or more officers or other employees of the Parent, any Borrower or any of the Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Parent, so long as no cash is actually advanced by any Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o) Guarantees by the Parent, any Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (a), (b), (e), (f), (g), (h), (i), (j), (k) or (l) of the definition thereof, in each case entered into by the Parent, any Borrower or any Subsidiary in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Stock) of the Parent; provided, that the issuance of such Equity Interests are not included in any determination of the Available Amount;

(q) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(r) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(s) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent or such Subsidiary;

(t) Investments by the Parent and the Subsidiaries, if the Parent or any Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.06(g) in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 6.06(g) for all purposes of this Agreement);

(u) Investments consisting of Permitted Receivables Facility Assets or arising as a result of Qualified Receivables Facilities;

(v) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons, in each case in the ordinary course of business;

(w) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(x) Investments received substantially contemporaneously in exchange for Qualified Equity Interests of the Parent; provided, that the issuance of such Qualified Equity Interests are not included in any determination of the Available Amount;

(y) Investments in joint ventures; provided that the aggregate outstanding amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) of Investments made pursuant to this Section 6.04(y) shall not exceed the sum of (A) the greater of $150,000,000 and 4.0% of Consolidated Total Assets when made, plus (B) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested); provided, that if any Investment pursuant to this Section 6.04(y) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Lux Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(y);

(z) Investments consisting of Guarantees of Indebtedness of joint ventures, in an aggregate outstanding principal amount (plus, without duplication, the aggregate amount of unreimbursed payments made pursuant to any such Guarantee) not to exceed the greater of $150,000,000 and 4.0% of Consolidated Total Assets when made;

(aa) additional Investments, so long as, at the time any such Investment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.50 to 1.00; and

(bb) Investments made from and after the Closing Date but prior to the Third Amendment Effective Date pursuant to Section 6.04(b)(iv), Section 6.04(e)(i), Section 6.04(j), Section 6.04(k) (to the extent made in reliance on clause (vi) of the definition of Permitted Business Acquisition), Section 6.04(y) and Section 6.04(z), to the extent such Investments were made in compliance with such provisions.

For purposes of determining compliance with this Section 6.04, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (bb) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (bb), the Lux Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if made at such later time), such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Investments described in Schedule 6.04 shall be deemed outstanding under Section 6.04(b) or Section 6.04(h), as applicable.

Any Investment in any person other than the Parent, a Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and Disposition of inventory in the ordinary course of business by the Parent or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Parent or any Subsidiary or, with respect to operating leases, otherwise for Fair Market Value on market terms (as determined in good faith by the Lux Borrower), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Parent or any Subsidiary or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary (other than any Borrower or the Cadence IP Licensee) with or into a Borrower in a transaction in which such Borrower is the survivor, (ii) the merger, amalgamation or consolidation of any Subsidiary (other than any Borrower or the Cadence IP Licensee) with or into any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party organized in a Qualified Jurisdiction and, in the case of each of clauses (i) and (ii), no person other than a Borrower or a Subsidiary Loan Party receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger, amalgamation or consolidation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than any Borrower) if (x) the Lux Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Parent and is not materially disadvantageous to the Lenders and (y) same meets the requirements contained in the proviso to Section 5.01(a), (v) any Subsidiary (other than any Borrower) may merge, amalgamate or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04), which shall be a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party (and organized in a Qualified Jurisdiction if the merging, consolidating or amalgamating subsidiary was a Loan Party organized in a Qualified Jurisdiction) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (vi) any Subsidiary (other than any Borrower) may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c) Dispositions to the Parent or a Subsidiary; provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.04;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f) the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g) other Dispositions of assets to persons other than the Parent and its Subsidiaries; provided, that (i) the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby and (ii) any such Dispositions shall comply with the final sentence of this Section 6.05;

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving a Borrower, such Borrower is the surviving entity or the requirements of Section 6.05(n) are otherwise complied with;

(i) leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) Dispositions of inventory in the ordinary course of business or Dispositions or abandonment of Intellectual Property of the Parent and its Subsidiaries determined in good faith by the management of the Lux Borrower to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Parent or any of the Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale or Recovery Event pursuant to clause (a) or (b) of the definition of “Net Proceeds”;

(l) the purchase and Disposition (including by capital contribution) of Permitted Receivables Facility Assets including pursuant to Qualified Receivables Facilities;

(m) any exchange or swap of assets (other than cash and Permitted Investments) for services and/or other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of the Parent and the Subsidiaries as a whole, determined in good faith by the management of the Lux Borrower; and

(n) other transactions effected (including mergers, consolidations or acquisitions of “shell” entities) for the sole purpose of reincorporating or reorganizing the Parent or any Subsidiary (other than any Borrower) under the laws of the United States of America or any State thereof or the District of Columbia, Switzerland or any jurisdiction that is a member state of the European Union as of the Closing Date; provided that (i) the Lux Borrower shall have provided the Administrative Agent with reasonable advance notice of any transactions as described above in this clause (n), (ii) subject to the Agreed Guarantee and Security Principles, the Lux Borrower shall ensure that, if the respective entity subject to any action described above was a Guarantor, the applicable reincorporated or reorganized entity shall be a Guarantor and shall grant a security interest in substantially all of those of its assets that constituted part of the Collateral immediately prior to such reincorporation or reorganization and (iii) the Administrative Agent shall have concluded (acting reasonably) that, after giving effect to any replacement guarantees and security to be provided pursuant to preceding clause (ii), such transactions are not adverse to the Lenders in any material respect (it being understood and agreed that such a reincorporation or reorganization into a jurisdiction as has been agreed by the Parent and the Administrative Agent prior to February 10, 2014 shall be permitted if the requirements of preceding clauses (i) and (ii) are satisfied).

Notwithstanding anything to the contrary contained above, this Section 6.05 shall not restrict, at any time, the sale of Unrestricted Margin Stock so long as any such sale meets the requirements of the last paragraph of this Section 6.05.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) or, solely with respect to Sale and Lease-Back Transactions referred to in clause (b) of Section 6.03, under Section 6.05(d), or pursuant to the immediately preceding sentence, shall in each case be permitted unless (i) such Disposition is for Fair Market Value, and (ii) at least 75% of the proceeds of such Disposition (except to Loan

Parties) consist of cash or Permitted Investments; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $10,000,000 or to other transactions involving assets with a Fair Market Value of not more than $35,000,000 in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Parent’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Parent or such Subsidiary from the transferee that are converted by the Parent or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Parent or any of its Subsidiaries in such Disposition or any series of related Dispositions, having an aggregate Fair Market Value not to exceed the greater of $120,000,000 and 4.0% of Consolidated Total Assets when received (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 6.06 Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Parent’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to the Parent or any Subsidiary (provided that Restricted Payments made by a non-Wholly Owned Subsidiary to the Parent or any Subsidiary that is a direct or indirect parent of such Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Parent or such Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);

(b) Restricted Payments may be made by the Parent to purchase or redeem the Equity Interests of the Parent (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Parent or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (b) shall not exceed in any fiscal year $15,000,000 (plus (x) the amount of net proceeds contributed to the Parent that were received by the Parent during such calendar year from sales of Equity Interests of the Parent to directors, consultants, officers or employees of the Parent or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that such proceeds are not included in any determination of the Available Amount and (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year); and provided, further, that cancellation of Indebtedness owing to the Parent or any Subsidiary from members of management of the Parent or its Subsidiaries in connection with a repurchase of Equity Interests of the Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(c) any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;

(d) so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 4.50 to 1.00, Restricted Payments may be made in an aggregate amount equal to a portion of the Available Amount on the date of such election that the Parent elects to apply to this Section 6.06(d), which such election shall (unless such Restricted Payment is made pursuant to clause (a) of the definition of Available Amount) be set forth in a written notice of a Responsible Officer of the Lux Borrower, which notice shall set forth calculations in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied;

(e) Restricted Payments may be made in connection with the consummation of the Transactions, including the payment of the appraised value of any Dissenting Shares (as defined in the Merger Agreement) in accordance with the Merger Agreement;

(f) Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(g) other Restricted Payments may be made in an aggregate amount from and after the Third Amendment Effective Date not to exceed the greater of $250,000,000 and 6.25% of Consolidated Total Assets when made; and

(h) additional Restricted Payments, so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.50 to 1.00.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

Section 6.07 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Parent, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $20,000,000 unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms that are substantially no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Parent or such Subsidiary in good faith.

(b) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Parent,

(ii) loans or advances to employees or consultants of the Parent or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among the Parent or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Parent or a Subsidiary is the surviving entity),

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Parent and the Subsidiaries in the ordinary course of business,

(v) the Transactions (including the payment of all fees, expenses, bonuses and awards relating thereto) and any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $5,000,000, set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by the Parent in good faith),

(vi) (A) any employment agreements entered into by the Parent or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06 and Investments permitted under Section 6.04,

(viii) transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(ix) any transaction in respect of which the Parent delivers to the Administrative Agent a letter addressed to the Board of Directors of the Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Parent qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Parent or such Subsidiary, as applicable, from a financial point of view,

(x) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xi) transactions pursuant to any Qualified Receivables Facility,

(xii) transactions between the Parent or any of the Subsidiaries and any person, a director of which is also a director of the Parent; provided, however, that (A) such director abstains from voting as a director of the Parent on any matter involving such other person and (B) such person is not an Affiliate of the Parent for any reason other than such director’s acting in such capacity,

(xiii) transactions permitted by, and complying with, the provisions of Section 6.05 (other than Section 6.05(m)),

(xiv) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Parent) for the purpose of improving the consolidated tax efficiency of the Parent and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein,

(xv) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Parent in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement, and

(xvi) transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or otherwise in compliance with the terms of this Agreement that are fair to the Parent or the Subsidiaries.

Section 6.08 Business of the Parent and the Subsidiaries; Etc. (a) Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business, and in the case of a Receivables Entity, Qualified Receivables Facilities and related activities.

(b) Notwithstanding any other provision hereof, in the case of any Borrower, at any time (i) be a “Restricted Subsidiary”, as defined in the Existing Senior Notes Indenture or the Ludlow Indenture, (ii) own any Equity Interests of any entity described in preceding clause (i) or (iii) own any Indebtedness issued by any entity described in preceding clause (i) unless such Indebtedness is subordinated in right of payment to the Obligations pursuant to a customary subordination agreement.

Section 6.09 Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or other distributions or the making of cash advances to the Parent or any Material Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Parent or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(a) restrictions imposed by applicable law;

(b) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01 or contained in any Indebtedness outstanding pursuant to Section 6.01(z), or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Lux Borrower);

(c) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(f) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by the Lux Borrower);

(g) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(j) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(k) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(l) customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Lux Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent and its Subsidiaries to meet their ongoing obligations;

(m) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(n) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Loan Party (so long as such restrictions only relate to non-Loan Parties);

(o) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(p) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(q) restrictions contained in any Permitted Receivables Facility Documents with respect to any Receivables Entity; and

(r) any encumbrances or restrictions of the type referred to in clause (i) or (ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Parent, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.10 Amendments to Intercompany Note Agreement. Amend or modify the Intercompany Note Agreement so as to allow any Indebtedness issued thereunder to be (a) Indebtedness issued by any Restricted Subsidiary (as defined in the Existing Senior Notes Indenture) or (b) owing to any entity other than a Guarantor which pledges such Indebtedness (including any notes or other instruments representing or evidencing such Indebtedness) to the Collateral Agent as Collateral.

Section 6.11 Fiscal Year. In the case of the Parent, permit any change to its fiscal year; provided that the Parent and its Subsidiaries may change their fiscal quarter and/or fiscal year end one or more times, subject to such adjustments to this Agreement as the Lux Borrower and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize the Lux Borrower and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

Section 6.12 Financial Covenant. With respect to the Revolving Facility only, permit the Total Net Leverage Ratio as of the last day of any fiscal quarter (beginning with the end of the first full fiscal quarter after the Closing Date), solely to the extent that on such date the Testing Condition is satisfied, to exceed the ratio set forth opposite such period below:

Fiscal Quarter Ended	Maximum Total Net Leverage Ratio
On or before December 31, 2014	6.50 to 1.00
After December 31, 2014 and on or before December 31, 2015	6.25 to 1.00
After December 31, 2015 and on or before December 31, 2016	5.50 to 1.00
After December 31, 2016 and on or before December 31, 2017	5.25 to 1.00
After December 31, 2017	5.00 to 1.00

ARTICLE VII

Events of Default

Section 7.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by the Parent, any Borrower or any Subsidiary Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made and such false or misleading representation or warranty (if curable) shall remain false or misleading for a period of 30 days after notice thereof from the Administrative Agent to the Parent; provided, that the failure of any representation or warranty made or deemed made by any Loan Party (other than the representations and warranties referred to in clause (i) of Section 4.01(b)) to be true and correct in any material respect on the Closing Date will not constitute an Event of Default hereunder;

(b) default shall be made in the payment of any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in, Section 5.01(a) (solely with respect to the Parent, the Borrowers and the Cadence IP Licensee), 5.05(a), 5.08 or 5.13 or in Article VI; provided, that the failure to observe or perform the Financial Covenant shall not in and of itself constitute an Event of Default with respect to any Term Facility unless the Revolving Facility Lenders have accelerated any Revolving Facility Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Lenders declare an Event of Default in connection therewith;

(e) default shall be made in the due observance or performance by the Parent, any Borrower or any of the Subsidiary Loan Parties of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Lux Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness (other than Material Indebtedness extended by one or more Lenders or affiliates (as defined in Regulation U) thereof, if such Material Indebtedness is secured directly or indirectly by Margin Stock) becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness (other than Material Indebtedness extended by one or more Lenders or affiliates (as defined in Regulation U) thereof, if such Material Indebtedness is secured directly or indirectly by Margin Stock) or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, or any such event of or condition having been cured promptly; provided, that any breach of the Financial Covenant giving rise to an event described in clause (B) above shall not, by itself, constitute an Event of Default under any Term Facility unless the Revolving Facility Lenders have accelerated any Revolving Facility Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Lenders declare an Event of Default in connection therewith; or (ii) the Parent or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness (other than Material Indebtedness extended by one or more Lenders or affiliates (as defined in Regulation U) thereof, if such Material Indebtedness is secured directly or indirectly by Margin Stock) at the stated final maturity thereof; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) repayments are made as required by the terms of the respective Indebtedness;

(g) there shall have occurred a Change of Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Parent or any of the Material Subsidiaries, or of a substantial part of the property or assets of the Parent or any Material Subsidiary, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for the Parent or any of the Material Subsidiaries or for a substantial part of the property or assets of the Parent or any of the Material Subsidiaries or (iii) the winding-up, liquidation, reorganization, dissolution, compromise, arrangement or other relief of the Parent or any Material Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for the Parent or any of the Material Subsidiaries or for a substantial part of the property or assets of the Parent or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable or fail generally to pay its debts as they become due or (vii) in the case of a Lux Loan Party, become subject to a Luxembourg Insolvency Event;

(j) the failure by any Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $75,000,000, which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of the Parent or any Material Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the Parent or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason be asserted in writing by the Parent, any Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Parent or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security

Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the U.S. Collateral Agreement or to file Uniform Commercial Code continuation statements or take actions described in on Schedule 3.04 (or their equivalent in any applicable jurisdiction) (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party), or (iii) the Guarantee of the Parent, or a material portion of the Guarantees pursuant to the Loan Documents by the Subsidiary Loan Parties guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Parent or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is promptly replaced or perfected (as needed) and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

then, and in every such event (other than an event with respect to the Parent or a Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders (or in the case of a termination of the Revolving Facility Commitments pursuant to clause (i) below, the Required Revolving Facility Lenders), shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Parent and each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(k); and in any event with respect to the Parent or a Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(k), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Agents

Section 8.01 Appointment. (a) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The provisions of this Article (other than the final paragraph of Section 8.12 hereof) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrowers nor any other Loan Party shall have any rights as a third-party beneficiary of any such provisions.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements or Secured Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

Section 8.02 Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any such agents, employees or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Parent or any Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Parent or such Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.

Section 8.03 Exculpatory Provisions. None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the respective Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws and (c) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent in accordance with Section 8.05. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to Parent or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent in accordance with Section 9.04. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, the Parent or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06 Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that neither the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender and Issuing Bank represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its Related Parties.

Section 8.07 Indemnification. The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank and Swingline Lender, in each case in its capacity as such (to the extent not reimbursed by the Parent or the Borrowers and without limiting the obligation of the Parent or the Borrowers to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, outstanding Term Loans and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought or, if the respective Obligations have been repaid in full, as determined immediately prior to such repayment in full), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank or Swingline Lender in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Bank or Swingline Lender under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Issuing Bank’s or Swingline Lender’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent, Issuing Bank or Swingline Lender, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, Issuing Bank or Swingline Lender, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, Issuing Bank or Swingline Lender, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents upon 30 days’ notice to the Lenders and the Borrowers. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swingline Lender, as applicable, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon any such resignation, then the Required Lenders shall have the right, subject to the reasonable consent of the Lux Borrower (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and Collateral Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring

Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this ~~Section~~ Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it, its ~~Sub-Agents~~Subagents and their respective Related Parties while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 8.10 Arrangers. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Bookrunner or Joint Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Section 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).

Section 8.11 Security Documents and Collateral Agent. The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Permitted Junior Intercreditor Agreement, any Permitted First Lien Intercreditor Agreement and any other intercreditor or subordination agreement (in form satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under (1) any of Sections 6.02(c), (i), (j), (v) and/or (z) (and in accordance with the relevant requirements thereof) and (2) any other provision of Section 6.02 (it being acknowledged and agreed that the Collateral Agent shall be under no obligation to execute any Intercreditor Agreement pursuant to this clause (2), and may elect to do so, or not do so, in its sole and absolute discretion) (any of the foregoing, an “Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Lux Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i), (j), (v) or (z) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Lux Borrower; provided, that prior to any such request, the Lux Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Lux Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09.

Section 8.12 Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any proceeding under any Debtor Relief Laws or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent or any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Parent, the Borrowers, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee set forth in any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the

Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

Section 8.13 Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13.

Section 8.14 Swiss Collateral.

In relation to the Swiss Security Documents:

(a) The Collateral Agent shall hold:

(i) any security created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Security Document by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-accessory (nicht akzessorische) security;

(ii) the benefit of this Section 8.14; and

(iii) any proceeds and other benefits of such security, as fiduciary (treuhänderisch) in its own name but for the account of all relevant Secured Parties which have the benefit of such security in accordance with this Agreement and the respective Swiss Security Document; and

(b) each present and future Secured Party hereby authorizes the Collateral Agent:

(i) to (A) accept and execute in its name and for its account as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorische) security created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Security Document for the benefit of such Secured Party and (B) hold, administer and, if necessary, enforce any such security on behalf of each relevant Secured Party which has the benefit of such security;

(ii) to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Swiss Security Document which creates or evidences or is expressed to create or evidence a pledge or any other Swiss law accessory (akzessorische) security;

(iii) to effect as its direct representative (direkter Stellvertreter) any release of a security created or evidenced or expressed to be created or evidenced under a Swiss Security Document in accordance with this Agreement; and

(iv) to exercise as its direct representative (direkter Stellvertreter) such other rights granted to the Collateral Agent hereunder or under the relevant Swiss Security Document.

ARTICLE IX

Miscellaneous

Section 9.01 Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party or the Administrative Agent, the Issuing Bank as of the Closing Date or the Swingline Lender to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender or Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Parent’s or a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Parent or such Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent or such Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Parent or such Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, the provisions of Sections 2.15, 2.16, 2.17 and 9.05 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Parent, the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Parent, the Borrowers, the Administrative Agent, each Issuing Bank and each Lender and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Parent and the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent or a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Lux Borrower (such consent not to be unreasonably withheld, delayed or conditioned), which consent, with respect to the assignment of a Term Loan, will be deemed to have been given if the Lux Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no consent of the Lux Borrower shall be required (x) for an assignment of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender or (y) if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, for an assignment to any person;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) the Lux Borrower pursuant to Section 2.25; and

(C) the Issuing Bank and the Swingline Lender (such consent, in each case, not to be unreasonably withheld or delayed; provided, that no consent of the Issuing Bank and the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments (but not pursuant to Section 2.25) shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the applicable Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Term Loans and (y) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the applicable Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the applicable Borrower shall be required if an Event of Default has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) the Assignee shall not be a Borrower or any of the Borrowers’ Affiliates or Subsidiaries except in accordance with Section 2.25.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to any person that, at the time of such assignment or transfer, is (A) a Defaulting Lender or (B) a natural person. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrowers a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee (but not with respect to any assignments pursuant to Section 2.25) thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections, including, without limitation, the requirements of Sections 2.17(d) and 2.17(e))). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04 (except to the extent such participation is not permitted by such clause (c) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c) (i) Any Lender may, without the consent of the Parent, any applicable Borrower or the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations in Loans and Commitments to one or more banks or other entities other than any person that, at the time of such participation, is (I) any Defaulting Lender or (II) the Parent or any of its Subsidiaries (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent, the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (c)(iii) of this Section 9.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19, including, without limitation, the requirements of Sections 2.17(d) and 2.17(e) (it being understood that the documentation required under Section 2.17(d) and 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lux Borrower’s prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the Lux Borrower in order for the Lux Borrower to determine whether to provide its consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of any Borrower or the Administrative Agent. Each of the Parent, each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) Each purchase of Term Loans pursuant to Section 2.25 shall, for purposes of this Agreement, be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Lux Borrower shall, upon consummation of any such purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans.

(h) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lux Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Facility Percentage; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(i) In the case of any assignment, transfer or novation by a Lender to a new Lender, or any participation by such Lender in favor of a Participant, of all or any part of such Lender’s rights and obligations under this Agreement or any of the other Loan Documents, such Lender, the Lux Loan Parties and the new Lender or Participant (as applicable) hereby agree that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in accordance with the provisions of, this Agreement or any agreement referred to herein to which the Lux Borrower is a party (including any Security Document), any security created or guarantee given under or in connection with this Agreement or any other Loan Document shall be preserved and shall continue in full force and effect for the benefit of such new Lender or Participant (as applicable).

Section 9.05 Expenses; Indemnity. (a) The Parent and the Borrowers hereby jointly and severally agree to pay (i) all reasonable and documented out-of-pocket expenses (including, subject to Section 9.05(c), Other Taxes) incurred by the Administrative Agent or the Collateral Agent, the Arrangers and their respective Affiliates in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, charges and disbursements of White & Case LLP, counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, (ii)

all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents, any Issuing Bank or any Lender in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document, in connection with the Loans made or the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Lux Borrower of such conflict and thereafter retains its own counsel, of another firm of such for such affected person).

(b) The Parent and the Borrowers agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the 2017 Facility Lead Arrangers, the 2018 Facility Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates, successors and assignors, and each of their respective Related Parties, (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Lux Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability under Environmental Laws by the Parent or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Parent or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Parent, a Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach in bad faith of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Parent, a

Borrower or any of their Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, an Arranger ~~or~~, a 2017 Facility Lead Arranger or a 2018 Facility Arranger in its capacity as such). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Parent, any Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the occurrence of the Termination Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.

(d) To the fullest extent permitted by applicable law, neither the Parent nor any Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations, the occurrence of the Termination Date and the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Parent, the Borrowers or any Subsidiary against any of and all the obligations of Parent or any Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that any recovery by any Lender or any Affiliate pursuant to its setoff rights under this Section 9.06 is subject to the provisions of Section 2.18(c); provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07 Applicable Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by a Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on a Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, 2.22 or 2.23, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent, each Borrower and the Required Lenders (except that any waiver, amendment or modification of Section 6.12 or of any defined term (or component defined term) but only to the extent as used therein (or any Default or Event of Default or exercise of remedies by the Required Revolving Facility Lenders in respect or as a result thereof) or of the definition of Required Revolving Facility Lenders shall require the Required Revolving Facility Lenders voting as a single Class, rather than the Required Lenders) and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any reimbursement obligation with respect to any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any reimbursement obligation with respect to any L/C Disbursement or to reduce any fee payable hereunder and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or Fees at the applicable default rate set forth in Section 2.13(c);

(ii) increase or extend the Commitment of any Lender, or decrease the Commitment Fees, L/C Participation Fees or any other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii);

(iii) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date, extend or waive any Revolving Facility Maturity Date or reduce the amount due on any Revolving Facility Maturity Date or extend any date on which payment of interest (other than interest payable at the applicable default rate of interest set forth in Section 2.13(c)) on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv) amend the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi) except as provided in Section 9.18 release all or substantially all of the Collateral or the Parent from its Guarantee or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees without the prior written consent of each Lender;

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swingline Lender or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Swingline Lender or such Issuing Bank, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens or (to the extent necessary or advisable under applicable local law) Junior Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt or Indebtedness permitted to be secured by Junior Liens and to give effect to any Intercreditor Agreement associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Parent and each Borrower (i) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders and the Required Revolving Facility Lenders, and for purposes of the relevant provisions of Section 2.18(b).

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Parent, each Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Other Term Loan Commitments, Other Revolving Facility Commitments, Other Term Loans and Other Revolving Loans in a manner consistent with Sections 2.21, 2.22 and 2.23 as may be necessary to establish such Other Term Loan Commitments, Other Revolving Facility Commitment, Other Term Loans or Other Revolving Loans as a separate Class or tranche from the existing Term Facility Commitments, Revolving Facility Commitments, Term Loans or Revolving Facility Loans, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately or (B) to cure any ambiguity, omission, error, defect or inconsistency.

(f) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.21 after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

(g) Notwithstanding the foregoing, this Agreement may be amended, with the written consent of each Revolving Facility Lender, the Administrative Agent and the Borrowers to the extent necessary to integrate any Alternate Currency (other than any Alternate Currency permitted as of the Closing Date).

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender or Issuing Bank in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Indemnitees) rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process. (a) The Parent, each Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, any Arranger or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

(d) Each of the Parent and each Borrower hereby irrevocably and unconditionally appoints Mallinckrodt Enterprises LLC, with an office on the date hereof at 675 McDonnell Blvd., Hazelwood, MO 63042, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of the Parent and such Borrower and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the Parent or the respective Borrower (as applicable) in care of the Process Agent at the address specified above for the Process Agent, and each of the Parent and each Borrower irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the Parent or any or all Borrowers or failure of the Parent or any or all Borrowers to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or the Parent or any Borrower, or of any judgment based thereon. The Parent and each Borrower each covenant and agree that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 9.16 Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Parent, each Borrower and any of their respective Subsidiaries or their respective businesses furnished to it by or on behalf of the Parent, each Borrower or any of their respective Subsidiaries (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Parent, any Borrower or any other Loan Party) and shall not reveal the same other than to its Related Parties and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with applicable laws or any legal process or the requirements of any Governmental Authority purporting to have jurisdiction over such person or its Related Parties, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates and their Related Parties including auditors, accountants, legal counsel and other advisors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty (or its Related Parties) in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), (G) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (H) with the prior written consent of the Parent and (I) to any other party to this Agreement.

Section 9.17 Platform; Borrower Materials. The Parent and each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Parent and any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, the Borrowers or their respective Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Parent and each Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Parent and each Borrower shall be deemed to have authorized the Administrative Agent, the ~~Lead~~ Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Parent, the Borrowers or their respective Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

Section 9.18 Release of Liens and Guarantees. (a) The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted under this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Subsidiary Guarantee Agreement (or, in the case of the Parent, this Agreement (unless the Parent is to become a Subsidiary Loan Party as provided in Section 10.08)) or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents or (vii) in the case of Permitted Receivables Facility Assets, upon the Disposition thereof by any Loan Party to a Receivables Entity of such Permitted Receivables Facility Assets pursuant to a Qualified Receivables Facility and (2) be released in the circumstances, and subject to the terms and conditions, provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the respective Subsidiary Loan Party shall be released from its respective Guarantee (i) upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Subsidiary or (y) in the case of any Subsidiary Loan Party (other than a Borrower or a Subsidiary Loan Party which was previously subject to a transaction contemplated by Section 6.05(n)) which (1) was previously required to become a Subsidiary Loan Party pursuant to clause (b) of the definition thereof but would no longer be required to be such a Subsidiary Loan Party in accordance with the provisions of the definition of Subsidiary Loan Party or (2) became a Subsidiary Loan Party pursuant clause (d) of the definition of Subsidiary Loan Party and would not at such time be required to be a Subsidiary Loan Party pursuant to clauses (a) through (c) of the definition thereof, in each case following a written request by the Lux Borrower to the Administrative Agent requesting that such person no longer constitute a Subsidiary Loan Party and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect provided to it by any Loan Party upon its reasonable request without further inquiry); provided that any such release pursuant to preceding clause (y) shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) such Subsidiary owns no assets which were previously transferred to it by another Loan Party which constituted Collateral or proceeds of Collateral (or any such transfer of any such assets would be permitted hereunder immediately following such release), (C) at the time of such release (and after giving effect thereto), all outstanding Indebtedness of, and Investments previously made in, such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Section 6.01 and 6.04 (for this purpose, with the Lux Borrower being required to reclassify any such items made in reliance upon the respective Subsidiary being a Subsidiary Loan Party on another basis as would be permitted by such applicable Section), and any previous Dispositions thereto pursuant to such 6.05 shall be re-characterized and would then be permitted as if same were made to a Subsidiary that was not a Subsidiary Loan Party (and all items described above in this clause (C) shall thereafter be deemed recharacterized as provided above in this clause (C)) and (D) such Subsidiary shall not be (or shall be simultaneously be released as) a guarantor with respect to any Refinancing Notes, Permitted Debt or any Permitted Refinancing Indebtedness with respect to the foregoing or (ii) if the release of such Subsidiary Loan Party is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 9.08).

(c) The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Loan Party or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Subsidiary Loan Party shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Lux Borrower and at the Lux Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Lux Borrower containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Parent or any Subsidiary in respect of) all interests retained by the Parent or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 9.18 shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Lux Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Lux Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, a Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrowers agree, jointly and severally, to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e) Obligations of the Parent or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements or any Secured Cash Management Agreements.

Section 9.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in the currency denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Agreement Currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Agreement Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in the Judgment Currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the Agreement Currency, the Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, or such other person to whom such obligation was owing, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Agreement Currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to return the amount of any excess to the respective Loan Party.

Section 9.20 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.21 Agency of the Borrower for the Loan Parties. Each of the other Loan Parties hereby appoints the Lux Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 9.22 No Liability of the Issuing Banks. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Administrative Agent, the Revolving Facility Lenders nor any Issuing Bank, nor any of their Related Parties shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that a Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may, in its sole discretion, either accept and make payment upon documents that appear on their face to be in substantial compliance with a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 9.23 Joint Borrowers. (a) Notwithstanding anything else in this Agreement or any other Loan Documents to the contrary (but subject to clause (f) below), each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Administrative Agent, Lenders and Issuing Banks under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Loan Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Loan Obligations, it being the intention of the parties hereto that all of the Loan Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. The Borrowers shall be liable for all amounts due to Administrative

Agent, the Lenders and the Issuing Banks under this Agreement, regardless of which Borrower actually receives the relevant Loans, Letters of Credit or other extensions of credit hereunder or the amount of such Loans, Letters of Credit or other extensions of credit received or the manner in which the Administrative Agent or any relevant Lender or Issuing Bank accounts for such Loans, Letters of Credit or other extensions of credit on its books and records. The Loan Obligations of the Borrowers with respect to Loans, Letters of Credit and other extensions of credit made to one of them, and the Loan Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder with respect to Loans, Letters of Credit and other extensions of credit made to any other Borrower hereunder, shall be separate and distinct obligations, but all such other Loan Obligations shall (subject to clause (f) below) be primary obligations of each Borrower.

(b) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Loan Obligations as and when due or to perform any of the Loan Obligations in accordance with the terms thereof, then in each such event, each other Borrower will make such payment with respect to, or perform, such Loan Obligation.

(c) The obligations of each Borrower under this Section 9.23 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders, Issuing Banks or other Secured Parties.

(d) The provisions of this Section 9.23 hereof are made for the benefit of the Lenders, the Issuing Banks and the other Secured Parties and their respective successors and assigns, and subject to Article VII hereof, may be enforced by them from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of Administrative Agent or any Lender, Issuing Bank or other Secured Party first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the Loan Obligations hereunder or to elect any other remedy. The provisions of this Section 9.23 shall remain in effect until the Termination Date. If at any time, any payment, or any part thereof, made in respect of any of the Loan Obligations is rescinded or must otherwise be restored or returned by Administrative Agent or any Lender or Issuing Bank upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 9.23 hereof will forthwith be reinstated and in effect as though such payment had not been made.

(e) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, federal or foreign law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state, provincial or foreign and including, without limitation, the Bankruptcy Code).

(f) Notwithstanding the fact that each Additional Borrower is a “Borrower” for purposes of this Agreement and the other Loan Documents, in no event shall the 2017 Term B Loans ~~or~~, the 2018 Incremental Term Loans or, in each case, the Loan Obligations with respect thereto constitute the primary obligations of any Additional Borrower; provided that it is acknowledged and agreed that each Additional Borrower is a Guarantor with respect to the 2017 Term B Loans and the 2018 Incremental Term Loans and, in each case, the Loan Obligations with respect thereto.

Section 9.24 Parallel Debt. For the purpose of taking and ensuring the continuing validity of each Lien on the Collateral granted under the Security Documents governed by the laws of (or to the extent affecting assets situated in) Switzerland or any other jurisdiction in which an effective Lien cannot be granted in favor of the Collateral Agent as trustee or agent for the Secured Parties, notwithstanding any contrary provision in any Loan Document:

(a) each Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent as an independent and separate creditor an amount (the “Parallel Obligations”) equal to: (i) all present and future, actual or contingent amounts owing by such Loan Party to a Secured Party under or in connection with the Loan Documents as and when the same fall due for payment under or in connection with the Loan Documents (including, for the avoidance of doubt, any change, extension or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date of this Agreement) and (ii) any amount which such Loan Party owes to a Secured Party as a result of a party rescinding a Loan Document or as a result of invalidity, illegality, or unenforceability of a Loan Document (the “Original Obligations”);

(b) the Collateral Agent shall have its own independent right to claim performance of the Parallel Obligations (including, without limitation, any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceedings) and the Parallel Obligations shall not constitute the Collateral Agent and any Secured Party as joint creditors;

(c) the Parallel Obligations shall not limit or affect the existence of the Original Obligations for which the Secured Parties shall have an independent right to demand payment;

(d) notwithstanding clauses (b) and (c) above:

(i) the Parallel Obligations shall be decreased to the extent the Collateral Agent receives (and retains) and applies any payment against the discharge of its Parallel Obligations to the Collateral Agent and the Original Obligations shall be decreased to the same extent;

(ii) payment by a Loan Party of its Original Obligations to the relevant Secured Party shall to the same extent decrease and be a good discharge of the Parallel Obligations owing by it to the Collateral Agent; and

(iii) if any Original Obligation is subject to any limitations under the Loan Documents, then the same limitations shall apply mutatis mutandis to the relevant Parallel Obligation corresponding to that Original Obligation;

(e) the Parallel Obligations are owed to the Collateral Agent in its own name on behalf of itself and not as agent or representative of any other person nor as trustee and all property subject to a Lien on Collateral shall secure the Parallel Obligations so owing to the Collateral Agent in its capacity of creditor of the Parallel Obligations;

(f) each Loan Party irrevocably and unconditionally waives any right it may have to require a Secured Party to join any proceedings as co-claimant with the Collateral Agent in respect of any claim by the Collateral Agent against a Loan Party under this Section 9.24;

(g) each Loan Party agrees that:

(i) any defect affecting a claim of the Collateral Agent against any Loan Party under this Section 9.24 will not affect any claim of a Secured Party against such Loan Party under or in connection with the Loan Documents; and

(ii) any defect affecting a claim of a Secured Party against any Loan Party under or in connection with the Loan Documents will not affect any claim of the Collateral Agent under this Section 9.24; and

(h) if the Collateral Agent returns to any Loan Party, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Secured Party, that Secured Party must repay an amount equal to that recovery to the Collateral Agent.

Section 9.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or Issuing Bank that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE X

Parent Guaranty

Section 10.01 Parent Guaranty. The Parent hereby guarantees to each Secured Party as hereinafter provided, as primary obligor and not as surety, the payment of the Obligations in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Parent hereby further agrees that if any of the Obligations are not paid in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Parent will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full in cash when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Section 10.02 Obligations Unconditional. (a) The obligations of the Parent under Section 10.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full in cash of the Obligations, other than contingent indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made), it being the intent of this Section 10.02 that the obligations of the Parent hereunder shall be absolute and unconditional under any and all circumstances. The Parent agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against a Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full in cash and the Commitments have expired or terminated.

(b) Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Parent hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Parent, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent, the Collateral Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected;

(v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Parent) or shall be subordinated to the claims of any person (including, without limitation, any creditor of the Parent); or

(vi) the lack of enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Parent, any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document, any Secured Hedge Agreement, any Secured Cash Management Agreement or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Parent, any Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations.

(c) With respect to its obligations hereunder, the Parent hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any person under any of the Loan Documents or other documents relating to the Obligations, or against any other person under any other guarantee of, or security for, any of the Obligations.

Section 10.03 Reinstatement. The obligations of the Parent under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings under any Debtor Relief Law, and the Parent agrees that it will indemnify the Administrative Agent, the Collateral Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent, the Collateral Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any proceedings under any Debtor Relief Law.

Section 10.04 Certain Additional Waivers. The Parent further agrees that it shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02 and through the exercise of rights of contribution pursuant to Section 10.06.

Section 10.05 Remedies. The Parent agrees that, to the fullest extent permitted by law, as between the Parent, on the one hand, and the Administrative Agent, the Collateral Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other person) shall forthwith become due and payable by the Parent for purposes of Section 10.01. The Parent acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Security Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.06 Rights of Contribution. The Parent agrees that, in connection with payments made hereunder, the Parent and each other Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full in cash and the Commitments have terminated.

Section 10.07 Guarantee of Payment; Continuing Guarantee. The guarantee given by the Parent in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 10.08 New Parent. If, at any time, (a) the Parent becomes a Wholly Owned Subsidiary of an entity (x) that is an entity organized in a Qualified Jurisdiction and (y) at least a majority of the Equity Interests of which are owned by persons who were, immediately prior to its acquisition of the Parent, shareholders of the Parent, and (b) no Default or Event of Default has occurred and is continuing (or would exist upon such New Parent becoming the

Parent), then the Lux Borrower may, by notice to the Administrative Agent, designate such person (the “New Parent”) as the Parent. Following any such designation, and effective upon (i) the execution by such person of a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent by which it agrees to be bound by the terms hereof and assume all obligations of the Parent hereunder and (ii) satisfaction of the Collateral and Guarantee Requirement with respect to such person (which shall be deemed to require that the New Parent become a party to this Agreement as the “Parent” by executing a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and to execute and deliver all Security Documents as the New Parent would have been required to execute on the Closing Date had it been the Parent hereunder at such time, with such modifications to such documentation as may be reasonably required by the Administrative Agent giving effect to the jurisdiction of organization of the New Parent and the assets owned by it) and (iii) satisfaction of the Collateral and Guarantee Requirement with respect to the person which was previously the Parent hereunder (which shall include the requirement that the prior Parent become party to the Subsidiary Guarantee Agreement and thereafter constitute a Subsidiary Loan Party, and execute and deliver such other Security Documents, or modifications thereto, as may be reasonably required by the Administrative Agent), such person shall become the Parent and shall assume all rights and obligations of the Parent hereunder; provided that (x) nothing in this Section 10.08 shall discharge or release the previous Parent from its obligations hereunder until such time as the previous Parent shall become a party to the Subsidiary Guarantee Agreement as a Subsidiary Loan Party and (y) from and after the date upon which the New Parent satisfies the above requirements and becomes the “Parent”, the previous Parent shall be deemed to be a Subsidiary Loan Party for purposes hereof. Any New Parent and any previous Parent shall take all actions reasonably requested by the Administrative Agent to effectuate the foregoing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

MALLINCKRODT PLC

By:
Name:
Title:

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:
Name:
Title:

MALLINCKRODT CB LLC

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank and as a Lender

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 1.01(A)

AGREED GUARANTEE AND SECURITY PRINCIPLES

Unless otherwise defined herein, capitalized terms used herein are defined in the Agreement to which this Schedule 1.01(A) is attached and in the other Exhibits to this Agreement.

(A)	Considerations

1.	In determining what liens will be granted (and any limitations on the amount or scope of Guarantees) by Borrowers or Guarantors organized outside of the United States (the “Non-U.S. Loan Parties”) to secure the Obligations (the holders thereof, the “Secured Parties”) the following matters will be taken into account. Liens shall not be created or perfected, the Obligations may be limited pursuant to the terms of the relevant Security Documents and Guarantees may be limited in amount or scope, to the extent that it would (if created, perfected or not so limited):

(a)	result in any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation laws, capital maintenance rules, general statutory limitations, retention of title claims or the laws or regulations (or analogous restrictions) of any applicable jurisdiction or any similar principles which may limit the ability of any Non-U.S. Loan Party to provide a guarantee or security or may require that the guarantee or security be limited by an amount or scope or otherwise;

(b)	result in any (x) material risk to the officers of the relevant grantor of liens or Guarantor of contravention of their fiduciary duties or any legal prohibition and/or (y) risk to the officers of the relevant grantor of liens or Guarantor of civil or criminal liability;

(c)	result in costs that the Lux Borrower and the Administrative Agent reasonably determine are excessive in relation to the benefit obtained by the beneficiaries of the liens or ~~Guaranties~~Guarantees by reference to the costs of creating or perfecting the lien or ~~Guaranties~~Guarantees, on the one hand, versus the value of the assets being secured or Guarantee granted, on the other hand;

(d)	impose an undue administration burden on, or material inconvenience to the ordinary course of operations of, the provider of the lien or Guarantee, in each case which the Lux Borrower and the Administrative Agent reasonably determine is excessive in relation to the benefit obtained by the beneficiary of the lien or Guarantee; and

(e)	create liens over any assets subject to third party arrangements which are permitted by this Agreement to the extent (and for so long as) such arrangements prevent those assets from being charged.

2.	These Agreed Guarantee and Security Principles embody recognition by all parties that there may be certain legal, regulatory and practical difficulties (including those in paragraph 1 above) in obtaining security and/or Guarantees without limitation as to amount or scope from all Non-U.S. Loan Parties in every jurisdiction in which Non-U.S. Loan Parties are located, in particular:

(a)	perfection of liens, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in this Agreement or (if earlier or to the extent no such time periods are specified in this Agreement) within the time periods specified by applicable law in order to ensure due perfection. Perfection of security will not be required if it would have a material adverse effect on the ability of the relevant Non-U.S. Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by this Agreement;

(b)	the maximum granted or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the granted or secured amount is reasonably determined by the Lux Borrower and the Administrative Agent to be excessive in relation to the level of such fees, taxes and duties; or

(c)	where a class of assets to be secured includes material and immaterial assets, if the costs of granting security over the immaterial assets is reasonably determined by the Lux Borrower and the Administrative Agent to be excessive in relation to the benefit of such security, security will be granted over the material assets only.

For the avoidance of doubt, in these Agreed Guarantee and Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any liens, stamp duties, the cost of maintaining capital for regulatory purposes, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of liens or any of its direct or indirect owners, subsidiaries or affiliates.

(B)	Obligations to be Guaranteed and Secured

(C)	Subject to paragraph (A) above, the obligations to be guaranteed and secured are the Obligations. The liens and Guarantees are to be granted in favor of the Administrative Agent on behalf of each Secured Party (or equivalent local procedure and unless otherwise necessary in any jurisdictions).

1.	Where appropriate, defined terms in the Security Documents should mirror those in this Agreement.

2.	The parties to this Agreement agree to negotiate the form of each Security Document in good faith in a manner consistent with these Agreed Guarantee and Security Principles. The form of ~~Guaranty~~Guarantee with respect to any Non-U.S. Loan Party shall be subject to any limitations as set out in the joinder, supplement or other ~~Guaranty~~Guarantee applicable to such Non-U.S. Loan Party as may be required in order to comply with local laws in accordance with these Agreed Guarantee and Security Principles.

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3.	The liens granted by any Non-U.S. Loan Party in favor of the Administrative Agent on behalf of each Secured Party shall, to the extent possible under local law, be enforceable only after the occurrence of an Event of Default that is continuing.

(D)	Covenants/Representations and Warranties

Any representations, warranties or covenant which are required to be included in any Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and covenant is the same as the corresponding representation, warranty and undertaking in this Agreement) the commercial deal set out in this Agreement (save to the extent that the Administrative Agent’s local counsel advise it necessary to include any further provisions (or deviate from those contained in this Agreement) in order to protect or preserve the liens granted to the Administrative Agent on behalf of each Secured Party). Accordingly, the Security Documents shall not include, repeat or extend clauses set out in this Agreement including the representations or undertakings in respect of insurance, maintenance of assets, information, indemnities or the payment of costs, in each case, unless applicable local counsel advise it necessary in order to ensure the validity of any Security Document or the perfection of any lien granted thereunder.

(E)	Liens over Equity Interests

1.	Subject to (A) and (B) above, equitable share charges (or the equivalent in local jurisdictions) will be made over equity interests in Non-U.S. Loan Parties to the extent required by this Agreement or any Security Document.

2.	Subject to (A) and (B) above, equitable share charges (or the equivalent in local jurisdictions) over equity interests in Non-U.S. Loan Parties will be granted pursuant to which the Administrative Agent on behalf of each Secured Party will be entitled, subject to local laws, to transfer the equity interests and satisfy themselves out of the proceeds of such sale upon enforcement of the lien.

3.	Subject to (A) and (B) above, to the extent permitted under local law, share pledges should contain provisions to ensure that, unless an Event of Default has occurred and is continuing, the grantor of the lien is entitled to receive dividends and exercise voting rights in any shareholders’ meeting of the relevant company (except if exercise would adversely affect the validity or enforceability of the lien or cause an Event of Default to occur) and if an Event of Default has occurred and is continuing the voting and dividend receipt rights may only be exercised by the Administrative Agent on behalf of each Secured Party, it being understood that if such Event of Default is subsequently remedied or waived, the right to receive dividends and the voting rights in any shareholders’ meeting of the relevant company shall return to the grantor of the lien.

4.	Liens over equity interests will, where possible, automatically charge further equity interests issued or otherwise contemplate a procedure for the extension (at the cost of the relevant Borrower or Guarantor) of liens over newly-issued shares.

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5.	Liens will not be created over minority shareholdings or equity interests in joint ventures where the consent of a third party is required before the relevant Borrower or Guarantor can create a lien over the same unless such consent has been obtained.

6.	Liens will not be created on equity interests so long as same constitute Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States).

(F)	Liens over Receivables of Non-U.S. Loan Parties

1.	Except where an Event of Default has occurred and is continuing, the proceeds of receivables shall not be paid into a nominated account.

2.	Each relevant Non-U.S. Loan Party shall not be required to notify third party debtors to any contracts that have been assigned and/or charged under a Security Document unless (i) so required by the Administrative Agent if an Event of Default has occurred and is continuing or (ii) otherwise customary under the relevant local practice and is not (in the Lux Borrower’s good faith determination (with any such determination set forth in an officer’s certificate of the Lux Borrower being definitive)) materially prejudicial to the business relationship of such Non-U.S. Loan Party. The Administrative Agent shall however be entitled to give such notice if an Event of Default has occurred and is continuing.

3.	No lien will be granted under local law over any receivables to the extent (and for so long as) such receivable cannot be secured under the terms of the relevant contract.

(G)	Insurances

1.	Subject to (A) and (B) above, proceeds of material insurance policies owned by each relevant Non-U.S. Loan Party (excluding third party liability insurance policies) are to be assigned by way of security or pledged to the Administrative Agent on behalf of each Secured Party. Proceeds of insurance shall be collected and retained by the relevant Non-U.S. Loan Party (without the further consent of the Secured Parties) (i) unless such insurance proceeds must be applied to mandatory prepayment in accordance with this Agreement, subject to any reinvestment rights therein or (ii) unless an Event of Default has occurred and is continuing.

2.	If required by local law to create or perfect the security, notice of the security will be served on the insurance provider within 10 business days of the security being granted and the Non-U.S. Loan Party shall use its reasonable endeavours to obtain an acknowledgement of that notice within 30 business days of service. If a Non-U.S. Loan Party has used its reasonable endeavours but has not been able to obtain acknowledgement its obligations to obtain acknowledgement shall cease on the expiry of that 30 business days period. In relation to any Swiss law governed Security Documents, the Administrative Agent shall have the right to notify the insurance provider of the security granted at any time.

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(H)	Material Contracts And Claims

1.	Each relevant Non-U.S. Loan Party shall not be required to notify the counterparties to any contracts that have been charged/assigned under a Security Document that such contract has been so charged/assigned unless required by the Administrative Agent if an Event of Default has occurred and is continuing. Liens should not be created over contracts, leases or licenses which prohibit assignment or the creation of such liens or which require the consent of third parties for the creation of such liens or such assignment.

2.	Proceeds of material contracts and claims shall be collected and retained by the relevant Non-U.S. Loan Party (without the further consent of the Secured Parties) (i) unless such proceeds must be applied to mandatory prepayment in accordance with this Agreement, subject to any reinvestment rights therein, or (ii) unless an Event of Default has occurred and is continuing.

(I)	Liens Over Material Intellectual Property

1.	Subject to (A) and (B) above, liens over all registrable Material Intellectual Property (other than any applications for trademarks or service marks filed in the United States Patent and Trademark Office (“PTO”), or any successor office thereto pursuant to 15 U.S.C. §1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1051 Section 1(c) or Section 1(d)) owned by each relevant Non-U.S. Loan Party are to be given, and registration is to be made in all relevant local registries in which the grantor of the liens is resident or is otherwise required under local law unless the granting of such liens would contravene any legal or contractual prohibition. Where any relevant Non-U.S. Loan Party has the right to the use of any Material Intellectual Property through contractual arrangements to which it is a party, a lien over such contract and/or any rights arising thereunder shall be given in favor of the Administrative Agent on behalf of each Secured Party, except to the extent (and for so long as) the giving over of such liens would contravene any legal or contractual prohibition. Notwithstanding anything to the contrary herein, liens should not be created over intellectual property or any contractual relationships described above (or any rights arising thereunder) where such lien or assignment is prohibited or the consent of third parties would be required for the creation of such lien or such assignment.

2.	If a Non-U.S. Loan Party grants a lien over any of its intellectual property, it will be free to deal with those assets in the course of its business (including without limitation, allowing any intellectual property to lapse or become abandoned if, in the reasonable judgment of the Parent, it is no longer economically practicable to maintain or useful in the conduct of the business of the Parent and its Subsidiaries, taken as a whole) until an Event of Default has occurred and is continuing.

3.	“Material Intellectual Property” is to be defined as intellectual property owned by the Non-U.S. Loan Parties which is material to the carrying out of the business of Parent or any of its Subsidiaries, taken as a whole.

(J)	Liens Over Bank Accounts

1.	No Non-U.S. Loan Party shall be required to perfect a lien over a bank account.

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(K)	Other Material Assets

Liens shall be given over any other material assets of any relevant Non-U.S. Loan Party from time to time, according to the principles set out herein. Such Non-U.S. Loan Party shall be free to deal with those assets in the course of its business until an Event of Default has occurred and is continuing.

(L)	Perfection of Liens

1.	Where customary, a Security Document may contain a power of attorney allowing the Administrative Agent to perform on behalf of the grantor of the lien, its obligations under such Security Document only if an Event of Default has occurred and is continuing.

2.	Subject to (A) and (B) above, where obligatory or customary under the relevant local law all registrations and filings necessary in relation to the Security Documents and/or the liens evidenced or created thereby are to be undertaken within applicable time limits, by the appropriate local counsel (based on local law and custom), unless otherwise agreed.

3.	Subject to (A) and (B) above, where obligatory or customary, documents of title relating to the assets charged will be required to be delivered to the Administrative Agent.

4.	Except as explicitly provided herein, notice, acknowledgement or consent to be obtained from a third party will only be required where the efficacy of the lien requires it or where it is practicable and reasonable having regard to the costs involved, the commercial impact on the Non-U.S. Loan Party in question and the likelihood of obtaining the acknowledgement and, when possible without prejudicing the validity of the lien concerned, such perfecting procedures shall be delayed until an Event of Default has occurred and is continuing.

(M)	Liens

Notwithstanding anything to the contrary contained in this Agreement, no provision contained herein shall prejudice the right of the Non-U.S. Loan Parties to benefit from the permitted exceptions set out in this Agreement regarding the granting of liens over assets.

(N)	Proceeds

The Security Documents will state that the proceeds of enforcement of such Security Documents will be applied as specified in this Agreement.

(P)	Regulatory consent

The enforcement of security over shares and the exercise by the Administrative Agent of voting rights in respect of such shares may be subject to regulatory consent. Accordingly, enforcement of any security over any shares subject to such a restriction, and the exercise by the Administrative Agent of the voting rights in respect of any such shares, will be expressed to be conditional upon obtaining any consents required by law or regulation.

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SCHEDULE 2.13(g)

Provisions Relating to Bankers’ Acceptances, Drafts and B/A Equivalent Notes

Part A. Acceptances and Drafts.

1. Each Revolving Facility Lender severally agrees, on the terms and conditions of the Credit Agreement to which this Schedule 2.13(g) is attached, and this Schedule 2.13(g), (i) in the case of a B/A Lender, to create Bankers’ Acceptances by accepting Drafts and to purchase such Bankers’ Acceptances in accordance with Section 6 of this Schedule 2.13(g) and the Credit Agreement and (ii) in the case of a Non-B/A Lender, to purchase completed Drafts (which have not and will not be accepted by such Lender or any other Revolving Facility Lender) in accordance with Section 6 of this Schedule 2.13(g) and the Credit Agreement.

2. Each Bankers’ Acceptance shall consist of the creation and purchase of Bankers’ Acceptances or the purchase of Drafts on the same day, in each case for the B/A Discount Proceeds, and shall be effected or arranged by the Lenders in accordance with Section 6 of this Schedule 2.13(g) and the Credit Agreement and their respective Revolving Facility Commitments.

3. If the Administrative Agent determines that the Bankers’ Acceptances to be created and purchased or Drafts to be purchased on the making of any Bankers’ Acceptance Loan (upon a conversion or otherwise) will not be created and purchased ratably by the Revolving Facility Lenders in accordance with this Schedule 2.13(g) and the Credit Agreement, then (i) the requested Face Amount of Bankers’ Acceptances and Drafts shall be reduced to such lesser amount as the Administrative Agent determines will permit ratable sharing and (x) the amount by which the requested Face Amount shall have been so reduced shall be converted or continued, as the case may be, as a Canadian Prime Rate Loan to be made contemporaneously with the making of such Bankers’ Acceptance Loan or (y) the applicable Borrower may cancel part of, or withdraw in its entirety, the related Borrowing Request or Interest Election Request (as applicable), or (ii) the Administrative Agent may, acting reasonably at the request of the applicable Borrower, deem any Borrowing Request or Interest Election Request (as applicable) delivered in such circumstances of a Bankers’ Acceptance Loan to be, in its entirety, a Borrowing Request or Interest Election Request (as applicable) for Canadian Prime Rate Loans, and make a Canadian Prime Rate Loan to the applicable Borrower in the full amount as originally requested as a Bankers’ Acceptance Loan in such Borrowing Request or Interest Election Request (as applicable).

Part B. Form of Drafts.

4. Each Draft presented by a Borrower shall (i) be in a minimum Face Amount of CAD$l,000,000 and in an integral multiple of CAD$100,000, (ii) be dated the date of the making of such Bankers’ Acceptance Loan, and (iii) mature and be payable by the Borrowers (in common with all other Drafts presented in connection with such Bankers’ Acceptance Loan) on a Business Day which occurs approximately 1, 2, 3, or, subject to availability, 6 months (or such longer period as the Administrative Agent may agree) at the election of the applicable Borrower after the Drawing Date and on or prior to the Revolving Facility Maturity Date ~~applicable to Revolving Facility Commitments~~.

Part C. Procedure for Drawing

5. Each Bankers’ Acceptance Loan shall be made on three Business Day’s prior notice given by the applicable Borrower by way of a Borrowing Request to the Administrative Agent in accordance with Section 2.03 of the Credit Agreement.

6. Not later than 2:00 p.m. (Toronto time) on an applicable Drawing Date, each Revolving Facility Lender shall complete one or more Drafts in accordance with the Borrowing Request or Interest Election Request (as applicable) and either (x) accept the Drafts and purchase the Bankers’ Acceptances so created for the B/A Discount Proceeds, or (y) purchase the Drafts for the B/A Discount Proceeds. In each case, upon receipt of the B/A Discount Proceeds and upon fulfillment of the conditions set forth in Sections 4.01 and 4.02 of the Credit Agreement, as applicable, the Administrative Agent, at the direction of the applicable Borrower, shall apply the B/A Discount Proceeds as follows: (i) remit to the applicable Borrower (in the case of the making of a Canadian Dollar Revolving Loan), (ii) prepay Canadian Prime Rate Loans (which shall constitute a conversion of the Canadian Dollar Revolving Loans from Canadian Prime Rate Loans to Bankers’ Acceptance Loans) or (iii) pay Bankers’ Acceptances maturing on such date (which shall constitute a continuation of Bankers’ Acceptance Loans to new Bankers’ Acceptance Loans), provided that in the case of any such conversion or continuation of Loans, the Borrowers shall pay to the Administrative Agent for account of the Revolving Facility Lenders such additional amounts, if any, as shall be necessary to effect the prepayment in full of the respective Canadian Prime Rate Loans being prepaid, or the Bankers’ Acceptances maturing, on such date.

7. The Borrowers shall, at the request of a Revolving Facility Lender, issue one or more non-interest bearing promissory notes (each a “B/A Equivalent Note”) payable on the date of maturity of the unaccepted Draft referred to below, in such form as the Revolving Facility Lender may specify and in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Drafts which the Revolving Facility Lender has purchased in accordance with Section 6 of this Schedule 2.13(g) and the Credit Agreement. Any failure by a Lender to obtain a B/A Equivalent Note from the Borrowers or to otherwise make any required endorsements thereunder shall not affect the obligations of the Borrowers in respect of any advance made by such Lender in connection with a Bankers’ Acceptance Loan, and for purposes of this Agreement and the other Loan Documents any such Lender shall be deemed to have made a Bankers’ Acceptance Loan to the Borrowers in the amount and for the same term as the Draft which the Lender would otherwise have been required to purchase hereunder.

8. Bankers’ Acceptances purchased by a Revolving Facility Lender may be held by it for its own account until the contract maturity date or sold by it at any time prior to that date in any relevant Canadian market in such person’s sole discretion. Each Borrower hereby renounces, and shall not claim or request or require any Revolving Facility Lender to claim, any days of grace for the payment of any Bankers’ Acceptance or other B/A Instrument.

Part D. Presigned Draft Forms.

9. To enable the Revolving Facility Lenders to create Bankers’ Acceptances or complete Drafts in the manner specified in this Schedule 2.13(g) and the Credit Agreement, the applicable Borrower shall supply each Revolving Facility Lender with such number of Drafts as it

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may reasonably request, duly endorsed and executed on behalf of the applicable Borrower. Each Revolving Facility Lender is hereby authorized to issue such Bankers’ Acceptances or Drafts endorsed in blank in such Face Amounts as may be determined by such Revolving Facility Lender, provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances or Drafts required to be accepted or purchased by such Revolving Facility Lender. None of the Revolving Facility Lenders and their respective directors, officers, employees or representatives (collectively, “Revolving Facility Lender Persons”) shall be responsible or liable for any such Revolving Facility Lender’s failure to accept and/or purchase a B/A Instrument if the cause of such failure is, in whole or in part, due to the failure of the applicable Borrower to provide duly executed and endorsed B/A Instruments to such Revolving Facility Lender on a timely basis nor shall any such Revolving Facility Lender Person be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except loss or improper use arising by reason of the gross negligence or willful misconduct or fraud of such Revolving Facility Lender Person (as determined by a court of competent jurisdiction in a final non-appealable judgment), nor shall any such Revolving Facility Lender Person be liable for any other action taken or omitted to be taken by any of them under Section 9 or 10 of this Schedule 2.13(g), except for such Revolving Facility Lender Person’s own gross negligence, willful misconduct or fraud (as determined by a court of competent jurisdiction in a final non-appealable judgment). Each Revolving Facility Lender will exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by the Lux Borrower, promptly advise the Lux Borrower of the number and designations, if any, of uncompleted Drafts held by it for the Borrowers. The signature of any officer of the applicable Borrower on a Draft may be mechanically reproduced and B/A Instruments bearing facsimile signature shall be binding upon the applicable Borrower as if they had been manually signed. Even if the individuals whose manual or facsimile signature appears on any B/A Instrument no longer hold office at the date of signature, at the date of its acceptance by the Revolving Facility Lender or at any time after such date, any B/A Instrument so signed shall be valid and binding upon the applicable Borrower.

10. Upon the request of any Revolving Facility Lender, the applicable Borrower shall provide to such Revolving Facility Lender a power of attorney to complete, sign, endorse and issue B/A Instruments on behalf of the applicable Borrower in form and substance satisfactory to such Revolving Facility Lender. Alternatively, at the request of any Revolving Facility Lender, the applicable Borrower shall deliver to such Lender a “depository bill” which complies with the requirements of the Depository Bills and Notes Act (Canada), and hereby consents to the deposit of any Bankers’ Acceptance in the form of a depository bill in the book-based debt clearance systems maintained by the Canadian Depository of Securities Limited or other recognized clearing house. In such circumstances, the delivery of Bankers’ Acceptances shall be governed by the clearance procedures established thereunder. The applicable Borrower shall, by written notice to the Administrative Agent, designate the Persons authorized to give the Revolving Facility Lenders instructions regarding the manner in which B/A Instruments are to be completed and the times at which they are to be issued and the Revolving Facility Lenders shall only complete B/A Instruments under Sections 9 and 10 of this Schedule 2.13(g) in accordance with such instructions.

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Part E. Payment, Conversion or Renewal of B/A Instruments.

11. Upon the maturity of a B/A Instrument, the applicable Borrower may (i) elect to issue a replacement B/A Instrument by giving an Interest Election Request in accordance with Section 2.07 of the Credit Agreement (provided that applicable Lux Borrower shall pay to the Administrative Agent for the account of the Revolving Facility Lenders such additional amounts, if any, as shall be necessary to effect payment in full of the Face Amount of the B/A Instrument maturing on such day), (ii) elect to have all or a portion of the Face Amount of the B/A Instrument converted to a Canadian Prime Rate Loan by giving an Interest Election Request in accordance with Section 2.07 of the Credit Agreement, or (iii) pay, on or before 10:00 a.m. (Toronto time) on the maturity date for the B/A Instrument, an amount in Canadian Dollars equal to the Face Amount of the B/A Instrument (notwithstanding that the Revolving Facility Lender may be the holder of it at maturity). Any such payment in an amount in Canadian Dollars equal to the Face Amount of the B/A Instrument shall satisfy the Borrowers’ obligations under the B/A Instrument to which it relates and the relevant Revolving Facility Lender shall then be solely responsible for the payment of the B/A Instrument.

12. If the Borrowers (i) fail to pay any B/A Instrument when due or (ii) fail to issue a replacement B/A Instrument which gives rise to B/A Discount Proceeds which together with additional amounts then paid to the Administrative Agent for the account of the Revolving Facility Lenders in respect of such maturing B/A Instrument at least equal the Face Amount of such maturing B/A Instrument pursuant to Section 11 (i) hereof or (iii) fail to elect to convert all or a portion of the Face Amount of such B/A Instrument to a Canadian Prime Rate Loan pursuant to Section 11 (ii) hereof, then the unpaid amount due and payable shall be converted to a Canadian Prime Rate Loan made by the Revolving Facility Lenders ratably and shall bear interest calculated and payable as provided in Section 2.13 of the Credit Agreement. This conversion shall occur as of the due date and without any necessity for any Borrower to give an Interest Election Request.

13. On any date on which a Bankers’ Acceptance Loan is created, purchased, converted or continued, the Administrative Agent shall be entitled to net all amounts payable on such date by the Administrative Agent to a Revolving Facility Lender against all amounts payable on such date by such Revolving Facility Lender to the Administrative Agent. Similarly, on any such date the Borrowers hereby authorize each Revolving Facility Lender to net all amounts payable on such date by such Lender to the Canadian Sub-Agent for the account of the Lux Borrower, against all amounts payable on such date by the Borrowers to such Revolving Facility Lender in accordance with the Administrative Agent’s calculations.

14. Except for the requirement to pay immediately upon acceleration of the Revolving Facility Loans pursuant to Article VII of the Credit Agreement, the Borrowers shall pay to the Administrative Agent an amount in Canadian Dollars equal to the Face Amount of each Bankers’ Acceptance Loan requested by the any Borrower on the maturity date thereof (notwithstanding that the Revolving Facility Lender may be the holder of it at maturity).

Part F. Circumstances Making Bankers’ Acceptances Unavailable.

15. If, (A) by reason of circumstances affecting the money market generally, as determined in good faith by the Administrative Agent acting reasonably and in respect of which the Administrative Agent shall have given notice to the Lux Borrower of the occurrence and particulars thereof, there is no market for Bankers’ Acceptances or Revolving Facility Lenders

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cannot readily sell bankers’ acceptances or perform their obligations under the Credit Agreement with respect to bankers’ acceptances or (B) the Administrative Agent is advised by the Majority Lenders under a Revolving Facility that the CDOR Rate will not or does not accurately reflect the cost of funds of such Lenders or the discount rate which would be applicable to a sale of B/A Instruments accepted or purchased by such lenders, then (i) the right of the Borrowers to request a Bankers’ Acceptance Loan shall be suspended until the circumstances causing a suspension no longer exist, (ii) any applicable Borrowing Request or Interest Election Request which is outstanding shall either: (x) be cancelled and the requested Bankers’ Acceptance Loan shall not be made or (y) the Administrative Agent may, acting reasonably and taking into account any circumstances then affecting the Revolving Facility Lenders and the availability of Loans, at the direction of the applicable Borrower, deem the aforementioned Borrowing Request or Interest Election Request (as applicable) a Borrowing Request or Interest Election Request (as applicable) for Canadian Prime Rate Loans.

The Administrative Agent shall promptly notify the Lux Borrower of the suspension of the Borrowers’ right to request a Bankers’ Acceptance Loan and of the termination of any suspension.

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